Exhibit (a)(1)(i)

OFFER TO EXCHANGE

NEXPOINT STRATEGIC OPPORTUNITIES FUND

300 Crescent Court

Suite 700

Dallas, Texas 75201

OFFER TO EXCHANGE

COMMON SHARES, PAR VALUE $0.001 PER SHARE,

FOR

5.50% SERIES A CUMULATIVE PREFERRED SHARES, PAR VALUE $0.001 AND

LIQUIDATION PREFERENCE $25.00 PER SHARE AND CASH

Dated October 30, 2020

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 10, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH DATE AND

TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

To the Shareholders of NexPoint Strategic Opportunities Fund:

NexPoint Strategic Opportunities Fund, a Delaware statutory trust (the “Company,” “we,” “us,” or “our”), is offering to exchange the Company’s currently outstanding common shares of beneficial interest, par value $0.001 per share (“Common Shares”), for newly-issued shares of the Company’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 and liquidation preference $25.00 per share (“Series A Preferred Shares”) and cash, on the terms and subject to the conditions set forth in this offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”).

On the terms and subject to the conditions of the Exchange Offer (as defined below), we will determine the single per Common Share price, not less than $10.00 nor greater than $12.00 per Common Share, less any applicable withholding taxes and without interest, that we will pay for Common Shares validly tendered and not withdrawn in the Exchange Offer, taking into account the total number of Common Shares so tendered and the prices specified by the tendering shareholders. We will select this single per Common Share price (the “Purchase Price”) as the lowest purchase price (in increments of $0.25) within the indicated range that will enable us to purchase the maximum number of Common Shares for an aggregate purchase price not to exceed $150,000,000, or all Common Shares validly tendered and not properly withdrawn in the event that less than $150,000,000 in aggregate purchase price is validly tendered and not properly withdrawn. For example, if the lowest price indicated is $10.00 per Common Share, the Company will purchase up to 15 million Common Shares. Conversely, if the lowest price indicated is $12.00 per Common Share, the Company will purchase up to 12.5 million Common Shares. The maximum aggregate purchase price for all Common Shares will be $150,000,000, regardless of the actual purchase price per Common Share.

Tendering shareholders will each receive an amount (the “Exchange Consideration”) that is the product of (A) the Purchase Price and (B) the number of Common Shares validly tendered and not withdrawn in the Exchange Offer. The Exchange Consideration will consist of (i) Series A Preferred Shares, valued at their liquidation preference of $25.00 per share, in an amount equal to approximately 80% of the Exchange Consideration (the “Preferred Share Consideration”) and (ii) cash in an amount equal to the difference between (A) the Exchange Consideration and (B) the value of the Preferred Share Consideration. No fractional Series A Preferred Shares will be issued. If the Preferred Share Consideration would otherwise include a fractional Series A Preferred Share, the Preferred Share Consideration will be rounded down to the nearest whole Series A Preferred Share and the amount of Exchange Consideration that would otherwise have been represented by such fractional Series A Preferred Share will be paid in cash as part of the Cash Consideration to the tendering shareholder. We refer to this offer, on the terms and subject to the conditions set forth herein, as the “Exchange Offer.”

All Common Shares that we acquire in the Exchange Offer will be acquired at the Purchase Price, regardless of whether the shareholder tendered at a lower price. We will purchase only Common Shares validly tendered at prices at or below the applicable Purchase Price and not properly withdrawn at or prior to the Expiration Date of the Exchange Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Exchange, we may not purchase all of the Common Shares tendered even if shareholders tendered at or below the Purchase Price, if the Exchange Offer is oversubscribed. We will not purchase Common Shares tendered at prices greater than the Purchase Price. Common Shares tendered but not purchased in the Exchange Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the per Common Share purchase price range and to increase or decrease the aggregate purchase price of Common Shares sought in the Exchange Offer, subject to applicable law and the authorization of our Board of Trustees (the “Board”). In accordance with the rules of the Securities Exchange Commission (the “SEC”), if more than $150,000,000 in aggregate purchase price of Common Shares is tendered in the Exchange Offer at or below the Purchase Price, subject to the authorization of our Board, we may increase the aggregate purchase price of Common Shares accepted for exchange in the Exchange Offer by no more than 2% of the outstanding Common Shares without extending the Expiration Date.

The Exchange Offer is conditioned on, among other things, holders tendering (and not properly withdrawing) Common Shares representing a Purchase Price of at least $75,000,000 at or prior to the Expiration Date (the “Minimum Tender Condition”). See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Following the consummation of the Exchange Offer, each untendered Common Share will continue to be outstanding and otherwise unaffected by the Exchange Offer, other than being subordinate to the Series A Preferred Shares in right of payment of dividends and distributions upon liquidation.

Holders of Series A Preferred Shares will be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum of the $25.00 per share liquidation preference on the Series A Preferred Shares. Dividends and distributions on Series A Preferred Shares will be payable quarterly on March 31, June 30, September 30 and December 31 in each year commencing on March 31, 2021. The Series A Preferred Shares may be redeemed by the Company, subject to certain restrictions, on or after December 15, 2023 and are subject to mandatory redemption by the Company in certain circumstances. The Series A Preferred Shares will rank on parity with any future preferred shares and senior to the Common Shares with respect to dividend and distribution rights and rights upon liquidation of the Company. See “Special Characteristics and Risks of the Series A Preferred Shares—Redemption” and “—Special Note Regarding the Use of Dates in this Offer to Exchange” in this Offer to Exchange.

As of October 29, 2020, there were 45,626,296 Common Shares outstanding, and all calculations of percentage ownership in this Offer to Exchange are based on such number of outstanding Common Shares. As of October 29, 2020, 4,800,000 Series A Preferred Shares were designated, with none issued or outstanding. Our Common Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “NHF”. The Company’s net asset value (“NAV”) per common share at the close of business on October 29, 2020 was $16.69 and the last reported sale price of a Common Share on the NYSE on that day was $9.14.

Application will be made to list the Series A Preferred Shares on the NYSE. If the application is approved, the Series A Preferred Shares are expected to commence trading on the NYSE within thirty days of the date of issuance.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Investment Company Act of 1940 (the “1940 Act”) and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the SEC. Materials filed with the SEC can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or downloaded from the SEC’s website at www.sec.gov. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s e-mail address (publicinfo@sec.gov) or by writing the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549-0102. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

The Series A Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange and any applicable Offer to Exchange Supplement. The Company has not authorized anyone to provide you with different information. The Company is not making an offer to offer the Series A Preferred Shares in any state where the offer or sale is not permitted. You should not assume that the information contained in this Offer to Exchange and any applicable Offer to Exchange Supplement is accurate as of any date other than the date of this Offer to Exchange or the date of the applicable Offer to Exchange Supplement.

IMPORTANT

THE COMPANY MAKES NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF THEIR COMMON SHARES TO EXCHANGE.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY SHAREHOLDERS SHOULD PARTICIPATE IN THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

THE CONTENTS OF THIS OFFER TO EXCHANGE ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH SHAREHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. INVESTMENT IN THE SERIES A PREFERRED SHARES MAY NOT BE SUITABLE FOR ALL SHAREHOLDERS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Exchange Offer may be directed to the Company’s Information Agent:

AST Fund Solutions, LLC

48 Wall Street, 22nd. Floor,

New York, NY 10005

Please Call Toll Free: (800) 829-6554

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Company, the Investment Adviser or any of its respective affiliates or any other person or entity of the results that will actually be achieved by the Company. None of the Company, the Investment Adviser or its respective affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

v

NOTICE TO INVESTORS

We are relying on Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Exchange, other than those contained in, or incorporated by reference into, this Offer to Exchange. If given or made, such information or representations may not be relied upon as having been authorized by us.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offer to Exchange is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Exchange nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof; however, if a material change occurs in the information contained in this Offer to Exchange, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date.

No representation is made to any holder regarding the legality of an investment in the Series A Preferred Shares under any applicable legal investment or similar laws or regulations. The contents of this Offer to Exchange are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer. Questions regarding the Exchange Offer, requests for assistance in tendering your Common Shares or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to the Company’s Information Agent, AST Fund Solutions, LLC, toll-Free: (800) 829-6554 Holders of Common Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

SUMMARY TERM SHEET

This Summary Term Sheet sets forth certain terms of the Series A Preferred Shares and the Exchange Offer. This section outlines certain specific legal and financial terms of the Series A Preferred Shares that are more generally described under the headings “Description of the Series A Preferred Shares”, “Special Characteristics and Risks of the Series A Preferred Shares” and “Description of the Securities.” Capitalized terms used in this Summary Term Sheet and not otherwise defined shall have the meanings ascribed to them elsewhere in this Offer to Exchange or in the Statement of Preferences (as defined herein) governing and establishing the terms of the Series A Preferred Shares.

The Company	The Company is a non-diversified, closed-end management investment company. The Company commenced operations on June 29, 2006, following its initial public offering. NexPoint Advisors, L.P. (the “Investment Adviser”) is the investment adviser and administrator of the Company. Throughout this Offer to Exchange, we refer to NexPoint Strategic Opportunities Fund as the “Company” or as “we.”

The Company’s outstanding common shares of beneficial interest (“Common Shares”), par value $0.001 per share, are listed on the New York Stock Exchange (“NYSE”) under the symbol “NHF.”

At a special meeting of shareholders on August 28, 2020, shareholders approved proposals to (i) to change the Company’s business from a registered investment company that invests primarily in debt and equity securities to a diversified REIT, (ii) to amend the Company’s fundamental investment restrictions to permit the Company to engage in its new business (collectively, the “Conversion”), and (iii) to amend and restate the Company’s Agreement and Declaration of Trust. Although the Company has begun taking steps to implement the Conversion, it is still contingent upon regulatory approval and the ability to reconfigure the Company’s portfolio to attain REIT status and deregister as an investment company. The time required to reconfigure the Company’s portfolio could be impacted by, among other things, the COVID-19 pandemic and related market volatility, determinations to preserve capital, the Company’s ability to identify and execute on desirable investments, and applicable regulatory, lender and governance requirements.

Securities Subject to the Exchange Offer	Common Shares of the Company

No Recommendation

Neither we, our Board of Trustees of the Company (the “Board”), the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Common Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the

Common Shares and the Series A Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant.

The Exchange Offer may not be suitable for all shareholders. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors and Special Considerations” before deciding whether to participate in the Exchange Offer.

Terms of the Exchange Offer	We are conducting the Exchange Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per Common Share (in increments of $0.25) within a price range specified by us at which you are willing to sell your Common Shares. The price range for the Exchange Offer is $10.00 to $12.00 per Common Share. We will determine the Purchase Price that we will pay per Common Share promptly after the Expiration Date. The Purchase Price will be the lowest price within the specified range that will allow us to purchase up to $150,000,000 in value of Common Shares at such price, based on the number of Common Shares tendered. If fewer Common Shares are validly tendered, we will select the lowest price that will allow us to buy all the Common Shares that are validly tendered and not properly withdrawn at or prior to the Expiration Date. For example, if the lowest price indicated is $10.00 per Common Share, the Company will purchase up to 15 million Common Shares. Conversely, if the lowest price indicated is $12.00 per Common Share, the Company will purchase up to 12.5 million Common Shares. The maximum aggregate purchase price for all Common Shares will be $150,000,000, regardless of the actual purchase price per Common Share.

The Purchase Price will not be less than $10.00 nor greater than $12.00 per Common Share. The closing sale price for the Common Shares on the NYSE on October 29, 2020, the last full trading day before the public announcement of our intention to commence the Exchange Offer, was $9.14. We will pay the same per Common Share Purchase Price in a combination of cash and Series A Preferred Shares, less any applicable withholding taxes and without interest, for all the Common Shares we purchase in the Exchange Offer, even if some of the Common Shares are tendered at a price below the Purchase Price. We will not purchase any Common Shares tendered at a price above the Purchase Price. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

Tendering shareholders will each receive an amount (the “Exchange Consideration”) that is the product of (A) the Purchase Price and (B) the number of Common Shares validly tendered and not withdrawn in the Exchange Offer. The Exchange Consideration will consist of (i) Series A Preferred Shares, valued at their liquidation preference of $25.00 per share, in an amount equal to approximately 80% of the Exchange Consideration (the “Preferred Share Consideration”) and (ii) cash in an amount equal to the difference between (A) the Exchange Consideration and (B) the value of the Preferred Share Consideration. No fractional Series A Preferred Shares will be issued. If the Preferred Share Consideration would otherwise include a fractional Series A Preferred Share, the Preferred Share Consideration will be rounded down to the nearest whole Series A Preferred Share and the amount of Exchange Consideration that would otherwise have been represented by such fractional Series A Preferred Share will be paid in cash as part of the Cash Consideration to the tendering shareholder.

If you wish to maximize the chance that your Common Shares will be purchased in the Exchange Offer, you should check the box in the section of the Letter of Transmittal captioned “Common Shares Tendered at Price Determined in the Exchange Offer.” If you agree to accept the Purchase Price determined in the Exchange Offer, your Common Shares will be deemed to be tendered at the minimum price of $10.00 per Common Share, less any applicable withholding taxes and without interest. You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your Shares being purchased at the minimum price per Common Share.

See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw previously tendered Common Shares at any time before the Expiration Time on the Expiration Date. In addition, you may withdraw any tendered Common Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on October 30, 2020.

To withdraw previously tendered Common Shares, you are required to submit a notice of withdrawal to the Depositary, in accordance with the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The Exchange Offer is conditioned on, among other things, holders tendering (and not properly withdrawing) Common Shares representing a Purchase Price of at least $75,000,000 prior to the Expiration Date (the “Minimum Tender Condition”). See “The Exchange Offer—Conditions to the Exchange Offer.” If any condition is not satisfied or waived, the Company may, in its sole discretion, terminate the Exchange Offer.

Expiration Date

The Exchange Offer will expire at 5:00 p.m., New York City time (the “Expiration Time”), on December 10, 2020, unless extended by us (such date, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. If we decide to extend the

Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., Eastern time, on the first business day following the previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date” and “—Extension, Termination or Amendment.”

Consideration Cap and Proration	The consideration offered to holders of Common Shares is limited to $150,000,000 in aggregate purchase price of Common Shares (the “Consideration Cap”). If more than $150,000,000 in aggregate purchase price of Common Shares are validly tendered at or below the Purchase Price and not properly withdrawn at or prior to the Expiration Date for the Exchange Offer, the Common Shares so tendered will be accepted on a pro rata basis such that the aggregate Exchange Consideration equals the Consideration Cap, subject to the “odd lot” priority and conditional tender provisions described in this Offer to Exchange. In particular, each valid tender of Common Shares would be multiplied by a proration factor equal to (A) the Consideration Cap divided by (B) the Exchange Consideration that would be due in respect of the Common Shares validly tendered and not withdrawn absent the Consideration Cap.

Common Shares accepted for exchange on a prorated basis will be determined by multiplying each holder’s tender by the applicable proration factor; provided, however that Common Shares will be accepted for exchange first from all holders of “odd lots” of less than 100 Common Shares who validly tender all of their Common Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Exchange Offer. Common Shares tendered that are not accepted will be returned to the tendering holder promptly following the earlier of the Expiration Date or termination of the Exchange Offer.

If necessary to permit us to purchase $150,000,000 in aggregate purchase price of Common Shares (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board), we will purchase Common Shares from shareholders who have tendered Common Shares, subject to the condition that a minimum number of Common Shares be purchased, at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied because of proration), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares at or below the Purchase Price.

If tenders of Common Shares will be prorated, we will announce the results of proration by press release promptly after the Expiration Date. So long as the conditions to the Exchange Offer described herein are satisfied, and subject to the Consideration Cap and, as necessary, proration, we intend to accept for exchange all Common Shares validly tendered at or below the Purchase Price and not properly withdrawn at or prior to the Expiration Date, and will only prorate tenders of Common Shares if necessary to ensure the Consideration Cap is not exceeded.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price.

See “The Exchange Offer—Proration.”

Settlement Date	The settlement date in respect of Common Shares validly surrendered and accepted for exchange in the Exchange Offer will occur at the closing of the Exchange Offer. We expect the closing to be within 3 business days after the Expiration Date.

How to Tender your Common Shares	Either:

(i) You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depositary (as defined below) at the address appearing on the back cover page of this document;

(ii) The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

(iii) You must comply with the guaranteed delivery procedure.

See “The Exchange Offer—Procedure for Tendering.”

If you have questions, please call the Information Agent at the toll-free number below.

Dividend Rate and Liquidation Preference of Series A Preferred Shares	Dividends and distributions on the Series A Preferred Shares are cumulative from their original issue date at the annual rate of 5.50% of the $25.00 per share liquidation preference on the Series A Preferred Shares.

Dividend Payment Date for the Series A Preferred Shares	Holders of Series A Preferred Shares will be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum of the $25.00 per share liquidation preference on the Series A Preferred Shares. Dividends and distributions will be paid quarterly on March 31, June 30, September 30 and December 31 in each year, commencing on March 31, 2021.

Non-Call Period/ Redemption of Series A Preferred Shares	The Series A Preferred Shares generally may not be called for redemption at the option of the Company prior to December 15, 2023 (the “Optional Redemption Date”). For so long as the Company remains registered as an investment company under the 1940 Act, the Company reserves the right, however, to redeem the Series A Preferred Shares at any time if it is necessary, in the judgment of the Board, to maintain its qualification for taxation as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, after the deregistering as an investment company, the Company reserves the right to redeem the Series A Preferred Shares at any time if it is necessary, in the judgment of the Board, to maintain its qualification for taxation as a real estate investment trust (a “REIT”) under Subchapter M of the Code. For so long as the Company remains registered as an investment company under the 1940 Act, the Company may also be required under certain circumstances to mandatorily redeem Series A Preferred Shares before the Optional Redemption Date in order to meet certain regulatory asset coverage requirements under the 1940 Act.

Commencing on the Optional Redemption Date, and thereafter, to the extent permitted by the Delaware Statutory Trust Act (the “DSTA”) and, if applicable, the 1940 Act, the Company may at any time, upon notice of redemption, redeem the Series A Preferred Shares in whole or in part at the liquidation preference per share plus accumulated unpaid dividends through the date of redemption.

See “—Special Note Regarding the Use of Dates in this Offer to Exchange.”

Stock Exchange Listing of Series A Preferred Shares	Application will be made to list the Series A Preferred Shares on the NYSE. Prior to this offering, there has been no public market for Series A Preferred Shares. If the application is approved, it is anticipated that trading on the NYSE will begin within thirty days from the date of the Expiration Date. Consequently, it is anticipated that, prior to the commencement of trading on the NYSE, an investment in Series A Preferred Shares will be illiquid.

Tax Treatment of Series A Preferred Shares	The Statement of Preferences requires that holders of the Series A Preferred Shares treat such shares as equity of the Company for all U.S. federal, local and other income tax purposes, unless another treatment is required by law.

Taxation	See “Taxation” for a discussion of certain U.S. federal income tax considerations with respect to the Exchange Offer.

ERISA	See “Certain Employee Benefit Plan and IRA Considerations.”

Information Agent	AST Fund Solutions, LLC (48 Wall Street, 22nd. Floor, New York, NY 10005; telephone (800) 829-6554) will serve as Information Agent for the Exchange Offer.

Depositary	American Stock Transfer & Trust Company, LLC (6201 15th Avenue, Brooklyn, New York 11219; telephone (877) 248-6417) will serve as Depositary for the Exchange Offer.

Custodian, Transfer Agent and Dividend Disbursing Agent	The custodian of the assets of the Company is Bank of New York Mellon (240 Greenwich Street, New York, New York 10286). The custodian performs custodial services for the Company.

American Stock Transfer & Trust Company, LLC (6201 15th Avenue, Brooklyn, New York 11219; telephone (877) 248-6417) serves as the Company’s transfer agent with respect to its securities and will serve as transfer agent and dividend disbursing agent with respect to the Series A Preferred Shares.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of Common Shares and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the sections entitled “Risk Factors and Special Considerations” and the documents incorporated by reference into this Offer to Exchange.

1. Who is making the Exchange Offer?

The Company, a Delaware statutory trust and the issuer of the Common Shares, is making the Exchange Offer.

The address of the Company’s principal executive office is 300 Crescent Court, Suite 700, Dallas, Texas 75201, and its telephone number at that address is (866) 351-4440.

2. What is the purpose of the Exchange Offer?

Shares of closed-end funds, like the Company, often trade at a discount to net asset value (“NAV”). The Board and the Investment Adviser regularly evaluate and implement potential solutions to address the Company’s trading discount to NAV, which have included:

•

the Common Share repurchase program that had been in effect prior to the commencement of the Exchange Offer, which had provided for repurchases of up to 10% of the Common Shares over a one-year period beginning April 24, 2020;

•	the Conversion proposal, which was approved by shareholders at the special meeting on August 28, 2020 (the “Special Meeting”);

•

publishing additional commentary on the Company’s holdings in order to provide shareholders with additional information about the management of the Company and greater transparency into the portfolio and the holdings in the Company’s REIT subsidiaries; and

•	communicating regularly with existing and prospective shareholders.

Although the Board and the Investment Adviser had believed that these measures would help to narrow the trading discount to NAV, the discount, while narrowing initially upon the announcement of the Conversion proposal, has instead continued to widen since the approval of the Conversion at the Special Meeting. See “Market and Net Asset Value Information.”

The purpose of the Exchange Offer is provide holders of Common Shares with an opportunity to exchange their Common Shares at a premium to the current market price, while increasing the NAV per Common Share for holders of Common Shares who choose not to participate, or not to participate fully, in the Exchange Offer. In particular, the Board and the Investment Adviser believe that the Exchange Offer:

•

would allow a significant number of shareholders to tender their Common Shares at a premium to the current market price of up to 31.3% (based on the closing price per Common Share of $9.14 on October 29, 2020 and the maximum proposed Purchase Price of $12.00 per Common Share);

•

will increase the NAV per Common Share by as much as 10.6% if Exchange Offer is fully subscribed (based on the Company’s NAV per Common Share of $16.69 on October 29, 2020 and the maximum proposed Purchase Price of $12.00 per Common Share); and

•	has the potential to narrow the trading discount to NAV.

If the Exchange Offer is fully subscribed, the net income earned by the Company (and therefore allocated to the holders of Common Shares) is estimated to decrease by approximately 0.29% per year due to the additional costs of paying dividends on the Series A Preferred Shares. This 0.29% decrease is equivalent to approximately $0.06 per Common Share. The Board and the Investment Adviser believe this reduction in income will be offset by the increase in NAV per Common Share, which as noted above is estimated to be up to 10.6%, or $1.77, per Common Share, assuming the Exchange Offer is fully subscribed at a price of $12.00 per Common Share. In addition, the Board and the Investment Adviser also believe that the leverage represented by the issuance of the Series A Preferred Shares will benefit the holders of the remaining Common Shares by, over the long term, increasing the income and/or capital appreciation attributable to the Common Shares. See “Risk Factors and Special Considerations—The Exchange Offer is expected to result in a reduction in income attributable to common shareholders.”

There can be no assurance that the Exchange Offer will result in a narrowing of the trading discount. In addition, the use of leverage involves risk. See “Risk Factors and Special Considerations—Leverage Risk.”

3. Are you making a recommendation whether I should tender Common Shares in the Exchange Offer?

No. While we believe the Exchange Offer offers benefits to the Company and to holders of Common Shares, the Exchange Offer may not be suitable, or equally suitable, for all holders of Common Shares, and the decision as to whether to tender Common Shares in the Exchange Offer will not be the same for all holders. Neither we, our Board, the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Common Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Common Share and the Series A Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risk Factors and Special Considerations.”

4. Who may participate in the Exchange Offer?

The Exchange Offer is being made exclusively to existing holders of Common Shares.

5. What will I receive in the Exchange Offer if some or all of my Common Shares are accepted for exchange?

You will receive a combination of cash and newly-issued Series A Preferred Shares.

We will determine the single per Common Share price, not less than $10.00 nor greater than $12.00 per Common Share, less any applicable withholding taxes and without interest, that we will pay for Common Shares validly tendered and not withdrawn in the Exchange Offer, taking into account the total number of Common Shares so tendered and the prices specified by the tendering shareholders. We will select this single per Common Share price (the “Purchase Price”) as the lowest purchase price (in increments of $0.25) within the indicated range that will enable us to purchase the maximum number of Common Shares for an aggregate purchase price not to exceed $150,000,000, or all Common Shares validly tendered and not properly withdrawn in the event that less than $150,000,000 in aggregate purchase price is validly tendered and not properly withdrawn.

Tendering shareholders will each receive an amount (the “Exchange Consideration”) that is the product of (A) the Purchase Price and (B) the number of Common Shares validly tendered and not withdrawn in the Exchange Offer. The Exchange Consideration will consist of (i) Series A Preferred Shares, valued at their liquidation preference of $25.00 per share, in an amount equal to approximately 80% of the Exchange Consideration (the “Preferred Share Consideration”) and (ii) cash in an amount equal to the difference between (A) the Exchange Consideration and (B) the value of the Preferred Share Consideration. No fractional Series A Preferred Shares will be issued. If the Preferred Share Consideration would otherwise include a fractional Series A Preferred Share, the Preferred Share Consideration will be rounded down to the nearest whole Series A Preferred Share and the amount of Exchange Consideration that would otherwise have been represented by such fractional Series A Preferred Share will be paid in cash as part of the Cash Consideration to the tendering shareholder.

6. What is the maximum aggregate purchase price of Common Shares the Company will acquire in the Exchange Offer?

The Company is offering to exchange up to $150,000,000 in aggregate purchase price of Common Shares. If all conditions to the Exchange Offer are satisfied or waived, we will acquire Common Shares from all tendering holders, subject, as necessary, to proration.

7. What happens if the number of Common Shares tendered would be exchangeable for more than $150,000,000 in aggregate purchase price of Common Shares?

The total consideration offered to holders of Common Shares is limited to $150,000,000 in aggregate purchase price of Common Shares (the “Consideration Cap”). If more than $150,000,000 in aggregate purchase price of Common Shares are validly tendered at or below the Purchase Price and not properly withdrawn at or prior to the Expiration Date for the Exchange Offer, shares so tendered will be accepted on a pro rata basis such that the aggregate Exchange Consideration equals the Consideration Cap, subject to the “odd lot” priority described under the heading “The Exchange Offer—Proration—Odd Lots” and the conditional tender provisions described under the heading “The Exchange Offer—Conditional Tenders of Common Shares.” In particular, each valid tender of Common Shares would be multiplied by a proration factor equal to (A) the Consideration Cap divided by (B) the Exchange Consideration that would be due in respect of the Common Shares validly tendered and not withdrawn absent the Consideration Cap. Common Shares accepted for exchange on a prorated basis will be determined by multiplying each holder’s tender by the applicable proration factor.

In accordance with the rules of the SEC, if more than $150,000,000 in aggregate purchase price of Common Shares is tendered in the Exchange Offer at or below the Purchase Price, subject to the authorization of our Board, we may increase the aggregate purchase price of Common Shares accepted for exchange in the Exchange Offer by no more than 2% of the outstanding Common Shares without extending the Expiration Date.

8. Do I have a choice as to whether to participate in the Exchange Offer?

Yes. Each shareholder will have the choice of retaining his, her or its Common Shares or exchanging such shares for the Exchange Consideration. Holders of Common Shares are not required to tender their shares in the Exchange Offer. If you do not tender your Common Shares in the Exchange Offer, you will continue to hold such shares. The Common Shares will remain listed on the NYSE.

9. May I tender only a portion of my Common Shares?

Yes. You may choose to tender any or all of your Common Shares.

10. When Will the Exchange Offer Expire? Under what circumstances can the Exchange Offer be extended, and how will I be notified of such extension?

Unless extended or terminated, the Exchange Offer will expire at 5:00 p.m. New York City time, on December 10, 2020.

The Company may, in its sole discretion, extend the Expiration Date for any reason. We will also extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date.

11. How do I tender my Common Shares in the Exchange Offer?

To tender Common Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Depositary, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered Common Shares will be exchanged for the Exchange Consideration only after timely receipt by the Depositary of such Common Shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares. If you need assistance tendering your Common Shares, please contact the Depositary whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “Terms of the Exchange Offer—Procedure for Tendering.”

12. What must I do if I want to withdraw my Common Shares from the Exchange Offer?

You may withdraw previously tendered Common Shares at any time before the expiration of the Exchange Offer. Any Common Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Common Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If you tendered your Common Shares through DTC, a withdrawal of your Common Shares will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer if any Common Shares you have tendered have not been accepted by us. Any notice of withdrawal must identify the Common Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process. See “The Exchange Offer—Withdrawal of Tenders.”

13. What are the conditions to consummation of the Exchange Offer?

The Exchange Offer is conditioned on, among other things, holders tendering (and not properly withdrawing) Common Shares representing a Purchase Price of at least $75,000,000 at or prior to the Expiration Date (the “Minimum Tender Condition”). See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

14. How will my rights and obligations as a holder of Common Shares be affected if I do not participate in the Exchange Offer?

The terms of the Common Shares that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, the Series A Preferred Shares will accrue dividends at an annual rate of 5.50%, unlike the Common Shares, and the Common Shares will be subordinate to the Series A Preferred Shares in respect of dividend payments and distributions upon liquidation. In addition, for so long as the Company remains registered as an investment company under the 1940 Act, the holders of the Series A Preferred Shares will have the right to elect, as a separate class, two Trustees to our Board and the Company may be prevented from paying dividends or distributions to holders of Common Shares if certain asset coverage ratios are not maintained. We anticipate that the two Trustees elected solely by the holders of the Series A Preferred

Shares would return to their positions as Trustees elected by both common and preferred shareholders voting together as a single class upon receipt of the Deregistration Order (as defined below). See “Risk Factors and Special Considerations—Special Risks to Holders of Common Shares.”

In addition, the Company has determined to reduce the monthly dividend to holders of Common Shares from $0.10 per Common Share to $0.05 per Common Share, commencing with the dividend to be paid on October 31, 2020. The Company currently expects to continue the Common Share dividend at this level at least until the Conversion is complete, at which time the Board may institute a different dividend policy. There can be no assurance that the monthly dividend will not be further reduced or eliminated completely in the future. See “Risk Factors and Special Considerations—We have reduced the monthly dividends to holders of our Common Shares in response to market conditions and the Exchange Offer.”

15. When and how will I receive the Exchange Consideration in exchange for my tendered Common Shares?

If all terms and conditions to the Exchange Offer are satisfied or waived, we will pay the Exchange Consideration in exchange for validly tendered and not withdrawn Common Shares, promptly after the Expiration Date. We refer to the date on which such exchange is made as the “settlement date.” The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Exchange Offer settlement date will occur on December 15, 2020 (three business days after the expiration date), although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals. See “The Exchange Offer—Tender of Common Shares; Acceptance of Common Shares.”

16. What are the terms of the Series A Preferred Shares?

Each Series A Preferred Share entitles its holder, among other things, to (i) quarterly cumulative dividends at an annual rate of 5.50%, in priority as to dividends over the Common Shares, (ii) a liquidation price of $25.00 per share, plus accumulated and unpaid dividends to the payment date in the case of the liquidation, dissolution or winding-up of the affairs of the Company, before any payment or distribution is made to holders of Common Shares, and, (iii) for so long as the Company remains registered as an investment company under the 1940 Act, a right, voting together as a separate class, to elect two Trustees to our Board. We may, at our sole option, commencing on December 15, 2023 redeem all or part of the outstanding shares of Series A Preferred Shares. See “Description of the Series A Preferred Shares.”

17. Will the Series A Preferred Shares be freely tradable? Will it be listed on a securities exchange?

The issuance of Series A Preferred Shares upon exchange of Common Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. As discussed below in the section entitled “Certain Securities Laws Considerations,” we expect that all of our shares of Series A Preferred Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption.

An application to list the Series A Preferred Shares on the NYSE will be filed and is expected to be approved concurrently with the closing of the Exchange Offer.

18. What are the tax consequences of the Exchange Offer to me?

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. We intend to treat the exchange of Common Shares for Series A Preferred Shares and cash as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated, you generally will recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the excess of the fair market value of your Series A Preferred Shares and cash received (excluding any cash in lieu of a fractional share) over your tax basis in the Common Shares, and (ii) the amount of cash received (less any cash attributable to a fractional share). You will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share). Cash received in lieu of a fractional share will generally be treated as received in exchange for the fractional share, and you will generally recognize the gain or loss thereon. See “Taxation” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

19. Will the Exchange Offer have any effect on the Company’s conversion from a RIC to a diversified REIT (the “Conversion”)?

No. The Exchange Offer is not expected to have any effect on the Conversion. The Company currently intends to continue with the Conversion process regardless of the outcome of the Exchange Offer. As of the date of this Offer to Exchange, the Investment Adviser continues to expect the Company to be able to transition its investment portfolio sufficient to qualify as a REIT for tax purposes by the first quarter of 2021 and will apply for an order from the SEC declaring that the Company has ceased to be an investment company (the “Deregistration Order”).

20. Whom can I contact for additional information?

If you would like additional copies, without charge, of this Offer to Exchange, or if you have questions regarding the Exchange Offer or require assistance in tendering your Common Shares, please contact the Company’s Information Agent: AST Fund Solutions, LLC, toll-free at (800) 829-6554.

Holders of Common Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

The following is a brief description of the terms of the Series A Preferred Shares. This is not a complete description and is subject to and entirely qualified by reference to the Statement of Preferences of the 5.50% Series A Cumulative Preferred Shares (the “Statement of Preferences”), attached to this Offer to Exchange as Appendix A. Any capitalized terms in this section and the “Special Characteristics and Risks of the Series A Preferred Shares” section of this Offer to Exchange that are not defined have the meaning assigned to them in the Statement of Preferences.

The Company’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) provides that the Board may authorize and issue classes of shares with rights and preferences as determined by the Board, by action of the Board without the approval of the holders of the Common Shares. Under the Declaration of Trust, the Board has the authority to classify or reclassify the Company’s unlimited authorized shares of capital stock as preferred shares, par value $0.001 per share. The Statement of Preferences authorizes the issuance of up to 4,800,000 Series A Preferred Shares. All Series A Preferred Shares will have a liquidation preference of $25.00 per share plus accumulated and unpaid dividends. Holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum (computed on the basis of a 360 day year consisting of twelve 30-day months) of the $25.00 per share liquidation preference on the Series A Preferred Shares. Dividends and distributions on Series A Preferred Shares will accumulate from the date of their original issue, which is expected to be December 15, 2020.

The Series A Preferred Shares, when issued by the Company and paid for pursuant to the terms of this Offer to Exchange, will be fully paid and non-assessable and will have no preemptive, exchange or conversion rights. Any Series A Preferred Shares purchased or redeemed by the Company will, after such purchase or redemption, have the status of authorized but unissued Common Shares. The Board may by resolution classify or reclassify any authorized and unissued Series A Preferred Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications or terms or conditions of redemption of such shares.

So long as any Series A Preferred Shares are outstanding, the Company may not, without the affirmative vote of the holders of two-thirds of the Company’s preferred shares outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Statement of Preferences so as to in the aggregate materially and adversely affect the rights and preferences of any preferred shares of the Company. To the extent permitted under the 1940 Act (for so long as it is applicable to the Company), in the event that more than one series of the Company’s preferred shares are outstanding, the Company will not affect any of the actions set forth in the preceding sentence which in the aggregate materially and adversely affects the rights and preferences for a series of preferred shares differently than such rights and preferences for any other series of preferred shares without the affirmative vote of the holders of at least two-thirds of the Company’s preferred shares outstanding of each series materially and adversely affected (each such materially and adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series A Preferred Shares will have exclusive voting rights on a Declaration of Trust amendment that would alter only the contract rights of the Series A Preferred Shares. The holders of the Series A Preferred Shares are not entitled to vote on any matter that affects the rights or interests of only one or more other series of the Company’s preferred shares. Unless a higher percentage is required under the Governing Documents (as defined in the Statement of Preferences) or applicable provisions of the DSTA or the 1940 Act, for so long as the Company remains registered as an investment company under the 1940 Act, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding preferred shares, including Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization (as defined in the 1940 Act) adversely affecting the Company’s preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of the Company’s preferred shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and preferred shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of preferred shares (including Series A Preferred Shares), pursuant to the Governing Documents shall not in and of itself be considered to materially and adversely affect the rights and preferences of the Company’s preferred shares and holders of the Series A Preferred Shares, by virtue of their acquisition of Series A Preferred Shares in this Exchange Offer, will be deemed to have authorized such issuances by the Board.

Any dividend payment made on the Series A Preferred Shares will first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

The disclosure set forth in this Description of the Series A Preferred Shares and under the heading “Special Characteristics and Risks of the Series A Preferred Shares” is intended to be a summary of the material provisions of the Series A Preferred Shares. Since this Description of the Series A Preferred Shares is only a summary, you should refer to the Statement of Preferences for a complete description of the obligations of the Company and your rights. The disclosure set forth in this Description of the Series A Preferred Shares and under the heading “Special Characteristics and Risks of the Series A Preferred Shares” supplements the description of the preferred shares set forth under the caption “Description of the Securities—Preferred Shares” in this Offer to Exchange, and in the event that any provision described in the disclosure set forth in this Description of the Series A Preferred Shares and under the heading “Special Characteristics and Risks of the Series A Preferred Shares” is inconsistent with any description contained elsewhere in this Offer to Exchange, the disclosure set forth in this Description of the Series A Preferred Shares and under the heading “Special Characteristics and Risks of the Series A Preferred Shares” will apply and supersede the description found elsewhere in this Offer to Exchange.

SUMMARY OF FEES AND EXPENSES

The following table shows the Company’s expenses, including preferred shares offering expenses, as a percentage of net assets attributable to Common Shares, assuming the maximum number of Series A Preferred Shares available in this Exchange Offer are issued.

Shareholder Transaction Expenses
Exchange Offer expenses borne by holders of Common Shares (as a percentage of minimum Purchase Price)	0.08%(1)
Dividend reinvestment and cash purchase plan fees	None(2)

	Percentage of Net Assets Attributable to Common Shares (Gives Effect to Leverage Through Borrowings(3))
Annual Expenses
Management fees	1.59	%(4)
Other expenses	1.26	%(5)
Dividend expense on short sales	0.02%
Interest payments on borrowed funds	0.35	%(6)
Remainder of other expenses	0.90%

Total annual expenses	2.86%
Dividends on Preferred Shares	1.07	%(7)
Total Annual Expenses and Dividends on Preferred Shares	3.93%

(1)	The fees and expenses of the Exchange offer will be borne by the Company and indirectly by all of its common shareholders, including those who do not participate in the Exchange Offer.
(2)	Common shareholders will pay a brokerage commission of $0.04 per share sold if they direct the Plan Agent to sell Common Shares held in a dividend reinvestment account.
(3)

Assumes leverage in the amount of 25% of net assets. As of June 30, 2020, the Company employed leverage in an amount equal to 16% of net assets. The Company may use leverage through borrowings and/or preferred shares, including the Series A Preferred Shares. The Company currently leverages through borrowings from one committed facility and through a master repurchase agreement (the “Existing Leverage”). Assuming the Series A Preferred Shares are issued in the Exchange Offer, the leverage represented by the Series A Preferred Shares will be in addition to the Existing Leverage.

(4)

Management fees are the investment advisory and administrative services fees paid to the Investment Adviser, which are computed based on Managed Assets. Such fees have been converted to net assets for purposes of the fee table presentation as follows: management fees, assuming no leverage, divided by (one minus the Company’s assumed leverage of 25% of the Company’s total assets). Because the base management fees of 1.20% (including an administrative fee of 0.20%) are based on the Company’s gross assets, when the Company uses leverage, the base management fees as a percentage of net assets attributable to Common Shares will increase because the Company’s common shareholders bear all of the fees and expenses of the Company.

(5)

“Other Expenses,” which is based on the Company’s estimated current expenses, includes costs associated with the Company’s short sales on securities, including dividend and interest expenses associated with securities sold short. When a cash dividend is declared or interest is payable on a security for which the Company holds a short position, the Company incurs the obligation to pay an amount equal to that dividend or interest to the lender of the shorted security. Thus, the estimate for dividend and interest expenses paid is also based on the dividend yields or interest payments of securities that would be sold short as part of anticipated trading practices (which may involve avoiding dividend or interest expenses with respect to certain short sale transactions by closing out the position prior to the underlying issuer’s ex-dividend or ex-interest date). “Other Expenses” also includes the dividend and interest expense that the Company is expected to incur during the current fiscal year.
(6)

Assumes the use of leverage in the form of borrowings representing 25% of the Company’s total assets (including assets obtained through such borrowing) at an effective annual interest rate cost to the Company of 2.64%. This variable rate is based on current interest rates under the Company’s borrowing facilities and is subject to change. The interest rate will increase in rising interest rate environments and, therefore, the actual interest expense borne by Company shareholders will increase over time in a rising interest rate environment. Our margin facility with BNP Paribas Prime Brokerage, Inc. has a rolling 90-day term. There is no guarantee that the Company will be able to renew its credit facility on these or other favorable terms in the future.

(7)	Dividends on Preferred Shares represent the distributions that would be made assuming $120 million of Series A Preferred Shares is issued with a fixed dividend rate of 5.50%.

EXAMPLE

The following example illustrates the projected expenses that you would pay on a $1,000 investment in Series A Preferred Shares (including the estimated costs of this Exchange Offer borne by the Company of $523,329), assuming (1) that the Company’s current net assets do not increase or decrease, (2) that the Company maintains a leverage ratio of 25% from all sources of leverage, (3) that the Company incurs total annual expenses and dividends on preferred shares of 1.07% of net assets attributable to Common Shares through year 10, and (4) a 5% annual return. The following example also assumes all dividends and distributions are reinvested at NAV. The example should not be considered a representation of future expenses, and actual expenses (including leverage and other expenses) may be greater or less than those shown.

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$40	$120	$202	$415

**

The example includes Dividends of Preferred Shares. If Dividends on Preferred Shares were not included in the example calculation, the expenses for the 1-, 3-, 5- and 10-year periods in the table above would be as follows (based on the same assumptions as above): $29, $89, $151 and $319.

CAPITALIZATION

The following table sets forth (i) the unaudited capitalization of the Company as of June 30, 2020, and (ii) the unaudited capitalization of the Company as adjusted to reflect capital activity through October 29, 2020 and the consummation of the Exchange Offer assuming the exchange of 15,000,000 Common Shares outstanding as of October 29, 2020 for 4,800,000 Series A Preferred Shares and $30,000,000 in cash, which assumes the minimum Purchase Price of $10.00, and the maximum issuance of 4,800,000 Series A Preferred Shares. The actual size of the Exchange Offer will vary depending on the Purchase Price and the number of Common Shares validly tendered and not properly withdrawn.

	Actual (unaudited)	As adjusted (unaudited)
Preferred Shares, $0.001 par value per share, 4,800,000 shares authorized	$0	$120,000,000

(The “Actual” column reflects the Company’s outstanding capitalization of preferred shares as of June 30, 2020. The “As adjusted” column assumes the issuance of 4,800,000 Series A Preferred Shares, $25.00 liquidation preference per share.)

Shareholders’ equity applicable to Common Shares:
Common Shares, $0.001 par value per share; unlimited shares authorized	45,634,716	30,626,296	[1]
(The “Actual” column reflects the Company’s outstanding capitalization of Common Shares as of June 30, 2020. The “As adjusted” column assumes the cancellation of 15,000,000 Common Shares.)
Paid-in capital in excess of par	1,224,517,939	967,009,463
Total distributable earnings (loss)	(419,373,537)	(355,488,676)
Net assets applicable to Common Shares	805,144,402	611,520,787
Liquidation preference of preferred shares	0	120,000,000
Net assets, plus the liquidation preference of preferred shares	805,144,402	731,520,787

[1]

Additional shares were cancelled during this period related to the Company’s Repurchase Program. Newly issued Common shares also occurred during this period related to the Company’s Dividend Reinvestment Plan.

For financial reporting purposes, while the Company remains registered as an investment company under the 1940 Act, the Company will deduct the liquidation preference of its outstanding preferred shares from “net assets,” so long as the senior securities have redemption features that are not solely within the control of the Company. Thus for accounting purposes, the Company’s preferred shares will be treated as debt (rather than equity). For all regulatory purposes, the Company’s preferred shares will be treated as equity (rather than debt).

ASSET COVERAGE RATIO

Pursuant to the 1940 Act, the Company generally will not be permitted to declare any dividend, or declare any other distribution, upon any outstanding Common Shares, purchase any Common Shares or issue preferred shares, unless, in every such case, all preferred shares issued by the Company have at the time of declaration of any such dividend or distribution or at the time of any such purchase or issuance an asset coverage of at least 200% (“1940 Act Asset Coverage Requirement”) after deducting the amount of such dividend, distribution, or purchase price, as the case may be. As of the date of this Offer to Exchange, all of the Company’s outstanding preferred shares are expected to have asset coverage on the date of issuance of the Series A Preferred Shares of approximately 684%, assuming the maximum number of Series A Preferred Shares available are issued in the Exchange Offer. The 1940 Asset Coverage Requirement will only be applicable for so long as the Company remains registered as an investment company under the 1940 Act.

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES A PREFERRED SHARES

Dividends

Holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum (computed on the basis of a 360 day year consisting of twelve 30 day months) of the $25.00 per share liquidation preference on the Series A Preferred Shares. Dividends and distributions on Series A Preferred Shares will accumulate from the date of their original issue, which is expected to be December 15, 2020.

Dividends and distributions will be payable quarterly on March 31, June 30, September 30 and December 31 in each year (each a “Dividend Payment Date”) commencing on March 31, 2021 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series A Preferred Shares as they appear on the share register of the Company at the close of business on the fifth Business Day preceding the Dividend Payment Date (each, a “Record Date”). Dividends and distributions on Series A Preferred Shares that were originally issued on the Date of Original Issue (i.e., the Series A Preferred Shares to be issued in this offering) shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series A Preferred Shares (i.e., any additional Series A Preferred Shares that may be issued in future offerings) will accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the date of original issue, in the case of the first dividend period after the first issuance of the Series A Preferred Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as shall be fixed by the Board that is not more than 30 days before the Dividend Payment Date.

No full dividends or distributions will be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor on all outstanding shares of any series of preferred shares of the Company ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all of the Company’s outstanding preferred shares, any dividends and distributions being paid on such preferred shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of preferred shares on the relevant Dividend Payment Date.

Restrictions on Issuance, Dividend, Redemption and Other Payments

For so long as the Company remains registered as an investment company under the 1940 Act, the Company is not permitted to issue preferred shares (such as the Series A Preferred Shares) unless immediately after such issuance the Company will have an asset coverage of at least 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing stock of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its stock). In general, the term “asset coverage” for this purpose means the ratio which the value of the total assets of the Company, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Company plus the aggregate of the involuntary liquidation preference of the preferred shares. The involuntary liquidation preference refers to the amount to which the preferred shares would be entitled on the involuntary liquidation of the Company in preference to a security junior to them.

For so long as the Company remains registered as an investment company under the 1940 Act, the Company is not permitted to declare any cash dividend or other distribution on its Common Shares or purchase its Common Shares unless, at the time of such declaration or purchase, the Company satisfies this 200% asset coverage requirement after deducting the amount of the dividend, distribution or purchase price, as applicable. In addition, for so long as the Company remains registered as an investment Company under the 1940 Act, the Company may be limited in its ability to declare any cash distribution on its shares (including the Series A Preferred Shares) or purchase its capital stock (including the Series A Preferred Shares) unless, at the time of such declaration or purchase, the Company has an asset coverage on its indebtedness, if any, of at least 300% after deducting the amount of such distribution or purchase price, as applicable. The 1940 Act contains an exception, however, that permits dividends to be declared upon any preferred shares issued by the Company (including the Series A Preferred Shares) if the Company’s indebtedness has an asset coverage of at least 200% at the time of declaration after deducting the amount of the dividend. In general, the term “asset coverage” for this purpose means the ratio which the value of the total assets of the Company, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Company.

The term “senior security” does not include any promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Company at the time when the loan is made. A loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed not to be for temporary purposes. For purposes of determining whether the 200% and 300% asset coverage requirements described above apply in connection with dividends or distributions on or purchases or redemptions of Series A Preferred Shares, the asset coverages may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination.

The foregoing asset coverage requirements will apply only for so long as the Company remains registered as an investment company under the 1940 Act.

Voting Rights

General. Except as otherwise provided in the Company’s Governing Documents (including the Statement of Preferences) or a resolution of the Board, or as required by applicable law, holders of Series A Preferred Shares will have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series A Preferred Shares will be entitled to one vote for each Series A Preferred Share held and the holders of the outstanding preferred shares of the Company, including Series A Preferred Shares, and the Common Shares will vote together as a single class.

Voting Rights under the 1940 Act. Notwithstanding the foregoing, for so long as the Company remains registered as an investment company under the 1940 Act, the holders of the outstanding preferred shares of the Company, including Series A Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Company, to elect two of the Company’s Trustees. The Company has currently designated Dr. Bob Froehlich and Edward Constantino as the Trustees to be elected solely by the holders of the preferred shares.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), subject to the prior rights of any of the Company’s noteholders that may exist, the number and/or composition of Trustees constituting the Board will be automatically adjusted as necessary to permit the holders of outstanding preferred shares of the Company, including the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Company) to elect the number of Trustees that, when added to the two Trustees elected exclusively by the holders of the Company’s preferred shares as described in the above paragraph, would constitute a simple majority of the Board as so adjusted. The Company and the Board will take all necessary actions to effect an adjustment of the number and/or composition of Trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Series A Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with American Stock Transfer & Trust Company, LLC and its successors or any other dividend disbursing agent appointed by the Company for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other preferred shares of the Company are entitled to elect a majority of the Trustees of the Company under the 1940 Act or statement of preferences creating such shares.

Additional Voting Rights. Following the Company’s deregistration as an investment company, the voting rights in the above section captioned “Voting Rights under the 1940 Act” will cease and the following additional voting right will apply to the Series A Preferred Shares: if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Series A Preferred Shares equal to at least six full quarters’ (whether consecutive or not) dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with American Stock Transfer & Trust Company, LLC and its successors or any other dividend disbursing agent appointed by the Company for the payment of such accumulated dividends and distributions, holders of the Series A Preferred Shares, voting as a separate class (but together with any other series of preferred shares for which a like voting entitlement has arisen), shall have the right to elect two of the Company’s Trustees until such arrearages are eliminated such that less than six full quarters’ (whether consecutive or not) dividends and distributions are due and unpaid. The Company and the Board will take all necessary actions to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence.

Additional voting rights are described in “Description of the Series A Preferred Shares.”

1940 Act Mandatory Redemption

Under certain circumstances, the Series A Preferred Shares will be subject to mandatory redemption by the Company out of funds legally available therefor in accordance with the Statement of Preferences and applicable law. The following provisions will only apply for so long as the Company remains registered as an investment company under the 1940 Act.

If the Company fails to have asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Company which are stock, including all outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its Common Shares), as of the last Business Day of March, June, September and December of each year in which any Series A Preferred Shares are outstanding, and such failure is not cured as of the cure date specified in the Statement of Preferences (49 days following such Business Day), (i) the Company shall give a notice of redemption with respect to the redemption of a sufficient number of its preferred shares, which at the Company’s determination (to the extent permitted by the 1940 Act and the DSTA) may include any proportion of Series A Preferred Shares, to enable it to meet such asset coverage requirements, and, at the Company’s discretion, such additional number of Series A Preferred Shares or any other series of preferred shares in order for the Company to have asset coverage with respect to the Series A Preferred Shares and any other series of preferred shares of the Company remaining outstanding after such redemption of as great as 220%, and (ii) deposit an amount with American Stock Transfer & Trust Company, LLC, and its successors or any other dividend-disbursing agent appointed by the Company, having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other series of preferred shares to be redeemed.

If the Company is required to redeem any preferred shares (including Series A Preferred Shares) as a result of a failure to maintain such minimum 1940 Act asset coverage as of an applicable cure date, then the Company shall, to the extent permitted by the 1940 Act and the DSTA, by the close of business on such cure date fix a redemption date that is on or before the 30th Business Day after such cure date and proceed to redeem the preferred shares, including the Series A Preferred Shares. The Company may fix a redemption date that is after the 30th Business Day after such cure date if the Board determines that extraordinary market conditions exist as a result of which disposal by the Company of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Company shall redeem, out of funds legally available therefor, (i) the number of its preferred shares, which, to the extent permitted by the 1940 Act and the DSTA, at the option of the Company may include any proportion of Series A Preferred Shares or shares of any other series of preferred shares of the Company, is equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such cure date, would have resulted in the Company having asset coverage immediately prior to the opening of business on such cure date in compliance with the 1940 Act or (ii) if asset coverage cannot be so restored, all of the outstanding Series A Preferred Shares, in each case at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Company) through and including the date of redemption. In addition, as reflected above, the Company may, but is not required to, redeem an additional number of preferred shares (including Series A Preferred Shares) which, when aggregated with all other preferred shares redeemed by the Company, permits the Company to have with respect to the preferred shares (including Series A Preferred Shares) remaining outstanding after such redemption a 1940 Act asset coverage of as great as 220%. See “Description of the Securities—Preferred Shares—Redemption, Purchase and Sale of Preferred Shares by the Company.”

The foregoing mandatory redemption requirements will apply only for so long as the Company remains registered as an investment company under the 1940 Act.

Optional Redemption

Optional Redemption by the Company. For so long as the Company remains registered as an investment company under the 1940 Act, the Series A Preferred Shares are not subject to optional redemption by the Company prior to December 15, 2023 (the “Optional Redemption Date”) unless the redemption is necessary, in the judgment of the Board, to maintain the Company’s qualification for taxation as a RIC under Subchapter M of the Code. In addition, the Company reserves the right to redeem the Series A Preferred Shares at any time if it is necessary, in the judgment of the Board, to maintain its qualification for taxation as a REIT under Subchapter M of the Code. Commencing on the Optional Redemption Date and thereafter, to the extent permitted by the DSTA and, if applicable, the 1940 Act, the Company may at any time upon notice in the manner provided in the Statement of Preferences redeem the Series A Preferred Shares in whole or in part at a price equal to the liquidation preference per share plus accumulated but unpaid dividends and distributions through and including the date of redemption.

Redemption Procedures. Redemptions of Series A Preferred Shares will be made subject to the procedures described below under “Description of the Securities—Preferred Shares—Redemption Procedures.”

Special Note Regarding the Use of Dates in this Offer to Exchange

The Optional Redemption Date is estimated based on the anticipated issuance date for the Series A Preferred Shares of December 15, 2020. If the Series A Preferred Shares are issued earlier or later than December 15, 2020, the Optional Redemption Date will be adjusted in a corresponding fashion.

Liquidation

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Company available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Company’s Common Shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Company, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Company.

If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding Series A Preferred Shares and all outstanding shares of any other series of the Company’s preferred shares ranking on a parity with the Series A Preferred Shares as to payment upon liquidation shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to all outstanding shares of such other series of preferred shares of the Company, then such available assets shall be distributed among the holders of Series A Preferred Shares and such other series of preferred shares of the Company ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Company’s Common Shares or any other shares of the Company ranking junior to the Series A Preferred Shares as to liquidation.

Risks of Investing in Series A Preferred Shares

Risk is inherent in all investing. Therefore, before investing in the Series A Preferred Shares you should consider the risks carefully. See “Risk Factors and Special Considerations” below for further information. Primary risks associated with an investment in the Series A Preferred Shares include:

Market Price Risk. The market price for the Series A Preferred Shares will be influenced by changes in interest rates, the perceived credit quality of the Series A Preferred Shares and other factors, and may be higher or lower than the liquidation preference of the Series A Preferred Shares. There is currently no market for the Series A Preferred Shares.

Liquidity Risk. Currently, there is no public market for the Series A Preferred Shares. As noted above, an application will be made to list the Series A Preferred Shares on the NYSE. However, during an initial period which is not expected to exceed thirty days after the date of its issuance, the Series A Preferred Shares will not be listed on any securities exchange. No assurances can be provided that listing on any securities exchange will occur or will result in the market for Series A Preferred Shares being liquid at any time.

Redemption Risk. For so long as the Company remains registered as an investment company under the 1940 Act, the Company may at any time redeem Series A Preferred Shares to the extent necessary to meet regulatory asset coverage requirements. For example, if the value of the Company’s investment portfolio declines, thereby reducing the asset coverage for the Series A Preferred Shares, the Company may be obligated under the terms of the Series A Preferred Shares to redeem some or all of the Series A Preferred Shares. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a higher dividend rate than that of the Series A Preferred Shares. Precipitous declines in the value of the Company’s assets could result in the Company having insufficient assets to redeem all of the Series A Preferred Shares for the full redemption price.

Subordination Risk. The Series A Preferred Shares are not a debt obligation of the Company. The Series A Preferred Shares are junior in respect of distributions and liquidation preference to any indebtedness incurred by the Company, and will have the same priority with respect to payment of dividends and distributions and liquidation preference as any other preferred shares that the Company may issue while it is registered as an investment company under the 1940 Act; after the Company is deregistered as an investment company under the 1940 Act the Company would also have the flexibility to issue preferred shares senior in priority to the Series A Preferred Shares as to dividends and distributions and liquidation preference. The Series A Preferred Shares are subject to greater credit risk than any of the Company’s debt instruments, which would be of higher priority in the Company’s capital structure.

Distribution Risk. The Company may not earn sufficient income from its investments to make distributions on the Series A Preferred Shares, in which case the distributions on the Series A Preferred Shares would be considered a return of capital. Additionally, if the Company were to issue notes, the Company’s failure to meet certain asset coverage requirements with respect to such notes would prohibit the Company from making distributions on the Series A Preferred Shares; any bank borrowings the Company may enter into in the future could contain similarly restrictive terms.

Interest Rate Risk. The Series A Preferred Shares will pay dividends at a fixed rate. Prices of fixed income investments tend to vary inversely with changes in market yields. The market yields on securities comparable to the Series A Preferred Shares may increase, which would likely result in a decline in the value of the Series A Preferred Shares. Additionally, if interest rates rise, securities comparable to the Series A Preferred Shares may pay higher dividend rates and holders of the Series A Preferred Shares may not be able to sell the Series A Preferred Shares at their liquidation preference and reinvest the proceeds at market rates. The Company may be subject to a greater risk of rising interest rates due to the current period of historically low interest rates.

Credit Rating Risk. The Company is seeking a credit rating on the Series A Preferred Shares. Any credit rating that is issued on the Series A Preferred Shares could be reduced or withdrawn while an investor holds Series A Preferred Shares. A reduction or withdrawal of the credit rating would likely have an adverse effect on the market value and liquidity of the Series A Preferred Shares. In addition, a credit rating does not eliminate or mitigate the risks of investing in the Series A Preferred Shares.

Special Risks to Holders of Preferred Shares

Common Share Repurchases. Repurchases of Common Shares by the Company may reduce the net asset coverage of the Series A Preferred Shares, which could adversely affect their liquidity or market prices.

Credit Quality Ratings. Any rating agency providing a rating for the Company’s preferred shares, including the Series A Preferred Shares, at the request of the Company may, at any time, change or withdraw any such rating. A rating by a ratings agency does not eliminate or necessarily mitigate the risks of investing in our Series A Preferred Shares, and a rating may not fully or accurately reflect all of the Series A Preferred Shares’ credit risks. A rating does not address the liquidity or any other market risks of the securities being rated. If a rating agency downgrades the rating assigned to our Series A Preferred Shares, we may alter our portfolio or redeem the Series A Preferred Shares under certain circumstances.

Special Risks to Holders of Common Shares

Reduction in Income Risk. If the Exchange Offer is fully subscribed, the net income earned by the Company (and therefore allocated to the holders of Common Shares) is estimated to decrease by approximately 0.29% per year due to the additional costs of paying dividends on the Series A Preferred Shares. This 0.29% decrease is equivalent to approximately $0.06 per Common Share. The Board and the Investment Adviser believe this reduction in income will be offset by the increase in NAV per Common Share, which as noted above is estimated to be up to 10.6%, or $1.77, per Common Share, assuming the Exchange Offer is fully subscribed at a price of $12.00 per Common Share. In addition, the Board and the Investment Adviser also believe that the leverage represented by the issuance of the Series A Preferred Shares will benefit the holders of the remaining Common Shares by, over the long term, increasing the income and/or capital appreciation attributable to the Common Shares.

Leverage Risk. The Company currently uses financial leverage for investment purposes through the Existing Leverage and by issuing preferred shares, such as the Series A Preferred Shares. The Company is also permitted to use other types of financial leverage, such as through the issuance of debt securities or additional preferred shares and borrowing from financial institutions.

For so long as the Company remains registered as an investment company under the 1940 Act, the Company may issue additional senior securities (which may be stock, such as preferred shares, and/or securities representing debt) only if immediately after such issuance the value of the Company’s total assets, less certain ordinary course liabilities, exceeds 300% of the amount of the debt outstanding and exceeds 200% of the amount of preferred shares and debt outstanding. As of October 29, 2020, the Company’s asset coverage ratio was 948%.

The Company’s leveraged capital structure creates special risks not associated with unleveraged funds having a similar investment objective and policies. These include the possibility of greater loss and the likelihood of higher volatility of the net asset value of the Company and the asset coverage for the preferred shares. Such volatility may increase the likelihood of the Company having to sell investments in order to meet its obligations to make distributions on the preferred shares or principal or interest payments on debt securities, or to redeem preferred shares or repay debt, when it may be disadvantageous to do so. The Company’s use of leverage may require it to sell portfolio investments at inopportune times in order to raise cash to redeem preferred shares or otherwise de-leverage so as to maintain required asset coverage amounts or comply with the mandatory redemption terms of any outstanding preferred shares. The use of leverage magnifies both the favorable and unfavorable effects of price movements in the investments made by the Company. To the extent that the Company employs leverage in its investment operations, the Company is subject to substantial risk of loss. The Company cannot assure you that borrowings or the issuance of preferred shares will result in a higher yield or return to the holders of the Common Shares. Also, since the Company utilizes leverage, a decline in net asset value could affect the ability of the Company to make distributions.

Any decline in the net asset value of the Company’s investments would be borne entirely by the holders of Common Shares. Therefore, if the market value of the Company’s portfolio declines, the leverage will result in a greater decrease in net asset value to the holders of Common Shares than if the Company were not leveraged. This greater net asset value decrease will also tend to cause a greater decline in the market price for the Common Shares. The Company might be in danger of failing to maintain the required asset coverage of its borrowings, notes or preferred shares or of losing its ratings on its preferred shares or, in an extreme case, the Company’s current investment income might not be sufficient to meet the distribution or interest requirements on the preferred shares. In order to counteract such an event, the Company might need to liquidate investments in order to fund a redemption of some or all of the preferred shares.

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Preferred Share Risk. The issuance of preferred shares, like the Series A Preferred Shares, causes the net asset value and market value of the Common Shares to become more volatile. If the dividend rate on the Series A Preferred Shares approaches the net rate of return on the Company’s investment portfolio, the benefit of leverage to the holders of the Common Shares would be reduced. If the dividend rate on the Series A Preferred Shares or the management fee annual rate of 1.20% exceeds the net rate of return on the Company’s portfolio, the leverage will result in a lower rate of return to the holders of Common Shares than if the Company had not issued Series A Preferred Shares. If the Company has insufficient investment income and gains, all or a portion of the distributions to preferred shareholders would come from the common shareholders’ capital. Such distributions and interest payments reduce the net assets attributable to common shareholders. The offering document relating to any sale of preferred shares will set forth dividend rate on such preferred shares.

Any decline in the net asset value of the Company’s investments would be borne entirely by the holders of Common Shares. Therefore, if the market value of the Company’s portfolio declines, the leverage will result in a greater decrease in net asset value to the holders of Common Shares than if the Company were not leveraged. This greater net asset value decrease will also tend to cause a greater decline in the market price for the Common Shares. The Company might be in danger of failing to maintain the required asset coverage of the Series A Preferred Shares or of losing its ratings on the Series A Preferred Shares or, in an extreme case, the Company’s current investment income might not be sufficient to meet the dividend requirements on the Series A Preferred Shares. In order to counteract such an event, the Company might need to liquidate investments in order to fund a redemption of some or all of the Series A Preferred Shares.

In addition, the Company would pay (and the holders of Common Shares will bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred shares, including the advisory fees on the incremental assets attributable to the preferred shares.

Holders of the Series A Preferred Shares may have different interests than holders of Common Shares and may at times have disproportionate influence over the Company’s affairs. For so long as the Company remains registered as an investment company under the 1940 Act, holders of Series A Preferred Shares, voting separately as a single class, would have the right to elect two members of the Board and in the event dividends become two full years in arrears would have the right to elect a majority of the Trustees until such arrearage is completely eliminated. In addition, for so long as the Company remains registered as an investment company under the 1940 Act, holders of the Series A Preferred Shares have class voting rights on certain matters, including changes in fundamental investment objectives and restrictions and conversion of the Company to open-end status, and accordingly can veto any such changes.

Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of Common Shares and Series A Preferred Shares by the 1940 Act, for so long as the Company remains registered as an investment company under the 1940 Act, might impair the Company’s ability to maintain its qualification as a regulated investment company or REIT, as applicable, for U.S. federal income tax purposes. While the Company intends to redeem the Series A Preferred Shares to the extent necessary to enable the Company to distribute its income as required to maintain its qualification as a regulated investment company or a REIT, as applicable under the Code, there can be no assurance that such actions can be effected in time to meet the Code requirements.

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Impact on Common Shares. Assuming the utilization of leverage in the amount of 25% of the Company’s total assets and an annual interest rate of 2.64% payable on such leverage based on market rates as of June 30, 2020, the additional income that the Company must earn (net of expenses) in order to cover such leverage is 0.7% of NAV. Actual costs of leverage may be higher or lower than that assumed in the previous example. The following table is designed to illustrate the effect on the return to a holder of the Company’s Common Shares of leverage in the amount of approximately 25% of the Company’s total assets, assuming hypothetical annual returns of the Company’s investment portfolio of minus 10% to plus 10%. As the table shows, leverage generally increases the return to holders of Common Shares when portfolio return is positive and greater than the cost of leverage and decreases the return when the portfolio return is negative or less than the cost of leverage. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

Assumed Return on Portfolio (Net of Expenses)	(10)%	(5)%	0%	5%	10%
Corresponding Return to Common Shareholder	(14.2)%	(7.5)%	(0.9)%	5.8%	12.5%

Common share total return is composed of two elements—the common share distributions paid by the Company (the amount of which is largely determined by the taxable income of the Company (including realized gains or losses) after paying interest on any debt and/or dividends on any preferred shares) and unrealized gains or losses on the value of the securities the Company owns. As required by SEC rules, the table assumes that the Company is more likely to suffer capital losses than to enjoy total return. For example, to assume a total return of 0% the Company must assume that the income it receives on its investments is entirely offset by expenses and losses in the value of those investments.

CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the tender and exchange of Common Shares and acquisition of the Series A Preferred Shares pursuant to the Exchange Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Benefit Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan and prohibit certain transactions involving the assets of a Benefit Plan and its fiduciaries or certain other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Benefit Plan or the management or disposition of the assets of such a Benefit Plan, or who renders investment advice for a fee or other compensation to such a Benefit Plan, is generally considered to be a fiduciary of the Benefit Plan. Neither we, our Board, our Investment Adviser, the Information Agent, nor any affiliate or representative of any of the foregoing (“Transaction Parties”) has provided or will provide any investment advice within the meaning of 3(21) of ERISA to a Benefit Plan, or to any fiduciary or other person investing the assets of the Benefit Plan in connection with the Exchange Offer, including the acquisition and holding of Series A Preferred Shares pursuant thereto.

Moreover, governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) (each such governmental, church and foreign plan referred to as a “Non-ERISA Plan,” and together with Benefit Plans, referred to herein as “Plans”), are not subject to the fiduciary responsibility or prohibited transaction (discussed below) provisions of Title I of ERISA or Section 4975 of the Code, but may be subject to state, federal or other laws or regulations substantively similar to such portions of ERISA or Section 4975 of the Code (“Similar Law”).

In considering whether to tender Common Shares pursuant to the Exchange Offer (including the resulting investment in the Series A Preferred Shares) of a portion of the assets of any Plan, a fiduciary or other person considering the investment should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code and Similar Law including, without limitation, to the extent applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA and the Code. The purchase of Series A Preferred Shares by a fiduciary for a Plan should be considered in light of, but not limited to, such requirements.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and such parties and fiduciaries causing a Benefit Plan to engage in such transactions may be subject to other penalties and liabilities under ERISA and/or the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that potentially may apply to an investment in the Series A Preferred Shares by a Benefit Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 respecting purchases of shares in investment companies and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a

Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan neither receives nor pays more than adequate consideration. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plans considering tendering Common Shares and acquiring Series A Preferred Shares pursuant to the Exchange Offer in reliance on these exemptions or any other exemption should carefully review an exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption will be applicable to all otherwise prohibited transactions which may occur as a result of a Benefit Plan’s tender of Common Shares pursuant to the Exchange Offer .

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA or Similar Law, it is particularly important that fiduciaries, or other persons considering tendering Common Shares and investing in the Series A Preferred Shares pursuant to the Exchange Offer on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of the Series A Preferred Shares and whether the purchase and holding of Series A Preferred Shares otherwise will be in compliance with the applicable provisions of ERISA, Section 4975 of the Code and Similar Law.

By its tender exchange of Common Shares (including interests therein) and consequent investment in Series A Preferred Shares, each acquiror shareholder will be deemed to represent and warrant that either (i) it is not holding the Common Shares and will not hold the Series A Preferred Shares acquired pursuant to the Exchange Offer, or any interest therein, with the assets of a Plan or (ii) neither its exchange of Common Shares nor the acquisition and holding (nor disposition) of Series A Preferred Shares or any interest therein by it will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Further, if the tendering shareholder is a Benefit Plan, such shareholder will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the Benefit Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the exchange of Common Shares and the investment in Series A Preferred Shares , and none of the Transaction Parties shall at any time be relied upon as the Benefit Plan’s fiduciary with respect to any decision to tender Common Shares, or to acquire, continue to hold or transfer the Series A Preferred Shares. None of the Transaction Parties have or will undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with a Benefit Plan’s tender of Common Shares or investment in the Series A Preferred Shares.

The sale of Series A Preferred Shares to a Plan is in no respect a recommendation by any Transaction Party with respect to whether any Plan should tender Common Shares or acquire Series A Preferred Shares pursuant to the Exchange Offer or that that such a transaction and subsequent investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each holder of Common Shares has exclusive responsibility for ensuring that its tender of Common Shares and the consequent acquisition and holding (and subsequent disposition) of the Series A Preferred Shares does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

MARKET AND NET ASSET VALUE INFORMATION

The Common Shares are listed on the NYSE under the symbol “NHF.” The Common Shares commenced trading on the NYSE in June 2006. In the trading history of the Common Shares, the Common Shares have traded at both a premium and a discount to NAV. The Company cannot predict whether its shares will trade in the future at a premium or discount to NAV.

The following table sets forth, for each of the periods indicated, the high and low closing market prices of the Common Shares on the NYSE, the corresponding NAV per share on such dates and the corresponding premium/discount to NAV per share on such dates. See “Net Asset Value” for information as to how the Company’s NAV is determined.

	Market Price		Net Asset Value per Share		Premium/ (Discount) as a % of Net Asset Value
Quarter*	High	Low	High	Low	High	Low
1st Quarter 2018	$23.72	$21.35	$24.60	$23.77	(3.33)%	(10.48)%
2nd Quarter 2018	$22.85	$20.94	$25.40	$23.28	(7.65)%	(16.05)%
3rd Quarter 2018	$22.17	$21.10	$23.97	$23.01	(6.21)%	(10.79)%
4th Quarter 2018	$22.509	$17.95	$23.49	$22.28	(7.94)%	(19.66)%
1st Quarter 2019	$21.08	$19.33	$23.54	$22.61	(8.28)%	(15.77)%
2nd Quarter 2019	$21.19	$18.26	$24.29	$21.72	(8.36)%	(23.63)%
3rd Quarter 2019	$19.09	$17.67	$22.16	$21.00	(13.09)%	(16.57)%
4th Quarter 2019	$18.01	$16.24	$21.37	$20.91	(14.39)%	(23.07)%
1st Quarter 2020	$17.93	$6.30	$21.02	$16.10	(14.29)%	(63.58)%
2nd Quarter 2020	$11.99	$7.91	$17.95	$16.00	(31.76)%	(51.79)%
3rd Quarter 2020	$10.38	$8.61	$17.56	$17.03	(39.55)%	(49.65)%

The Company’s NAV per common share at the close of business on October 29, 2020 (the last trading date prior to the date of this Offer to Exchange on which the Company determined its NAV) was $16.69 and the last reported sale price of a common share on the NYSE on that day was $$9.14, a discount to NAV of 45.24%.

SELECTED HISTORICAL FINANCIAL DATA

The Company’s unaudited financial statements for the six months ended June 30, 2020 are incorporated by reference to the Company’s semi-annual report to shareholders for the six months ended June 30, 2020 on Form N-CSRS, filed with the SEC on September 10, 2020.

The Company’s audited financial statements for the fiscal year ended December 31, 2019 are incorporated by reference to the Company’s annual report to shareholders for the fiscal year ended December 31, 2019 on Form N-CSR, filed with the SEC on April 10, 2020.

The Company’s audited financial statements for the fiscal year ended December 31, 2018 are incorporated by reference to the Company’s annual report to shareholders for the fiscal year ended December 31, 2018 on Form N-CSR, filed with the SEC on March 6, 2019.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF COMMON SHARES FOR PREFERRED SHARES IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD, OUR INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY AFFILIATE OF ANY OF THE FOREGOING NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR COMMON SHARES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE COMMON SHARES, THE VALUE OF THE SERIES A PREFERRED SHARES, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS AND SPECIAL CONSIDERATIONS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal, we will purchase up to $150,000,000 in aggregate purchase price of Common Shares, or all Common Shares validly tendered and not properly withdrawn in the event that less than $150,000,000 in aggregate purchase price of Common Shares is validly tendered and not properly withdrawn before 5:00 p.m., New York City time, on December 10, 2020, the scheduled Expiration Date of the Exchange Offer, unless extended, at a Purchase Price not less than $10.00 nor greater than $12.00 per Common Share. The Exchange Offer will commence on October 30, 2020, and terminate on the Expiration Date, or such later date to which the Company may extend the Exchange Offer.

Number of Shares. As of October 29, 2020, we had issued and outstanding 45,626,296 Common Shares. At the minimum Purchase Price of $10.00 per Common Share, we would exchange 15,000,000 shares if the Exchange Offer is fully subscribed, which would represent approximately 32.9% of our outstanding Common Shares as of October 29, 2020. At the maximum Purchase Price of $12.00 per Common Share, we would exchange 12,500,000 Common Shares if the Exchange Offer is fully subscribed, which would represent approximately 27.4% of our outstanding Common Shares as of October 29, 2020. If the Exchange Offer is fully subscribed at the minimum Purchase Price, we would have 30,626,296 Common Shares and 4,8000,000 Series A Preferred Shares outstanding immediately following the purchase of shares tendered in the Exchange Offer. If the Exchange Offer is fully subscribed at the maximum Purchase Price, we would have 33,126,296 Common Shares and 4,800,000 Series A Preferred Shares outstanding immediately following the purchase of Common Shares tendered in the Exchange Offer. The actual number of Common Shares and Series A Preferred Shares outstanding immediately following completion of the Exchange Offer will depend on the number of Common Shares tendered and exchanged in the Exchange Offer, as well as the Purchase Price for such Common Shares.

Purchase Price. In accordance with the Letter of Transmittal, shareholders desiring to tender Common Shares must specify the price or prices, not less than $10.00 nor greater than $12.00 per Common Share, at which they are willing to exchange their Common Shares in the Exchange Offer. The lowest price that may be specified for shares is $10.00. The prices that may be specified for shares increase in increments of $0.25 up to the highest price that may be specified, which is $12.00 per share. A shareholder who desires to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price. Alternatively, shareholders desiring to tender Common Shares can choose not to specify a price and, instead, specify that they will sell their

Common Shares at the Purchase Price (determined as provided herein) we pay for Common Shares validly tendered and not properly withdrawn pursuant to the Exchange Offer, in which case the shareholder will be deemed to have tendered such Common Shares at the minimum price of $10.00 per Common Share. Choosing the second option will maximize the chance that we will purchase a tendering shareholder’s Common Shares, may lower the Purchase Price paid for all purchased Common Shares in the Exchange Offer and could result in the tendering shareholder receiving a price per Common Share as low as $10.00, less any applicable withholding taxes and without interest.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE COMMON SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED COMMON SHARES AT THE PURCHASE PRICE FOR SUCH COMMON SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR COMMON SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR COMMON SHARES.

As promptly as practicable following the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for Common Shares validly tendered and not properly withdrawn, taking into account the number of Common Shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price within the indicated range, that will enable us to purchase the maximum number of shares for an aggregate purchase price not exceeding $150,000,000 (the “Consideration Cap”) or all Common Shares validly tendered and not properly withdrawn in the event that less than $150,000,000 in aggregate purchase price of Common Shares is validly tendered and not properly withdrawn at prior to the Expiration Date.

Shares validly tendered under the Exchange Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Exchange Offer, including proration. We will not purchase Common Shares tendered at prices greater than the Purchase Price, nor will we purchase Common Shares that we do not accept in the Exchange Offer because of proration. We will return to the tendering shareholders Common Shares that we do not purchase in the Exchange Offer at our expense promptly after the applicable Expiration Date.

Consideration. We will pay the same per Common Share Purchase Price in a combination of cash and Series A Preferred Shares, less any applicable withholding taxes and without interest, for all the Common Shares we purchase in the Exchange Offer, even if some of the Common Shares are tendered at a price below the Purchase Price. We will not purchase any Common Shares tendered at a price above the Purchase Price. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

Tendering shareholders will each receive an amount (the “Exchange Consideration”) that is the product of (A) the Purchase Price and (B) the number of Common Shares validly tendered and not withdrawn in the Exchange Offer. The Exchange Consideration will consist of (i) Series A Preferred Shares in an amount equal to approximately 80% of the Exchange Consideration (the “Preferred Share Consideration”) and (ii) cash in an amount equal to the difference between (A) the Exchange Consideration and (B) the value of the Preferred Share Consideration. No fractional Series A Preferred Shares will be issued. If the Preferred Share Consideration would otherwise include a fractional Series A Preferred Share, the Preferred Share Consideration will be rounded down to the nearest whole Series A Preferred Share and the amount of Exchange Consideration that would otherwise have been represented by such fractional Series A Preferred Share will be paid in cash as part of the Cash Consideration to the tendering shareholder.

Proration

If more than $150,000,000 in aggregate purchase price of Common Shares are validly tendered at or below the Purchase Price and not properly withdrawn at or prior to the Expiration Date for the Exchange Offer, the Common Shares so tendered will be accepted on a pro rata basis such that the aggregate Exchange Consideration equals the Consideration Cap, subject to the “odd lot” priority described and conditional tender provisions described below. In particular, each valid tender of Common Shares would be multiplied by a proration factor equal to (A) the Consideration Cap divided by (B) the Exchange Consideration that would be due in respect of the Common Shares validly tendered and not withdrawn absent the Consideration Cap.

Common Shares accepted for exchange on a prorated basis will be determined by multiplying each holder’s tender by the applicable proration factor. Common Shares tendered that are not accepted will be returned to the tendering holder promptly following the earlier of the Expiration Date or termination of the Exchange Offer.

If tenders of Common Shares will be prorated, we will announce the results of proration by press release promptly after the Expiration Date. So long as the conditions to the Exchange Offer described herein are satisfied, and subject to the Consideration Cap and, as necessary, proration, we intend to accept for exchange all Common Shares validly tendered at or below the Purchase Price and not properly withdrawn at or prior to the Expiration Date, and will only prorate tenders of Common Shares if necessary to ensure the Consideration Cap is not exceeded.

Priority. For all Common Shares validly tendered and not properly withdrawn prior to the Expiration Date, we will purchase validly tendered and not properly withdrawn shares on the basis set forth below:

•

First: from all holders of “odd lots” of less than 100 Common Shares who (i) validly tender all of their Common Shares at or below the Purchase Price, (ii) do not properly withdraw them before the Expiration Date for the Exchange Offer and (iii) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•

Second: subject to the conditional tender provisions described below, we will purchase all other Common Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis to avoid the issuance of fractional Series A Preferred Shares; and

•

Third: if necessary to permit us to purchase $150,000,000 in aggregate purchase price of Common Shares (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board), from shareholders who have tendered Common Shares, subject to the condition that a minimum number of Common Shares be purchased, at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied because of proration), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares at or below the Purchase Price.

As a result of the foregoing priorities applicable to the purchase of Common Shares tendered, it is possible that all of the Common Shares that a shareholder tenders in the Exchange Offer may not be purchased even if they are tendered at prices at or below the Purchase Price. In addition, if a tender is conditioned upon the purchase of a specified number of Common Shares, it is possible that none of those Common Shares will be purchased even though those Common Shares were tendered at prices at or below the Purchase Price.

Odd Lots. The term “odd lots” means, with respect to Common Shares, all Common Shares validly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 Common Shares, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the odd lot priority with respect to the Exchange Offer, an Odd Lot Holder must tender all Common Shares, as applicable, owned by the Odd Lot Holder in accordance with the procedures described under the heading “—Procedure for Tendering.” Odd Lots will be accepted for exchange before any proration of the purchase of other tendered Common Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Common Shares, even if these holders have separate accounts or certificates representing fewer than 100 Common Shares. By tendering in the Exchange Offer, an Odd Lot Holder who holds Common Shares in its name and tenders its Common Shares directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Common Shares. Any Odd Lot Holder wishing to tender all of its Common Shares pursuant to the Exchange Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Limited Offering

We are making the Exchange Offer only to existing holders of Common Shares in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Common Shares. Our officers, directors and employees may solicit tenders from holders of Common Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Expiration Date

The term “Expiration Date” means 5:00 p.m., New York City time, on December 10, 2020, unless we extend the period of time for which the Exchange Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Exchange Offer, as so extended, expires.

The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Exchange Offer expires or terminates without any Common Shares being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your Common Shares.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your Common Shares in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to (i) amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer and (ii) delay our acceptance or our acquisition of any Common Shares pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any Common Shares not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer exist and have not been waived, as determined by us.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Common Shares being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Common Shares, such modification will be applicable to all holders of Common Shares whose Common Shares are accepted pursuant to the Exchange Offer and if, at the time notice of any such modification is first published, sent or given to holders of Common Shares, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern time.

We expressly reserve the right, in our sole discretion, to change the per Common Share purchase price range and to increase or decrease the aggregate purchase price of Common Shares sought in the Exchange Offer, subject to applicable law and the authorization of our Board. In accordance with the rules of the SEC, if more than $150,000,000 in aggregate purchase price of Common Shares is tendered in the Exchange Offer at or below the Purchase Price, subject to the authorization of our Board, we may increase the aggregate purchase price of Common Shares accepted for exchange in the Exchange Offer by no more than 2% of the outstanding Common Shares without extending the Expiration Date.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer.

Tender of Common Shares; Acceptance of Common Shares

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, all Common Shares validly tendered and not properly withdrawn, subject, as necessary, to proration, and the Consideration Cap. The settlement date is expected to be as soon as practicable after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Common Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or exchange for, the Common Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Common Shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) Common Shares validly tendered, and not properly withdrawn, if and when we notify the Depositary of our acceptance of the tenders from the holders of Common Shares pursuant to the Exchange Offer.

Upon the terms and subject to the conditions of the Exchange Offer, we will deliver Series A Preferred Shares in exchange for Common Shares to the Depositary, which will act as agent for tendering holders for the purpose of receiving the Series A Preferred Shares from us and transmitting such Series A Preferred Shares through a book-entry transfer or otherwise to such tendering holders whose Common Shares have been accepted. Series A Preferred Shares delivered to tendering holders of Common Shares that hold through securities accounts with direct or indirect participants in DTC will be registered in the name of DTC’s nominee and security entitlements will be allocated by DTC and DTC participants to those holders’ securities accounts.

We will pay the Cash Consideration by depositing the aggregate Cash Consideration for such Common Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

Under no circumstances will we pay interest on the Exchange Consideration, regardless of any delay in making such delivery or extension of the expiration date.

If, prior to the expiration date, we increase the Exchange Consideration to be paid for each Common Share tendered pursuant to this Exchange Offer, we will pay or deliver such increased Exchange Consideration for all such Common Shares acquired pursuant to the Exchange Offer, whether or not such Common Shares were tendered prior to such increase in Exchange Consideration.

In all cases, delivery to a tendering holder of the Exchange Consideration for Common Shares accepted pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of the confirmation of a book-entry transfer of the Common Shares into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedure for Tendering.”

If we do not accept any tendered Common Shares pursuant to the terms of the Exchange Offer for any reason, those Common Shares will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All Common Shares that are validly tendered and accepted by us in the Exchange Offer will, upon our instruction, be surrendered by the Depositary to us for cancellation.

Conditional Tender of Common Shares

Subject to the limited exception for holders of “odd lots,” in the event of an oversubscription of the Exchange Offer, Common Shares tendered at or below the applicable Purchase Price with respect to such Common Shares prior to the applicable Expiration Date will be subject to proration as described above. In order to avoid (in full or in part) possible proration, a shareholder may tender Common Shares subject to the condition that we must purchase a specified minimum number of the shareholder’s Common Shares tendered pursuant to a Letter of Transmittal if we purchase any Common Shares tendered. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tenders” in the Letter of Transmittal and indicate the minimum number of Common Shares that we must purchase if we purchase any Common Shares. We urge each shareholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable Expiration Date, if the aggregate purchase price of Common Shares validly tendered and not properly withdrawn is greater than $150,000,000 in aggregate purchase price (or such greater amount as we may elect to purchase, subject to applicable law and the authorization of our Board), so that we must prorate our acceptance of and payment for the tendered Common Shares, we will calculate a preliminary proration percentage with respect to such Common Shares based upon all of such shares validly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Common Shares that we purchase from any shareholder below the minimum number specified, the Common Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Common Shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining Common Shares validly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the aggregate purchase price of Common Shares that we purchase to fall below $150,000,000 in aggregate purchase price (or such greater aggregate purchase price of as we may elect to purchase, subject to applicable law and the authorization of our Board) then, to the extent feasible, we will select enough of the Common Shares conditionally tendered that would otherwise have been withdrawn to permit us purchase Common Shares in an amount equal to the Consideration Cap. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Common Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares at or below the Purchase Price.

Procedure for Tendering

Valid Tender of Common Shares. For shareholders to validly tender shares under the Exchange Offer:

•

the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Exchange, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, before the Expiration Date, or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Exchange Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable dead-line.

We recommend that shareholders who hold Common Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

In accordance with the Letter of Transmittal, each shareholder desiring to tender Common Shares pursuant to the Exchange Offer must either (a) check the box in the section of the Letter of Transmittal captioned “Common Shares Tendered at Price Determined in the Exchange Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $10.00 per share or (b) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Common Shares Tendered at Price Determined by Shareholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their Common Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”

NOTE THAT SELECTING “COMMON SHARES TENDERED AT PRICE DETERMINED IN THE EXCHANGE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED COMMON SHARES IN THE EXCHANGE OFFER AND COULD RESULT IN THE TENDERED COMMON SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $10.00 PER COMMON SHARE, LESS ANY APPLICABLE WITHHOLDING TAXES AND WITHOUT INTEREST.

The closing sale price for the Common Shares on the NYSE on October 29, 2020, the last full trading day before the announcement of the commencement of the Exchange Offer, was $9.14.

Shareholders also can specify the order in which we will purchase Common Shares tendered in the Exchange Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Common Shares pursuant to the Exchange Offer. In the event a shareholder does not designate the order and fewer than all Common Shares are purchased due to proration or otherwise, the Depositary will select the order of Common Shares purchased.

In order to qualify for the preferential treatment available to Odd Lot Holders as set forth above, Odd Lot Holders must tender all of their Common Shares and also complete the section titled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A shareholder who desires to tender Common Shares at more than one price must complete a separate Letter of Transmittal for each price, provided that a shareholder may not tender the same Common Shares (unless properly withdrawn previously in accordance with the procedures set forth herein) at more than one price. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender Common Shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Exchange Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

TO TENDER COMMON SHARES PROPERLY, SHAREHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR COMMON SHARES.

Signature Guarantees. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Common Share (which term, for purposes of this Offer to Exchange, shall include any participant in DTC, referred to as the “Book-Entry Transfer Facility”, whose name appears on a security position listing as the owner of the Common Shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) if Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Consideration for Common Shares tendered and accepted for exchange under the Exchange Offer will be distributed only after timely receipt by the Depositary of (a) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility as described above, (b) a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and (c) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery. The Depositary will establish an account for the Common Shares at DTC for purposes of the Exchange Offer within two (2) business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Common Shares by causing DTC to transfer such Common Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Common Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Exchange Offer, a U.S. holder surrendering shares in the Exchange Offer must, unless an exemption applies, provide the Depositary with such U.S. holder’s correct TIN (as defined in Section 13) on an U.S. Internal Revenue Service Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. holder does not provide such U.S. holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such U.S. holder and payment of cash to such U.S. holder pursuant to the Exchange Offer may be subject to backup withholding of 24%. All U.S. holders surrendering shares pursuant to the Exchange Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate IRS Form W-8 (instead of an IRS Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. A non-U.S. holder may be subject to a 30% U.S. federal withholding tax on all or a portion of the cash payments received pursuant to the Exchange Offer. As described in “Taxation,” gain recognized pursuant to the Exchange Offer may qualify for as capital gain or may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. The Depositary may treat payments made to non-U.S. holders pursuant to the Exchange Offer as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Depositary may withhold 30% of gross proceeds payable to a non-U.S. holder unless the non-U.S. holder provides the Depositary with (a) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (b) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder meets the “tests that would characterize the gain as capital gain (as opposed to a dividend) with respect to which the non-U.S. holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a shareholder desires to tender Common Shares into the Exchange Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the Common Shares, provided that the shareholder satisfies all of the following conditions:

•	the shareholder makes the tender by or through an Eligible Institution;

•

the Depositary receives by mail or overnight courier, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

•

the Depositary receives the Common Shares certificates, in proper form for transfer, or confirmation of book-entry transfer of the Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within two (2) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, registered mail, or email transmission (at ReorgVoluntary@astfinancial.com) before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If you hold shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

Return of Unpurchased Shares. If any tendered Common Shares are not exchanged under the Exchange Offer or are properly withdrawn before the applicable Expiration Date, or if less than all Common Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Common Shares will be returned promptly after the expiration or termination of the Exchange Offer or the proper withdrawal of the Common Shares, as applicable, or, in the case of Common Shares tendered by book-entry transfer at the book-entry transfer facility, the Common Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Common Shares to be accepted, the consideration to be received in respect of any Common Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Common Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Exchange Offer with respect to a tender unless we waive that condition for all tenders made in the Exchange Offer. Our interpretation of the terms of the Exchange Offer will be final and binding on all parties. No tender of Common Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of the Company, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of Common Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering shareholder’s representation and warranty to the Company that:

•

the shareholder has a net long position in the Common Shares or equivalent securities at least equal to the Common Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

•	the tender of Common Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Common Shares for that person’s own account unless, at the time of tender and at the end of the Exchange Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the Common Shares, or has securities immediately convertible into, or exchangeable or exercisable for, the Common Shares, and

•	will deliver or cause to be delivered the Common Shares in accordance with the terms of the Exchange Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for exchange of Common Shares tendered under the Exchange Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Exchange Offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their Common Shares has been lost, stolen, misplaced or destroyed may contact the Depositary, at (877) 248-6417, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Common Shares that are tendered and accepted for exchange. The shareholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that shareholders whose share certificate has been lost, stolen, misplaced or destroyed contact American Stock Trust & Transfer Company, LLC immediately in order to permit timely processing of this documentation.

SHAREHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY. THE COMPANY WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

Fees. If you own your Common Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Common Shares on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Binding Agreement. Our acceptance of Common Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Exchange Offer.

Effects of Tenders

By tendering your Common Shares as set forth above, you irrevocably appoint the Depositary and the Company and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Common Shares tendered and accepted by us, including to (i) transfer the tendered Common Shares to, or to the order of, the Company and (ii) surrender the tendered Common Shares and instruct the Depositary to deliver the underlying Common Shares to, or to the order of, the Company. Such appointment will be automatically revoked if we do not accept all of the Common Shares that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Common Shares and therefore shall not be revocable; provided that the Common Shares tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Common Shares are properly withdrawn.

Withdrawal of Tenders

You may properly withdraw Common Shares that you tender at any time prior to the Expiration Date of the Exchange Offer, which is 5:00 p.m., New York City time, on December 10, 2020, unless we extend it. Any Common Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Common Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Exchange. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Common Shares that the shareholder wishes to withdraw and the name of the registered holder of the Common Shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Common Shares have been tendered for the account of an Eligible Institution.

If a shareholder has tendered Common Shares under the procedure for book-entry transfer, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Common Shares and must otherwise comply with the book-entry transfer facility’s procedures.

If we extend the Exchange Offer, are delayed in our acceptance of the Common Shares or are unable to accept Common Shares pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may retain tendered Common Shares, and that Common Shares may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Common Shares withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the Common Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Common Shares may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, our Manager, the Information Agent, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Common Shares properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Conditions to the Exchange Offer

The Exchange Offer is conditioned on holders tendering (and not properly withdrawing) Common Shares representing a Purchase Price of at least $75,000,000 prior to the Expiration Date.

Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Exchange Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Common Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Exchange Offer or with acceptance for payment for the Common Shares in the Exchange Offer:

•

there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, seeks to or could, directly or indirectly:

•

make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Exchange Offer, the acquisition of some or all of the Common Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

•	make the acceptance for payment of, or payment for, some or all of the Common Shares illegal or otherwise restrict or prohibit completion of the Exchange Offer; or

•	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Common Shares to be purchased pursuant to the Exchange Offer;

•

materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Common Shares pursuant to the Exchange Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

decrease of more than 10% in the sale price of the Common Shares on the NYSE or decrease of more than 10% in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on October 29, 2020, the last full trading day prior to the commencement of the Exchange Offer;

•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the Common Share;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Shares or Series A Preferred Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before October 29, 2020);

•

any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Exchange Offer, has occurred or is threatened;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Exchange Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment; or

•

we determine that the consummation of the Exchange Offer and the exchange of the Common Shares may (a) cause the Common Shares to be held of record by fewer than 300 persons, or (b) cause the Common Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Exchange Offer shall have expired or been terminated. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

Source of Funds

We do not need any outside funds to effect the Exchange Offer. The Series A Preferred Shares exchanged in the Exchange Offer will be distributed from our authorized, unissued shares of preferred shares of beneficial interest and the Cash Consideration will be paid for with cash on hand.

Listing

The Common Shares are currently listed on the NYSE and it is expected the Series A Preferred Shares will also be listed on the NYSE within 30 days of the Expiration Date.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Common Shares pursuant to the Exchange Offer. We intend to make all required filings under the Exchange Act.

Information Agent and Depositary

AST Fund Solutions, LLC is acting as Information Agent and American Stock Transfer & Trust Company, LLC is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Common Shares by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Exchange Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Exchange to the beneficial owners of Common Shares and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders from holders of Common Shares in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Investment Adviser, the Information Agent nor the Depositary has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders from holders of the Common Shares only in jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Holders who tender their Common Shares through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

Exchange Offer Fees and Expenses

We will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer and related documents to the beneficial owners of Common Shares and in handling or forwarding of Common Shares by their customers.

In connection with the Exchange Offer, our officers, directors and employees may solicit tenders from the holders of Common Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. They will not be separately compensated for these services.

No brokerage commissions will be payable by tendering holders of Common Shares to us or the Depositary. Holders who tender their Common Shares through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Additional Information.”

INVESTMENT OBJECTIVES AND POLICIES

At a special meeting of shareholders on August 28, 2020, shareholders approved proposals (i) to change the Company’s business from a registered investment company that invests primarily in debt and equity securities to a diversified REIT, (ii) to amend the Company’s fundamental investment restrictions to permit the Company to engage in its new business (collectively, the “Conversion”), and (iii) to amend and restate the Company’s Agreement and Declaration of Trust. Although the Company has begun taking steps to implement the Conversion, it is still contingent upon regulatory approval and the ability to reconfigure the Company’s portfolio to attain REIT status and deregister as an investment company.

We are beginning to realign our portfolio so that we are no longer an investment company under the 1940 Act and anticipate filing an application with the Securities Exchange Commission, or the SEC, for a deregistration order. We intend to sell certain of our existing investments and transition our portfolio into real estate and real estate related investments as opportunities within the new investment scope arise, subject to applicable compliance requirements and other business considerations.

Once the Conversion is fully implemented, it is expected that investments will be diversified among various commercial real estate property types and across the capital structure, including but not limited to: equity, mortgage debt, mezzanine debt and preferred equity. It is expected that property types will primarily include industrial, hospitality, net lease, retail, office, storage and healthcare and, to the extent currently owned, multifamily and single-family rentals; however, the Company would have the authority to invest without limitation in any property type. As of the date of this Offer to Exchange, the Company’s real estate portfolio consists of multifamily, single-family, net lease, hospitality, retail, storage, office, and other assets.

The Company will invest primarily in real estate and real estate related assets; however, the Company may, to a limited extent, continue to hold, acquire or transact in certain non-real estate securities. To permit us to engage in our new business, our fundamental investment restrictions regarding purchasing and selling real estate and originating loans and certain of our fundamental investment restrictions have been amended to allow us to engage in our business as a diversified REIT.

The Conversion process could take up to 24 months; and there can be no assurance that conversion of the Company to REIT status will improve its performance or reduce the discount to NAV. Further, the SEC may determine not to grant the Company’s request for a deregistration order, which would materially change the Company’s plans for its business and investments, and the Company would likely retain its current closed-end fund structure for the foreseeable future.

There can be no assurance that the Conversion will be completed. In addition, these risks associated with the Conversion may adversely affect our financial condition, yield on investment, results of operations, cash flow, per share trading price of the Common Shares and Series A Preferred Shares, our ability to satisfy debt service obligations, if any, and to make cash distributions to shareholders, including dividends on the Series A Preferred Shares. Whether we remain a registered investment company or convert to a diversified REIT, the Common Shares and the Series A Preferred Shares, like an investment in any other public company, are subject to investment risk, including the possible loss of your investment.

The following discussion reflects our investment strategy and policies as modified pursuant to shareholder approval on August 28, 2020. The following information is a summary of the changes approved by shareholders. This information may not reflect all of the changes that have occurred since you purchased Common Shares. Additional detail regarding these changes is available in our definitive proxy statement filed on July 10, 2020.

Investment Strategy

As a diversified REIT, our primary investment objective will be to provide both current income and capital appreciation. We will seek to achieve this objective by investing among various commercial real estate property types and across the capital structure, including but not limited to: equity, mortgage debt, mezzanine debt and preferred equity. The Investment Adviser will focus on opportunistic investments in real estate properties with a value-add component and real estate credit. The objective will be to increase the cash flow and value of our properties, acquire properties with cash flow growth potential and achieve capital appreciation for shareholders through a value-add program. The Company will pursue real estate credit investments based on where the Investment Adviser believes the various real estate subsectors are within the broader real estate cycle and tactically allocate among these opportunities.

Underlying property types will primarily include industrial, hospitality, net lease, retail, office, storage and healthcare and, to the extent currently owned, multifamily and single-family rentals; however, the Company may invest without limitation in any property type. As of the date of this Offer to Exchange, the Company’s real estate portfolio consists of multifamily, single-family, net lease, hospitality, retail, storage, office, and other assets.

The Company will invest primarily in real estate and real estate related assets; however, the Company may, to a limited extent, continue to hold, acquire or transact in certain non-real estate securities.

The Investment Adviser and the Board believe that a diversified investment approach is appropriate for the current market environment. However, to capitalize on investment opportunities at different times in the economic and real estate investment cycle, we may change our investment strategy from time to time. The Investment Adviser and the Board believe that the flexibility of our investment strategy and the experience and resources of the Investment Adviser and its affiliates, will allow us to take advantage of changing market conditions to provide both current income and generate capital appreciation. The Board will be able to modify such strategies without the consent of the shareholders to the extent that the Board determines that such modification is in the Company’s best interest.

Policies and Investment Guidelines

Leverage Policies and Financing Strategy. To increase the returns on our investments, after issuance of the Deregistration Order, we plan to employ both direct and structural leverage on our property and debt investments, which we expect generally will not exceed, on a debt to equity basis, a ratio of 3-to-1, an increase from the ratio of 1-to-2 set by the 1940 Act.

Leverage will take the form of repurchase or margin facilities collateralized by our debt investments and mortgage debt collateralized our property investments. At the REIT level we may have a revolving corporate credit facility, or may issue unsecured debt, mezzanine debt or preferred equity. We believe that the relationships the Investment Adviser and its affiliates, as well as other companies managed by the Investment Adviser’s affiliates (the “NexPoint managed companies”), have with banks, life insurance companies, Freddie Mac and The Federal National Mortgage Association, or Fannie Mae, provide the Company with a unique opportunity to invest alongside quality sponsors and the largest multifamily lenders in the U.S.

We intend to use leverage, to the extent available, to make additional investments that may increase our potential returns. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will use for particular investments will depend upon an assessment of a variety of factors, which may include the anticipated liquidity and price volatility of our assets, the potential for losses in our portfolio, the gap between the duration of our assets and liabilities, the availability and cost of financing our assets, the health of the U.S. economy and commercial real estate markets, our outlook for the level, slope and volatility of future interest rates, the credit quality of our borrowers and tenants, the collateral values underlying our assets and our outlook for market lending spreads relative to the LIBOR (or other applicable benchmark interest rate index) curve.

REIT Operations. We intend to operate to ensure that we establish and maintain our qualification as a REIT for U.S. federal tax purposes and are not required to register as an investment company under the 1940 Act. We intend to regularly monitor the nature of our assets and the income they generate to ensure that at all times we maintain our tax qualification as a REIT and are not required to register as an investment company under the 1940 Act. The Board currently intends to review our transactions on a periodic basis to ensure compliance with these operating policies.

Distribution Policy. We intend to make monthly distributions to our shareholders of amounts that will, at a minimum, enable us to comply with the REIT provisions of the Code that generally require annual distributions of at least 90% of our REIT taxable income (other than net capital gains). The actual amount of such distributions will be determined on a monthly basis by the Board, taking into account, in addition to the REIT tax requirements, our cash needs, the market price for our Common Shares and other factors our Board considers relevant.

Operating Expenses. Operating expenses may increase as the Conversion becomes fully implemented following receipt of the Deregistration Order due to increased costs associated with sourcing additional real estate investments and costs associated with servicing those investments; however, these expenses are projected to be offset by higher projected income attributable to increased cash flows from leveraged real estate assets, resulting in higher projected net income per common share (thus supporting a potentially higher distribution rate in the long term).

During the Conversion period , the Investment Adviser will continue to implement our business strategies subject to the oversight of the Board, including: (a) performing all of our day-to-day activities as a public company operating as a diversified REIT; (b) sourcing, analyzing and closing our investments; (c) arranging our financings; (d) performing our asset management functions by monitoring the performance of our borrowers and the maintenance of our collateral; and (e) when necessary, enforcing our loan and security rights.

Policies with Respect to Certain Other Activities. We may raise additional funds through offerings of equity or debt securities or by retaining cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. If our Board determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional Common Shares or preferred shares of beneficial interest in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, to the extent available, we intend to borrow money to make investments that may increase our potential returns. We intend to use traditional forms of financing, including repurchase agreements, bank credit facilities (including revolving facilities and term loans), public or private debt issuances, securitizations and other sources of financing. We may also issue preferred equity which requires us to pay dividends at fixed or variable rates before we may pay distributions to our common shareholders. We expect that the Board will periodically review our investment guidelines and our portfolio and leverage strategies.

We may invest in equity or debt securities of other REITs or other entities engaged in real estate operating or financing activities, and may do so for the purpose of exercising control over such entities.

We do not intend to adopt a formal portfolio turnover policy. Subject to maintaining our qualification for taxation as a REIT under the Code for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we currently expect that we will typically hold investments for between two and 10 years. However, in order to maximize returns and manage portfolio risk while maintaining the financial capacity to undertake attractive opportunities that become available to us, we may dispose of an asset earlier than anticipated or hold an investment longer than anticipated if we determined doing so to be appropriate based upon market conditions or other factors regarding a particular investment.

Previous Investment Strategies as a Closed-End Fund

The foregoing addresses our intended operation as a diversified REIT. During the Conversion period, we will have varying levels of exposure to both our new business strategy as a diversified REIT, and our old business strategy as a registered closed-end investment company. The following therefore describes our old business strategy as a registered closed-end investment company to provide context with respect to our mix of investments while the Conversion period is ongoing and to address the fact that these strategies may continue to be employed in furtherance of executing the Conversion in a manner beneficial to the Company and shareholders.

Under normal market conditions, the Company invests across various markets in which the Investment Adviser holds significant investment experience: primarily the leveraged loan, high yield, structured products, real estate, communications, natural resources and stressed and distressed markets. The Investment Adviser makes investment decisions based on quantitative analysis, which employs sophisticated, data-intensive models to drive the investment process. The Company has a fundamental policy to concentrate its investments in the real estate industry, and, under normal market conditions, the Company invests at least 25% of the value of its total assets at the time of purchase in the securities of issuers conducting their principal business activities in the real estate industry and the Investment Adviser has full discretion regarding the capital markets from which it can access investment opportunities in accordance with the investment limitations set forth in this Offer to Exchange.

The Investment Adviser uses trading strategies to seek to exploit pricing inefficiencies across the credit markets, or debt markets, and within an individual issuer’s capital structure. The Investment Adviser varies its investments by strategy, industry, security type and credit market, but reserves the right to re-position its portfolio among these criteria depending on market dynamics, and thus the Company may experience high portfolio turnover. The Investment Adviser manages interest rate, default, currency and systemic risks through a variety of trading methods and market tools, including derivative hedging instruments, as it deems appropriate. This multi-strategy investment program allows the Investment Adviser to assess what it considers to be the best opportunities across multiple markets and to adjust quickly the Company’s trading strategies and market focus to changing conditions. The Investment Adviser focuses primarily on the U.S. marketplace, but may pursue opportunities in the non-U.S. credit or securities markets by investing the Company’s assets in Non-U.S. Securities.

The Investment Adviser may select investments from a wide range of trading strategies and credit markets in order to vary the Company’s investments and to optimize the risk-reward parameters of the Company. The Investment Adviser does not intend to invest the Company’s assets according to pre-determined allocations. The investment team and other personnel of the Investment Adviser use a wide range of resources to identify attractive individual investments and promising investment strategies for consideration in connection with investments by the Company. The following is a description of the general types of securities in which the Company may invest. This description is merely a summary, and the Investment Adviser has discretion to cause the Company to invest in other types of securities and to follow other investment criteria and guidelines as described herein.

The Company invests and trades in listed and unlisted, public and private, rated and unrated, debt and equity instruments and other obligations, including structured debt and equity instruments and financial derivatives. Investments may include investments in stressed and distressed positions, which may include publicly-traded debt and equity securities (including securities of REITs, BDCs and MLPs), obligations which were privately placed with banks, insurance companies and other lending institutions, trade claims, accounts receivable and any other form of obligation recognized as a claim in a bankruptcy or workout process. The Company may invest in securities traded in foreign countries and denominated in foreign currencies.

REITs are pooled investment vehicles that invest primarily in income-producing real estate or real estate-related loans or interests. Foreign REIT equivalents are entities located in jurisdictions that have adopted legislation substantially similar to the REIT tax provisions in that they provide for favorable tax treatment for the foreign REIT equivalent and require distributions of income to shareholders. The Company seeks to gain exposure to the real estate markets, in whole or in part, by investing in certain REIT subsidiaries of the Company, notably NexPoint Real Estate Opportunities, LLC (formerly Freedom REIT) (“NREO”) and NexPoint Real Estate Capital, LLC (“NREC”).

With respect to the Company’s real estate investments, the Investment Adviser seeks to: (i) recognize and allocate capital based upon where the Investment Adviser believes we are in the current real estate cycle, and as a result (ii) minimize drawdowns during market downturns and maximize risk adjusted returns during all market cycles, though there can be no assurance that this strategy will achieve this objective. The Company will rely on the expertise of the Investment Adviser and its affiliates to determine the appropriate structure for structured credit investments, which may include bridge loans, common and preferred equity or other debt-like positions, as well as the acquisition of such instruments from banks, servicers or other third parties.

Preferred equity and mezzanine investments in real estate transactions come in various forms which may or may not be documented in the borrower’s organizational documents. Generally, real estate preferred equity and/or mezzanine investments are typically junior to first mortgage financing but senior to the borrower’s or sponsor’s equity contribution. The investments are typically structured as an investment by a third-party investor in the real estate owner or various affiliates in the chain of ownership in exchange for a direct or indirect ownership interest in the real estate owner entitling it to a preferred/priority return on its investment. Sometimes, the investment is structured much like a loan where (i) “interest” on the investment is required to be paid monthly by the “borrower” regardless of available property cash flow; (ii) the entire investment is required to be paid by a certain maturity date; (iii) default rate “interest” and penalties are assessed against the “borrower” in the event payments are not made timely; and (iv) a default in the repayment of investment potentially results in the loss of management and/or ownership control by the “borrower” in the company in favor of the investor or other third-party.

As part of its investment program, the Company may invest, from time to time, in securities or other instruments that are sold in private placements and that are neither listed on an exchange, nor traded over the counter. The Company may also receive equity or equity-related securities in connection with a workout transaction or may invest directly in equity securities.

The Company may employ currency hedges (either in the forward or options markets) in certain circumstances to reduce currency risk and may engage in other derivative transactions for hedging purposes or to enhance total return. The Company may also lend securities and engage in short sales of securities. The Company currently leverages through borrowings from a committed facility, through a master repurchase agreement and through a bridge credit agreement. Additionally, the Company may continue to use leverage in the future through borrowings or the issuance of preferred shares. However, the Company has no present intention to issue preferred shares within the next twelve months. However, it is possible that an attractive preferred shares financing opportunity may arise, which the Company may consider. In addition, the Company may invest in the securities of companies whose capital structures are highly leveraged.

From time to time, the Investment Adviser may also invest a portion of the Company’s assets in short-term U.S. government obligations, certificates of deposit, commercial paper and other money market instruments, including repurchase agreements with respect to such obligations and pooled investment vehicles (for example, money market funds) that invest in these obligations, to enable the Company to make investments quickly, to serve as collateral with respect to certain of its investments, and for other cash management purposes. A greater percentage of Company assets may be invested in such obligations if the Investment Adviser believes that a defensive position is appropriate because of the outlook for security prices or in order to respond to adverse market, economic, business or political conditions.

RISK FACTORS AND SPECIAL CONSIDERATIONS

Risks Related to the Exchange Offer

We have reduced the monthly dividends to holders of our Common Shares in response to market conditions and the Exchange Offer.

In connection with the Exchange Offer and in response to evolving market conditions for real estate sector assets, the Company has reduced the monthly dividend from $0.10 per share to $0.05 per share, commencing with the dividend to be paid on October 31, 2020. As part of the Exchange Offer, the Company will pay up to $30 million as Cash Consideration to tendering shareholders. The Board and the Investment Adviser believe that the use of cash and liquid assets to effectuate the Exchange Offer will be more beneficial than either continuing a monthly dividend at $0.10 per Common Shares or selling portfolio assets into a volatile market on potentially suboptimal terms in order to raise cash. The Company currently expects to continue the Common Share dividend at this level at least until the Conversion is complete, at which time the Board may institute a different dividend policy; however, there can be no assurance that the monthly dividend will not be further reduced or eliminated completely in the future.

The Exchange Offer is expected to result in a reduction in income attributable to common shareholders.

If the Exchange Offer is fully subscribed, the net income earned by the Company (and therefore allocated to the holders of Common Shares) is estimated to decrease by approximately 0.29% per year due to the additional costs of paying dividends on the Series A Preferred Shares. This 0.29% decrease is equivalent to approximately $0.06 per Common Share. The Board and the Investment Adviser believe this reduction in income will be offset by the increase in NAV per Common Share, which as noted above is estimated to be up to 10.6%, or $1.77, per Common Share, assuming the Exchange Offer is fully subscribed at a price of $12.00 per Common Share. In addition, the Board and the Investment Adviser also believe that the leverage represented by the issuance of the Series A Preferred Shares will benefit the holders of the remaining Common Shares by, over the long term, increasing the income and/or capital appreciation attributable to the Common Shares.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Common Shares.

Neither we, our Board, our Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Common Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

All Common Shares that remain outstanding after the Exchange Offer will rank lower in priority to the Series A Preferred Shares with respect to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up.

In any voluntary or involuntary liquidation, dissolution or winding up of the Company, Common Shares would rank below all of the Series A Preferred Shares issued in the Exchange Offer. As a result, holders of Common Shares will not be entitled to receive any payment or other distribution of assets upon such liquidation, dissolution or winding up until our obligations to the holders of Series A Preferred Shares have been satisfied.

Common Shares that you continue to hold after the Exchange Offer may become less liquid following the Exchange Offer.

Following consummation of the Exchange Offer, the number of shares of Common Shares that are publicly traded may be reduced, the trading market for the remaining outstanding Common Shares may be less liquid and market prices of the Common Shares may be subject to fluctuations in price depending on the volume of trading in the Common Shares, which result in the Common Shares trading at a greater discount to NAV.

The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances.

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. We intend to treat the exchange of Common Shares for Series A Preferred Shares and cash as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated, you generally will recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the excess of the fair market value of your Series A Preferred Shares (including any fractional share) and cash received (excluding any cash in lieu of a fractional share) over your tax basis in the Common Shares, and (ii) the amount of cash received (less any cash attributable to a fractional share). You will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share). Cash received in lieu of a fractional share will generally be treated as received in exchange for the fractional share, and you will generally recognize the gain or loss thereon.Please see “Taxation” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

The Exchange Offer may not benefit us or our shareholders.

The Exchange Offer may not enhance shareholder value or improve the liquidity and marketability of our Common Shares. As of October 29, 2020, there were 45,626,296 outstanding Common Shares. The Exchange Offer may significantly decrease the number of outstanding Common Shares. If the maximum amount of Common Shares are tendered at $10.00 in the Exchange Offer, there will be approximately 30,626,296 Common Shares outstanding.

As a result, the Exchange Offer may result in reduced liquidity for our Common Shares and could impact the market value of our Common Shares in a negative manner. In addition, factors unrelated to our stock or our business, such as the general perception of the Exchange Offer by the financial markets, may cause a decrease in the value of our Common Shares and impair its liquidity and marketability. In addition, a significant decrease in the market value of our Common Shares may impair our ability to maintain compliance with the NYSE listing requirements. Prior performance of our Common Shares may not be indicative of the performance of our Common Shares after the Exchange Offer. Furthermore, securities markets worldwide have experienced significant price and volume fluctuations over the last several years, especially more recently as a result of the COVID-19 pandemic. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of our Common Shares following the Exchange Offer, particularly if the Exchange Offer is not viewed favorably by the financial markets.

Risks Related to the Company Operating as a Closed-End Fund

Counterparty Risk. Counterparty risk is the potential loss the Company may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. Counterparty risk is measured as the loss the Company would record if its counterparties failed to perform pursuant to the terms of their obligations to the Company. Because the Company may enter into over-the-counter forwards, options, swaps and other derivative financial instruments, the Company may be exposed to the credit risk of their counterparties. To limit the counterparty risk associated with such transactions, the Company conducts business only with financial institutions judged by the Investment Adviser to present acceptable credit risk.

Covenant-Lite Loans Risk. Loans in which the Company invests include covenant-lite loans, which carry more risk to the lender than traditional loans as they may contain fewer or less restrictive covenants on the borrower than traditionally included in loan documentation or may contain other borrower friendly characteristics. The

Company may experience relatively greater difficulty or delays in enforcing its rights on its holdings of certain covenant-lite loans and debt securities than its holdings of loans or securities with the usual covenants.

Emerging Markets Risk. Any investments in Emerging Market Countries (countries in which the capital markets are developing) may involve greater risks than investments in more developed markets and the prices of such investments may be more volatile. The consequences of political, social or economic changes in these markets may have disruptive effects on the market prices of the Company’s investments and the income they generate, as well as the Company’s ability to repatriate such amounts.

Illiquid and Restricted Securities Risk. Certain investments made by the Company are, and others may be, illiquid, and consequently the Company may not be able to sell such investments at prices that reflect the Investment Adviser’s assessment of their value or the amount originally paid for such investments by the Company. Illiquidity may result from the absence of an established market for the investments as well as legal, contractual or other restrictions on their resale and other factors. Furthermore, the nature of the Company’s investments, especially those in financially distressed companies, may require a long holding period prior to profitability. Restricted securities (i.e., securities acquired n private placement transactions) and illiquid securities may offer higher yields than comparable publicly traded securities. The Company, however, may not be able to sell these securities when the Investment Adviser considers it desirable to do so or, to the extent they are sold privately, may have to sell them at less than the price of otherwise comparable securities. Restricted securities are subject to limitations on resale which can have an adverse effect on the price obtainable for such securities. Also, if in order to permit resale the securities are registered under the Securities Act at a Company’s expense, the Company’s expenses would be increased. A high percentage of illiquid securities in a Fund creates a risk that such a Fund may not be able to redeem its shares without causing significant dilution to remaining shareholders.

Interest Rate Risk. The risk that fixed income securities will decline in value because of changes in interest rates. When interest rates decline, the value of fixed rate securities already held by the Company can be expected to rise. Conversely, when interest rates rise, the value of existing fixed rate portfolio securities can be expected to decline. A fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration.

Due to manipulation allegations in 2012 and reduced activity in the financial markets that it measures, in July 2017, the Financial Conduct Authority (the “FCA”), the United Kingdom financial regulatory body, announced a desire to phase out the use of LIBOR by the end of 2021. Please refer to “LIBOR Transition and Associated Risk” for more information.

Leverage Risk. The Company may use leverage in its investment program, including the use of borrowed funds and investments in certain types of options, such as puts, calls and warrants, which may be purchased for a fraction of the price of the underlying securities. While such strategies and techniques increase the opportunity to achieve higher returns on the amounts invested, they also increase the risk of loss. To the extent the Company purchases securities with borrowed funds, its net assets will tend to increase or decrease at a greater rate than if borrowed funds are not used. If the interest expense on borrowings were to exceed the net return on the portfolio securities purchased with borrowed funds, the Company’s use of leverage would result in a lower rate of return than if the Company were not leveraged.

LIBOR Transition and Associated Risk. LIBOR is the average offered rate for various maturities of short-term loans between major international banks who are members of the British Bankers Association. LIBOR is the most common benchmark interest rate index used to make adjustments to variable-rate loans. It is used throughout global banking and financial industries to determine interest rates for a variety of financial instruments (such as debt instruments and derivatives) and borrowing arrangements.

Due to manipulation allegations in 2012 and reduced activity in the financial markets that it measures, in July 2017, the FCA, the United Kingdom financial regulatory body, announced a desire to phase out the use of LIBOR by the end of 2021. As a result, plans are underway to phase out the use of LIBOR by the end of 2021.

Although the period from the FCA announcement until the end of 2021 is generally expected to be enough time for market participants to transition to the use of a different benchmark for new securities and transactions, there remains uncertainty regarding the future utilization of LIBOR and the specific replacement rate or rates. As such, the potential effect of a transition away from LIBOR on the Company or the financial instruments utilized by the Company cannot yet be determined. The transition process may involve, among other things, increased volatility or illiquidity in markets for instruments that currently rely on LIBOR. The transition may also result in a change in (i) the value of certain instruments held by the Company, (ii) the cost of temporary borrowing for the Company, or (iii) the effectiveness of related Company transactions such as hedges, as applicable. When LIBOR is discontinued, the LIBOR replacement rate may be lower than market expectations, which could have an adverse impact on the value of preferred and debt-securities with floating or fixed-to-floating rate coupons. Any such effects of the transition away from LIBOR, as well as other unforeseen effects, could result in losses to the Company. Since the usefulness of LIBOR as a benchmark could deteriorate during the transition period, these effects could occur prior to the end of 2021.

Preferred Stock Risk. Preferred stock, which may include preferred stock in real estate transactions, represents an equity or ownership interest in an issuer that pays dividends at a specified rate and that has precedence over common shares in the payment of dividends. In the event an issuer is liquidated or declares bankruptcy, the claims of creditors and owners of bonds take precedence over the claims of those who own preferred and common shares. If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions allowing the stock to be called or redeemed prior to its maturity, which can have a negative impact on the stock’s price when interest rates decline. Unlike interest on debt securities, preferred stock dividends are payable only if declared by the issuer’s board. The value of convertible preferred stock can depend heavily upon the value of the security into which such convertible preferred stock is converted, depending on whether the market price of the underlying security exceeds the conversion price.

Real Estate Industry Risk. Issuers principally engaged in real estate industry, including real estate investment trusts, may be subject to risks similar to the risks associated with the direct ownership of real estate, including: (i) changes in general economic and market conditions; (ii) changes in the value of real estate properties; (iii) risks related to local economic conditions, overbuilding and increased competition; (iv) increases in property taxes and operating expenses; (v) changes in zoning laws; (vi) casualty and condemnation losses; (vii) variations in rental income, neighborhood values or the appeal of property to tenants; (viii) the availability of financing and (ix) changes in interest rates and leverage.

REIT-Specific Risk. Real estate investments are subject to various risk factors. Generally, real estate investments could be adversely affected by a recession or general economic downturn where the properties are located. Real estate investment performance is also subject to the success that a particular property manager has in managing the property.

Risks Associated with Options on Securities. There are several risks associated with transactions in options on securities. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. A transaction in options or securities may be unsuccessful to some degree because of market behavior or unexpected events.

When the Company writes a covered call option, the Company forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retains the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation and once an option writer has received an exercise notice, it must deliver the underlying security in exchange for the strike price.

When the Company writes a covered put option, the Company bears the risk of loss if the value of the underlying stock declines below the exercise price minus the put premium. If the option is exercised, the Company could incur a loss if it is required to purchase the stock underlying the put option at a price greater than the market price of the stock at the time of exercise plus the put premium the Company received when it wrote the option. While the Company’s potential gain in writing a covered put option is limited to distributions earned on the liquid assets securing the put option plus the premium received from the purchaser of the put option, the Company risks a loss equal to the entire exercise price of the option minus the put premium.

Risks of Investing in Obligations of Stressed, Distressed and Bankrupt Issuers. The Company may invest in companies that are troubled, in distress or bankrupt. As such, they are subject to a multitude of legal, industry, market, environmental and governmental forces that make analysis of these companies inherently difficult. Further, the Investment Adviser relies on company management, outside experts, market participants and personal experience to analyze potential investments for the Company. There can be no assurance that any of these sources will prove credible, or that the resulting analysis will produce accurate conclusions.

Risks of Non-Diversification and Other Focused Strategies. While the Investment Adviser invests in a number of fixed income and equity instruments issued by different real estate, issuers and employs multiple investment strategies with respect to the Company investment portfolio, it is possible that a significant amount of the Company investments could be invested in the instruments of only a few companies or other issuers or that at any particular point in time one investment strategy could be more heavily weighted than the others. The focus of the Company’s investment portfolio in any one issuer would subject the Company to a greater degree of risk with respect to defaults by such issuer or other adverse events affecting that issuer, and the focus of the portfolio in any one industry or group of industries would subject the Company to a greater degree of risk with respect to economic downturns relating to such industry or industries. The focus of the Company investment portfolio in any one investment strategy would subject the Company to a greater degree of risk than if the Company investment portfolio were varied in its investments with respect to several investment strategies.

Reverse Repurchase Agreement Risk. The Company may enter into reverse repurchase transactions with BNP Securities or other banks and securities dealers. A reverse repurchase transaction is a repurchase transaction in which the Company is the seller of, rather than the investor in, securities or other assets and agrees to repurchase them at a date certain or on demand. Use of a reverse repurchase transaction may be preferable to a regular sale and later repurchase of securities or other assets because it avoids certain market risks and transaction costs. Reverse repurchase transactions involve the risk that the market value of securities and/or other assets purchased by the Company with the proceeds received by the Company in connection with such reverse repurchase transactions may decline below the market value of the securities the Company is obligated to repurchase under such reverse repurchase transactions. They also involve the risk that the counterparty liquidates the securities delivered to it by the Company under the reverse repurchase agreement following the occurrence of an event of default under the reverse repurchase agreement by the Company. At the time when the Company enters into a reverse repurchase transactions, liquid securities (cash, U.S. Government securities or other debt obligations) of the Company having a value at least as great as the Purchase Price of the securities to be purchased will be segregated on the books of the Company throughout the period of the obligation. The use of these investment strategies may increase net asset value fluctuation.

Senior Loans Risk. The Company’s investments in senior loans are typically below investment grade and are considered speculative because of the credit risk of their issuers. As with any debt instrument, senior loans are generally subject to the risk of price declines and to increases in interest rates, particularly long-term rates. Senior loans are also subject to the risk that, as interest rates rise, the cost of borrowing increases, which may increase the risk of default. In addition, the interest rates of floating rate loans typically only adjust to changes in short-term interest rates; long-term interest rates can vary dramatically from short-term interest rates. Therefore, senior loans may not mitigate price declines in a rising long-term interest rate environment. The secondary market for loans is generally less liquid than the market for higher grade debt. Less liquidity in the secondary trading market could adversely affect the price at which the Company could sell a loan, and could adversely affect the Company’s income. The volume and frequency of secondary market trading in such loans varies significantly over time and among loans. Although senior loans in which the Company will invest will often be secured by collateral, there can be no assurance that liquidation of such collateral would satisfy the Borrower’s obligation in the event of a default or that such collateral could be readily liquidated.

LIBOR is the average offered rate for various maturities of short-term loans between major international banks who are members of the British Bankers Association. LIBOR is the most common benchmark interest rate index used to make adjustments to variable-rate loans. It’s used throughout global banking and financial industries to determine interest rates for a variety of financial instruments (such as debt instruments and derivatives) and borrowing arrangements. Due to manipulation allegations in 2012 and reduced activity in the financial markets that it measures, in July 2017, the Financial Conduct Authority, the United Kingdom financial regulatory body, announced a desire to phase out the use of LIBOR by the end of 2021. Please refer to “LIBOR Transition and Associated Risk” for more information.

Short Sales Risk. Short sales by the Company that are not made where there is an offsetting long position in the asset that it is being sold short theoretically involve unlimited loss potential since the market price of securities sold short may continuously increase. Short selling allows the Company to profit from declines in market prices to the extent such decline exceeds the transaction costs and costs of borrowing the securities. However, since the borrowed securities must be replaced by purchases at market prices in order to close out the short position, any appreciation in the price of the borrowed securities would result in a loss. Purchasing securities to close out the short position can itself cause the price of securities to rise further, thereby exacerbating the loss. The Company may mitigate such losses by replacing the securities sold short before the market price has increased significantly. Under adverse market conditions, the Company might have difficulty purchasing securities to meet margin calls on its short sale delivery obligations, and might have to sell portfolio securities to raise the capital necessary to meet its short sale obligations at a time when fundamental investment considerations would not favor such sales.

Structured Finance Securities Risk. A portion of the Company’s investments may consist of equipment trust certificates, collateralized mortgage obligations, collateralized bond obligations, collateralized loan obligations or similar instruments. Such structured finance securities are generally backed by an asset or a pool of assets, which serve as collateral. Depending on the type of security, the collateral may take the form of a portfolio of mortgage loans or bonds or other assets. The Company and other investors in structured finance securities ultimately bear the credit risk of the underlying collateral. In some instances, the structured finance securities are issued in multiple tranches, offering investors various maturity and credit risk characteristics, often categorized as senior, mezzanine and subordinated/equity according to their degree of risk. The riskiest securities are the equity tranche, which bears the bulk of defaults from the bonds or loans serving as collateral, and thus may protect the other, more senior tranches from default. If there are defaults or the relevant collateral otherwise underperforms, scheduled payments to senior tranches of such securities take precedence over those of mezzanine tranches, and scheduled payments to mezzanine tranches take precedence over those to subordinated/equity tranches. A senior tranche typically has higher ratings and lower yields than the underlying securities, and may be rated investment grade. Despite the protection from the equity tranche, other tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to previous defaults and the disappearance of protecting tranches, market anticipation of defaults and aversion to certain structured finance securities as a class.

Gain Contingency. Claymore Holdings, LLC, a partially-owned affiliate of the Company, is engaged in ongoing litigation that could result in a possible gain contingency to the Company. The probability, timing, and potential amount of recovery, if any, are unknown.

Valuation Risk. Certain of the Company’s assets, including but not limited to private real estate investments, are fair valued. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate materially from period to period. Additionally, the fair value of investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values the Company may ultimately realize. Further, such investments may be subject to legal and other restrictions on resale or otherwise less liquid than publicly traded securities. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Additionally, the Company’s investment in equity issued by TerreStar Corporation (“TerreStar”), which represented 5.6% of the Company’s total net assets as of June 30, 2020, is fair valued. TerreStar is a nonoperating company that does not currently generate substantial revenue and which primarily derives its value from licenses for use of two wireless spectrum assets, the fair valuation of which involves significant uncertainty as it is materially dependent on estimates of value.

The license with respect to one such spectrum asset was previously terminated by the FCC and subsequently restored on April 30, 2020 on a limited conditional basis. The restoration of such license requires TerreStar to meet certain deployment milestones for wireless medical telemetry service (“WMTS”) during a 39-month period. Upon satisfaction of the deployment milestones, TerreStar will be able use such spectrum for other services besides WMTS as long as those services do not interfere with WMTS and TerreStar continues to provide WMTS.

If TerreStar is unsuccessful in satisfying such deployment milestones, or if other services cannot be implemented in a manner that does not interfere with WMTS, the value of the TerreStar equity would likely be materially negatively impacted. In determining the fair value of TerreStar, the Investment Adviser has assigned a high probability of success on both conditions based on consultation with the company and its consultants.

Risks Related to Current Market Conditions

Events outside of our control, including widespread public health emergencies such as the novel coronavirus (“COVID-19”), may cause significant market disruptions and volatility that could negatively affect our results or ability to effectively implement the Conversion.

Periods of market volatility may continue to occur in response to pandemics or other events outside of our control. In recent months, the novel coronavirus (“COVID-19”) pandemic has resulted in severe disruptions to global financial markets, border closings, restrictions on travel and gatherings of any measurable amount of people, “shelter in place” orders (or the equivalent) for entire cities, metropolitan areas and countries, expedited and enhanced health screenings, quarantines, cancellations, business and school closings, disruptions to employment and supply chains, reduced productivity, severely impacted customer and client activity in virtually all markets and sectors, and a virtual cessation of normal economic activity. The current economic situation and the unprecedented measures taken by state, local and national governments around the world to combat the spread of COVID-19 and its economic impacts, as well as various social, political and psychological tensions in the United States and around the world, may continue to contribute to severe market disruptions and volatility and reduced economic activity, may have long-term negative effects on the U.S. and worldwide financial markets and economy and may cause further economic uncertainties in the United States and worldwide. It is not known how long any negative impacts, or any future impacts of other significant events such as a substantial economic downturn, will last. Health crises caused by outbreaks of disease, such as the coronavirus, may exacerbate other pre-existing political, social and economic risks. This outbreak, and other epidemics and pandemics that may arise in the future, could negatively affect the global economy, as well as the economies of individual countries, individual companies and the market in general in significant and unforeseen ways.

However, these events could have a significant negative impact on the Company’s performance, net asset value, liquidity, income and ability to pay distributions and service debts. In addition, the increasing interconnectedness of markets around the world may result in many markets being affected by events or conditions in a single country or region or events affecting a single or small number of issuers.

The United States responded to the coronavirus pandemic and resulting economic distress with fiscal and monetary stimulus packages, including the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) passed in late March 2020. The CARES ACT provides for over $2.2 trillion in resources to small businesses, state and local governments, and individuals that have been adversely impacted by the COVID-19 pandemic. In mid-March 2020, the U.S. Federal Reserve (the “Fed”) cut interest rates to historically low levels and announced a new round of quantitative easing, including purchases of corporate and municipal government bonds. The Fed also enacted various programs to support liquidity operations and funding in the financial markets, including expanding its reverse repurchase agreement operations, which added $1.5 trillion of liquidity to the banking system; establishing swap lines with other major central banks to provide dollar funding; establishing a program to support money market funds; easing various bank capital buffers; providing funding backstops for businesses to provide bridging loans for up to four years; and providing funding to help credit flow in asset-backed securities markets. In addition, the Fed plans to extend credit to small- and medium-sized businesses.

As a result of the ongoing pandemic, most market observers believe the global economy is currently in the midst of a recession. States and municipalities across the United States have been allowing certain businesses to re-open and easing certain restrictions they had previously implemented in response to the COVID-19 pandemic, often in stages that are phased in over time. Recently, economic data have indicated that the U.S. economy has improved since the lowest periods experienced in March and April 2020. However, certain areas of the United States have experienced increased numbers of COVID-19 infections following the re-openings of their economies and easing of restrictions and, in some cases, certain states have imposed or re-imposed closings of certain business activities and other restrictions in response. It is unclear whether the increases in the number of COVID-19 infections will continue and/or amplify or whether any “second wave” of COVID-19 infection outbreaks will occur in the United States or elsewhere and, if so, what the impact of that would be on human health and safety, the economy or our business.

Potential consequences of market disruptions and volatility arising out of the COVID-19 pandemic include, but are not limited to:

•	sudden, unexpected and/or severe declines in the market price of our common or preferred shares, or our net asset value;

•	inability of the Company to accurately or reliably value its assets;

•

inability of the Company to comply with debt covenants that could prevent the Company from paying dividends to our common and/or preferred shareholders or result in events of default under the terms of our debt or credit facilities;

•	inability of the Company to pay any dividends and distributions to common or preferred shareholders;

•	inability of the Company to maintain its qualification for taxation as a RIC or a REIT, as applicable, under the Code;

•	inability of the Company to make payments on our outstanding debt as they become due;

•	potentially severe, sudden and unexpected declines in the value of our assets;

•	increased risk of default or bankruptcy by the companies in which we invest or by tenants of properties that we own;

•

increased risk of companies or properties in which we invest being unable to weather an extended cessation of normal economic activity and thereby impairing their ability to continue functioning as a going concern or generate revenue for us;

•

reduced economic demand resulting from mass employee layoffs or furloughs in response to governmental action taken to slow the spread of COVID-19, which could impact the continued viability of the companies in which we invest or tenants of properties that we own;

•	companies or properties in which we invest being disproportionally impacted by governmental action aimed at slowing the spread of COVID-19;

•	limited availability of new investment opportunities;

•	inability of the Company to realign its portfolio without being required to sell assets at inopportune times or in distressed situations; and

•	general threats to the Company’s ability to continue operations.

It is virtually impossible to determine the ultimate impact of COVID-19 at this time. Accordingly, the ultimate implementation of the Conversion is subject to a wide range of risks that may adversely affect the Company and delay or significantly impair the Company’s ability to implement the Conversion, and an investment in our Series A Preferred Shares is subject to an elevated degree of risk.

The COVID-19 pandemic poses special risks for companies like us that investment in real estate and real estate related assets.

The COVID-19 pandemic and governmental responses thereto have severely negatively affected the real estate industry in general. The imposition of “shelter-in-place” orders for certain businesses have led to a dramatic reduction in demand for office and retail space. As many businesses have been required to operate through remote working programs, their current need for office space has been significantly reduced. Other businesses, including restaurants, entertainment venues and retail businesses, have been prohibited from keeping their doors open to customers and required to limit services to takeout, delivery and e-commerce. Such prohibitions have limited demand for retail space. Although a majority of states have announced plans to permit a phased re-opening of businesses in certain sectors, and we expect that social distancing requirements may require such businesses to use more space in the near term to perform existing functions, public health concerns about large gatherings and use of public spaces and the impact of working remotely and on-line purchasing may lead to a reduction in corporate and retail space requirements in the long term, resulting in reduced construction and higher vacancy rates, as well as bankruptcies and insolvencies of our clients and counterparties, higher foreclosure rates and declines in real estate values and transaction volumes.

As noted above, most market observers that the global economy is currently in the midst of a recession. During economic recessions, real estate values typically decline, sometimes significantly. Declining real estate values may increase the likelihood that borrowers will default on their debt service obligations and that lenders will incur losses as a result because the value of the collateral that secures such loans may then be less than the debt owed plus our costs of recovery. In addition, some tenants have been, and may in the future be, required to suspend operations at properties owned by us or in which we invest for extended periods of time. Tenants may request rent concessions and more tenants may request rent concessions or may not pay rent in the future. This could lead to increased rent delinquencies and/or defaults under leases, a lower demand for rentable space leading to increased concessions or lower occupancy, increased tenant improvement capital expenditures, or reduced rental rates to maintain occupancies.

Further, we may be limited in our ability to access capital and, as a result, we would have limited capital to invest. The long-term impact of the COVID-19 pandemic and its aftermath on financial markets is uncertain. To the extent that impact is sustained for an extended period, we expect that we will be further challenged in accessing capital. As a result, our ability to grow our business and investment portfolio may be limited for an indefinite period.

We believe that the risks associated with our investments will increase during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Consequently, our investment strategy may be adversely affected by a prolonged economic downturn or recession related to the COVID-19 pandemic, which could adversely affect our ability to pay dividends on our Common Shares or the Series A Preferred Shares, our ability to repay or refinance our existing indebtedness, and the price of our Common Shares and Series A Preferred Shares.

Risk Related to the Company’s Concentration in Real Estate Securities.

The Company’s investments will be significantly impacted by the performance of the real estate market and may experience more volatility and be exposed to greater risk than a more diversified portfolio. The values of companies engaged in the real estate industry are affected by: (i) changes in general economic and market conditions; (ii) changes in the value of real estate properties; (iii) risks related to local economic conditions, overbuilding and increased competition; (iv) increases in property taxes and operating expenses; (v) changes in zoning laws; (vi) casualty and condemnation losses; (vii) variations in rental income, neighborhood values or the appeal of property to tenants; (viii) the availability of financing and (ix) changes in interest rates and leverage.

Reductions in demand for real estate may result in fewer acquisitions of commercial properties and reduced levels of new lease activity and long-term renewals, each of which could negatively impact the value of our real estate investments. Limited availability of debt financing has led to reduction in capital market activity and valuation and advisory services. Non-payment of rent by commercial tenants, whether as a result of increased unemployment or federal and state government mandates providing rent relief, may reduce the cash flow of commercial real estate borrowers, resulting in higher rates of default on our receivables. Accordingly, the reduction in demand for commercial real estate space may have a material adverse effect, on the Company’s business, financial condition, results of operations and prospects, and could negate the anticipated benefits from the implementation of the Conversion.

Additionally, government restrictions on foreclosures may lead to higher rates of default or forbearance. The increase in defaults and forbearance may lead to reduced demand for new loan origination and servicing by REITs and other entities in which we invest. These entities may also be required to advance payments owed by borrowers under Fannie Mae and FHA/HUD loans whose loans are permitted under government regulations to enter into forbearance. There can be no assurance that the REITs and other entities in which we invest will be able to enter into financing arrangements to provide funding for potential forbearance advances or that such arrangements will be enough to cover these potential advances.

A decline in economic conditions may also lead to constraints on capital and liquidity, a higher cost of capital, and possible changes or downgrades to our credit ratings, and additional restructuring charges. Although the federal government has taken many actions to provide liquidity to businesses and the financial markets, including loan programs for businesses in certain sectors or meeting certain criteria, these programs have experienced greater demand than funds available and have had strict eligibility requirements.

The full extent of the impact and effects of the recent outbreak of COVID-19 on the future financial performance of the Company, and specifically, on its investments and tenants to properties held by our REIT subsidiary, are uncertain at this time. The impact will depend on future developments, including, among other factors, the duration and spread of the outbreak along with related travel advisories and restrictions, the recovery time of the disrupted supply chains, the consequential staff shortages, the production delays, and the uncertainty with respect to the accessibility of additional liquidity or the capital markets. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19. The federal government has enacted various forms of aid to the industries negatively affected by the virus, but we cannot be certain that such aid will help mitigate the material reduction in revenue we may experience.

Risks Related to Our Conversion to a Diversified REIT

Any delay in receiving the Deregistration Order may delay our ability to operate like a typical REIT not subject to the 1940 Act.

We intend to apply to the SEC for a Deregistration Order, but the timing for receiving the Deregistration Order is uncertain. Until the SEC issues a Deregistration Order, we will continue to be registered as an investment company and will continue to be regulated under the 1940 Act. Pending the SEC’s issuance of the Deregistration Order, we intend to begin realigning our portfolio consistent with our new business as a diversified REIT. We anticipate that the implementation period may last approximately two years, with full implementation not projected until approximately the middle of 2022. We intend to seek to qualify as a REIT for tax purposes for the taxable year beginning January 1, 2021, which, among other requirements, will require that we transition our assets into a REIT-compliant portfolio no later than March 31, 2021, the first date on which we must satisfy the quarterly REIT asset tests, and that we limit the income from nonqualifying investments in a way that permits us to satisfy the annual REIT income tests. However, our ability to apply for the Deregistration Order may be delayed if we are unable to transition assets of the Company sufficient to satisfy such requirements or any other requirement to qualify as REIT for such year. The foregoing time period is an estimate and may vary depending upon the length of the deregistration process with the SEC, tax considerations and the pace at which we will be able to transition certain of the Company’s investments into real estate, mortgages secured by real estate or other qualifying assets. Any delay in receiving the Deregistration Order beyond the projected two-year implementation period may delay our ability to operate like a typical REIT not subject to the 1940 Act and would delay our ability to realize the benefits we anticipate to realize from becoming a diversified REIT.

During the implementation period, we will be required to transition a material portion of our assets to ensure a REIT-compliant portfolio.

During the implementation period, we will be required to transition a material portion of our assets to ensure a REIT-compliant portfolio sufficient to qualify as a REIT for tax purposes. During the transition period and before our portfolio has been fully converted to its new investment strategy, we may experience a reduction in income and we expect our cash flow from earnings and the status and availability of capital gains we realize from our portfolio to decline during our transition to a diversified REIT. This decline could result from the rotation out of existing investments, the need to establish new revenue streams, the potential for holding assets in temporary investments with lower yields and the availability or unavailability of realized capital gains to distribute, among other potential variables.

Pursuant to the Conversion, we expect to sell assets we own in transactions that may be taxable.

If we convert to a diversified REIT, we expect to sell approximately 25% of the assets that we own in taxable transactions. Pursuant to RIC and REIT tax laws, any taxable income or gains recognized on such sales would generally need to be distributed to our shareholders in the year recognized, and any such distributions would generally be taxable to shareholders when received.

Our failure to qualify for taxation as a REIT would cause the Common Shares and Series A Preferred Shares to be delisted from the NYSE.

Following our Conversion to a diversified REIT, the NYSE will require, as a condition to the continued listing of our shares, that we maintain our qualification for taxation as a REIT. Consequently, if we fail to maintain our qualification for taxation as a REIT, our shares would promptly be delisted from the NYSE, which would decrease the trading activity of such shares. This could make it difficult for our shareholders to sell their shares and would likely cause the market volume of the shares trading to decline.

If we are delisted as a result of failing to maintain our qualification for taxation as a REIT and desire to relist our shares on the NYSE or another national stock exchange, we would have to reapply to the NYSE or such other exchange to be listed as a domestic corporation. We might not be able to satisfy the NYSE’s listing standards for a domestic corporation. As a result, if we are delisted from the NYSE, we might not be able to relist on the NYSE or another national stock exchange as a domestic corporation, in which case our shares could not trade on such stock exchange.

Risks Related to Our Company When Operating as a Diversified REIT

We may not be able to achieve our investment objective.

Our ability to achieve our investment objectives depends on our ability to make investments that generate attractive, risk adjusted returns, as well as on our access to financing on terms that permit us to realize net interest income from our investments. In general, the availability of favorable investment opportunities will be affected by the level and volatility of interest rates in the market generally, the availability of adequate short- and long-term real estate financing and the competition for investment opportunities. We cannot be sure that we will be successful in obtaining additional capital to enable us to make new investments, that any investments we make will satisfy our targeted rate of return or other investment objectives or that we will be able to successfully operate our business, or implement our operating policies and investment strategies. If we fail to make a meaningful number of target investments within a reasonable time or on acceptable terms, such failure may have a material adverse effect on our business, financial condition, results of operations, ability to maintain our qualification for taxation as a REIT, and ability to make or sustain distributions to our shareholders, and could cause the value of our securities to decline.

Changes in laws or regulations could increase competition for debt financing or require changes to our business practices and adversely affect us.

Various laws and regulations currently exist that restrict the investment activities of banks and certain other financial institutions but would not apply to us. We believe this regulatory difference may create opportunities for us to successfully grow our business. However, recent and possible future changes in financial regulations and enforcement under the current U.S. presidential administration could decrease the current restrictions on banks and other financial institutions, which may allow them to compete more effectively with us for investment opportunities.

The laws and regulations governing our operations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Such changes or new laws or regulations could require changes to certain of our business practices, negatively impact our operations, impose additional costs on us or otherwise adversely affect our business. There has been increasing commentary amongst regulators and intergovernmental institutions on the role of nonbank institutions in providing credit and, particularly, so-called “shadow banking,” a term generally taken to refer to credit intermediation involving entities and activities outside the regulated banking system. For example, in August 2013, the Financial Stability Board issued a policy framework for strengthening oversight and regulation of shadow banking entities. That report outlined initial steps to define the scope of the shadow banking system and proposed governing principles for a regulatory framework. A number of other regulators and international organizations are studying the shadow banking system. At this time, it is too early to assess whether any new rules or regulations will be adopted or what impact such rules or regulations will have on us, if any. In an extreme eventuality, it is possible that such regulations could cause us to cease operations.

Our operating and investment guidelines, investment and financing strategies and leverage and hedging policies may be changed without shareholder approval.

The Investment Adviser will be authorized to follow broad operating and investment guidelines. These guidelines, as well as our investment and financing strategies, leverage and hedging policies with respect to investments, originations, acquisitions, operations, indebtedness, capitalization and distributions, may be changed at any time without the approval of our shareholders. Changes in our investment strategies may increase our exposure to interest rate risks, default risks and real estate market fluctuations. These changes could adversely affect our financial condition, results of operations, the market price of our Common Shares and our ability to make distributions to our shareholders.

Any material failure, inadequacy, interruption or security failure of the information technology networks and systems on which we rely could materially and adversely affect us.

The Investment Adviser relies on information technology and systems, including the Internet and cloud-based infrastructures, commercially available software and their internally developed applications, to process, transmit, store and safeguard information and to manage or support a variety of their business processes, including financial transactions and maintenance of records, which may include personal identifying information of employees and investment data. If the Investment Adviser experiences material security or other failures, inadequacies or interruptions of their information technology, they could incur material costs and losses, and our operations could be disrupted as a result. Further, third-party vendors could experience similar events with respect to their information technology and systems that impact the products and services they provide to the Investment Adviser or the Company. The Investment Adviser relies on commercially available systems, software, tools and monitoring, as well as their internally developed applications and internal procedures and personnel, to provide security for processing, transmitting, storing and safeguarding confidential borrower and vendor information, such as personally identifiable information related to their employees, guarantors, tenants and others and information regarding their and our financial accounts. The Investment Adviser takes various actions, and incur significant costs, to maintain and protect the operation and security of its information technology and systems, including the data maintained in those systems. However, it is possible that these measures will not prevent the systems’ improper functioning or a compromise in security, such as in the event of a cyberattack or the improper disclosure of personally identifiable information.

Security breaches, computer viruses, attacks by hackers, online fraud schemes and similar breaches can create significant system disruptions, shutdowns, fraudulent transfer of assets or unauthorized disclosure of confidential information. The cybersecurity risks to the Investment Adviser, the Company and third-party vendors are heightened by, among other things, the evolving nature of the threats faced, advances in computer capabilities, new discoveries in the field of cryptography and new and increasingly sophisticated methods used to perpetuate illegal or fraudulent activities against the Investment Adviser, including cyberattacks, email or wire fraud and other attacks exploiting security vulnerabilities in the Investment Adviser’s or other third parties’ information technology networks and systems or operations. Any failure to maintain the security, proper function and availability of the Investment Adviser’s information technology and systems, or certain third-party vendors’ failure to similarly protect their information technology and systems that are relevant to the Investment Adviser’s or the Company’s operations, or to safeguard the Investment Adviser’s or the Company’s business processes, assets and information could result in financial losses, interrupt the Investment Adviser’s operations, damage the Investment Adviser’s reputations, cause the Investment Adviser to be in default of material contracts and subject the Investment Adviser to liability claims or regulatory penalties, any of which could materially and adversely affect our business and the value of our securities.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or our internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and our internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, we cannot guarantee that our disclosure controls and procedures and internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our disclosure controls and procedures or internal control over financial reporting could result in misstatements of our results of operations or our financial statements or could otherwise materially and adversely affect our business, reputation, results of operations, financial condition or liquidity.

During Fund management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in connection with the Company’s annual report for the fiscal year-ended December 31, 2019, the principal executive officer and principal financial officer concluded that the Company’s disclosure controls and procedures were not effective due to a material weakness for the Company relating to the application of ASC 820 with respect to the selection and validation of fair value methodologies which are monitored by the Valuation Committee through the operation of a review control. This control was not designed to ensure the appropriateness of the methodologies employed and fair value determinations reached for certain real estate-related holdings. A material weakness (as defined in Rule 12b-2 under the Exchange Act) is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. While this material weakness did not result in material pricing errors related to any hard-to-value securities held by the Company during the reporting period, it could have resulted in a misstatement to the investment balances or disclosures that would have resulted in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

Management has developed a plan to remediate the material weakness described above. Management utilizes one or more independent valuation experts as part of its existing valuation process. Management will undertake the addition of a review control by designating a member of the Valuation Committee to monitor and report to the Valuation Committee to ensure that for significant real estate-related holdings, a) the valuation methodology employed is confirmed by an independent valuation expert at least annually and b) for independently obtained valuations of real estate-related holdings, fair values for such holdings are materially validated through one or more other valuation techniques that are acceptable under ASC 820.

Unfavorable market and economic conditions in the United States and globally and in the specific markets or submarkets where our properties are located could adversely affect occupancy levels, rental rates, rent collections, operating expenses and the overall market value of our assets, and impair our ability to sell, recapitalize or refinance our assets.

Unfavorable market conditions in the areas in which we operate and unfavorable economic conditions in the United States and globally may significantly affect our occupancy levels, our rental rates, rent collections, operating expenses, the market value of our properties and our ability to strategically acquire, dispose, recapitalize or refinance our multifamily properties on economically favorable terms or at all. Our ability to lease our properties at favorable rates is adversely affected by increases in supply of multifamily communities in our markets and is dependent upon overall economic conditions, which are adversely affected by, among other things, job losses and unemployment levels, a recession, personal debt levels, a downturn in the housing market, stock market volatility and uncertainty about the future. Some of our major expenses, including debt service and real estate taxes, generally do not decline when related rents decline. We expect that any declines in our occupancy levels, rental revenues and/or the values of our multifamily properties would cause us to have less cash available to pay our indebtedness, fund necessary capital expenditures and to make distributions to our shareholders, which could negatively affect our financial condition and the market value of our assets. Factors that may affect our occupancy levels, our revenues, our NOI and/or the value of our properties include the following, among others:

•	downturns in global, national, regional and local economic conditions;

•	declines in the financial condition of our residents, which may make it more difficult for us to collect rents from these residents;

•	the inability or unwillingness of our residents to pay rent increases;

•	a decline in household formation;

•	a decline in employment or lack of employment growth;

•	an oversupply of, or a reduced demand for, apartment homes;

•	changes in market rental rates in our core markets;

•	our ability to renew leases or re-lease space on favorable terms;

•	the timing and costs associated with property improvements, repairs and renovations;

•	declines in mortgage interest rates, making home and condominium ownership more affordable;

•	changes in home loan lending practices, including the easing of credit underwriting standards, increasing the availability of home loans and thereby reducing demand for apartment homes;

•	government or builder incentives which enable first-time homebuyers to put little or no money down, making alternative housing options more attractive;

•	rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents to offset increases in operating costs; and

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economic conditions that could cause an increase in our operating expenses, such as increases in property taxes (particularly as a result of increased local, state and national government budget deficits and debt and potentially reduced federal aid to state and local governments), utilities, insurance, compensation of on-site associates and routine maintenance.

We are subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws) limitations on rent and rent increases, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws.

We are exposed to risks associated with real estate development and redevelopment, such as unanticipated expenses, delays and other contingencies, any of which could have a material adverse effect on us.

Real estate development and redevelopment activities are a critical element of our business strategy, and we expect to engage in such activities with respect to several of our properties and with properties that we may acquire in the future. To the extent that we do so, we will be subject to risks, including, without limitation:

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

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time required to complete the construction or redevelopment of a project or to lease-up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	contractor, subcontractor and supplier disputes, strikes, labor disputes, weather conditions or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining, or the inability to obtain, necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

•	incurrence of design, permitting and other development costs for opportunities that we ultimately abandon;

•	the ability of prospective real estate venture partners or buyers of our properties to obtain financing; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

Furthermore, if we develop assets in new markets or asset classes where we do not have the same level of market knowledge or experience as with our current markets and asset classes, then we may experience weaker than anticipated performance. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the initiation or the completion of development or redevelopment activities, any of which could have a material adverse effect on us.

We may fail to consummate future property acquisitions, and we may not be able to find suitable alternative investment opportunities.

When acquiring properties in the future, we may be subject to various closing conditions, and there can be no assurance that we can satisfy these conditions or that the acquisitions will close. If we fail to consummate future acquisitions, there can be no assurance that we will be able to find suitable alternative investment opportunities.

Acquisitions may not yield anticipated results, which could negatively affect our financial condition and results of operations.

We intend to actively acquire multifamily properties for rental operations as market conditions, including access to the debt and equity markets, dictate. We may also acquire multifamily properties that are unoccupied or in the early stages of lease-up. We may be unable to lease-up these multifamily properties on schedule, resulting in decreases in expected rental revenues and/or lower yields as the result of lower occupancy and rental rates as well as higher than expected concessions. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position or to complete a development project. We may be unable to integrate the existing operations of newly acquired multifamily properties and over time such communities may not perform as well as existing communities or as we initially anticipated in terms of occupancy and/or rental rates. Additionally, we expect that other major real estate investors with significant capital will compete with us for attractive investment opportunities or may also develop properties in markets where we focus our development efforts. This competition may increase acquisition costs for multifamily properties. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

We may be subject to contingent or unknown liabilities related to properties or business that we have acquired or may acquire for which we may have limited or no recourse against the sellers.

The properties or businesses that we have acquired or may acquire, may be subject to unknown or contingent liabilities for which we have limited or no recourse against the sellers. Unknown liabilities might include liabilities for, among other things, cleanup or remediation of undisclosed environmental conditions, liabilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), claims of residents, vendors or other persons dealing with the entities prior to the acquisition of such property, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. Because many liabilities, including tax liabilities, may not be identified within the applicable contractual indemnification period, we may have no recourse against any of the owners from whom we acquire such properties for these liabilities. The existence of such liabilities could significantly and adversely affect the value of the property subject to such liability. As a result, if a liability were asserted against us based on ownership of any of such properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows.

We will operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire our target investments on attractive terms and could also affect the pricing of these investment opportunities.

We will operate in a highly competitive market for investment opportunities. Our profitability will depend, in large part, on our ability to acquire our target investments on attractive terms. In acquiring our investments, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds (including funds or investors that the Investment Adviser and its subsidiaries may sponsor, advise or manage), banks, and insurance companies and other financial institutions. Some of our competitors, including other REITs and alternative real estate lenders, have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with our investment objectives, which may create additional competition for lending and other investment opportunities. Many of our competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we have. Many of our competitors are not subject to the operating constraints associated with REIT rules or SEC reporting compliance or maintenance of an exemption from registration as an investment company under the 1940 Act. Some of our competitors may have a lower cost of capital and access to funding sources that may not be available to us, such as the U.S. Government, or are only available to us on substantially less attractive terms. In addition, some of our competitors may have higher risk tolerances or make different risk assessments than us, which could lead them to consider a wider variety of investments, offer more attractive pricing or other terms than us, for example, higher LTV ratios or lower interest rates than we are willing to offer or accept, or establish more relationships than us. In addition, recent and possible future changes in financial regulations and enforcement under the current U.S. presidential administration could decrease the current restrictions on banks and other financial institutions. If this occurs, these banks and financial institutions may increase or commence their pursuit of investments that are within our target investments either because they would no longer be restricted in making these investments or because the regulatory burdens resulting from these investments would be removed or significantly reduced. Furthermore, competition for our target investments may lead to the price for these investments increasing, which may further limit our ability to generate desired returns. The competitive pressures we will face may have a material adverse effect on our business, financial condition and results of operations, and we cannot be sure that we will be able to identify and acquire our target investments.

The anticipated lack of liquidity of certain of our investments may adversely affect our business.

The anticipated lack of liquidity of certain of our investments may make it difficult for us to sell such investments if the need or desire arises. Certain investments such as real property, mortgages, B-Notes, mezzanine and other loans (including most loan participations) and preferred equity, in particular, are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the difficulty of recovery in the event of a borrower’s default. In addition, we anticipate that certain of our investments may become less liquid after we have made them as a result of delinquencies or defaults, turbulent market conditions or the unavailability to borrowers of refinancing capital, which may make it more difficult for us to dispose of such investments at advantageous prices or in a timely manner. Moreover, many of the loans and securities we will invest in are not registered under relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are expected to be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or the Investment Adviser has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to adjust our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our financial condition and results of operations.

Concentrations within our portfolio of investments may subject us to losses.

While we intend to expand and diversify our portfolio of investments, we are not required to observe specific diversification criteria. Our investments may therefore at times be concentrated in certain property types or in certain borrowers that may be subject to higher risk of default or foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our investments are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period. Further, investments concentrated in certain borrowers may result in defaults of a significant amount of our investments if one or more of those borrowers default. Defaults of our concentrated investments may significantly reduce our net income, the returns on our investments and the value of our Common Shares, and as a result reduce our ability to make or sustain distributions to our shareholders.

Loans secured by properties in transition or requiring significant renovation involve a greater risk of loss than loans secured by stabilized properties.

We may originate or acquire transitional or bridge loans to borrowers who are seeking shorter term capital to be used in acquisitions, construction or repositioning of properties. In a typical transitional loan, the borrower has usually identified a property that the borrower believes has been under-managed or is located in a recovering market or requires renovation. The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns, construction risks and noncompletion risks, among others. Estimates of the costs of property improvements may be inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If the borrower fails to improve the quality of the property’s management or the market in which the property is located fails to improve as expected, or the renovation is not completed in a timely manner or such costs are more than expected, then the borrower may not generate sufficient cash flow to make payments on or refinance the transitional loan, and we may not recover some or all of our investment.

In addition, borrowers often use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of the borrowers’ inability to obtain financing to repay the loan. Losses we or our subsidiaries suffer with respect to our transitional loans could be material.

The Investment Adviser’s diligence process for investment opportunities may not reveal all facts that may be relevant for an investment, and if we incorrectly evaluate the risks of our investments, we may experience losses.

Prior to our making any investment, the Investment Adviser will conduct diligence that it considers reasonable based upon the facts and circumstances of the investment. When conducting diligence on our behalf, the Investment Adviser may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues.

Outside consultants, legal advisors, accountants and investment banks may be involved in the diligence process to varying degrees depending on the type of potential investment. Nonetheless, our diligence may not reveal all of the risks associated with our investments. We will evaluate our potential investments based upon criteria the Investment Adviser deems appropriate for the relevant investment. Our underwriting assumptions and loss estimates may not prove accurate, and actual results may vary from estimates. If we underestimate the risks and potential losses associated with an investment we originate or acquire, we may experience losses from the investment.

Moreover, investment analyses and decisions by the Investment Adviser may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to the Investment Adviser at the time of making an investment decision may be limited. Therefore, we cannot be sure that the Investment Adviser will have knowledge of all circumstances that may adversely affect such investment.

We may be subject to risks involved in real estate activity through joint ventures.

We may acquire properties through joint ventures when we believe circumstances warrant the use of such structures. Joint venture investments involve risks, including: the possibility that joint venture partners might refuse to make capital contributions when due; that we may be responsible to joint venture partners for indemnifiable losses; that joint venture partners might at any time have business or economic goals which are inconsistent with ours; and that joint venture partners may be in a position to take action or withhold consent contrary to our recommendations, instructions or requests. In some instances, joint venture partners may have competing interests in our markets that could create conflicts of interest. Further, joint venture partners may fail to meet their obligations to the joint venture as a result of financial distress or otherwise, and we would be forced to make contributions to maintain the value of the property. To the extent joint venture partners do not meet their obligations to the joint venture or they take action inconsistent with the interests of the joint venture, we could be adversely affected.

If we acquire properties through joint ventures, we may be required to make decisions jointly with the other investors who have interests in the respective joint ventures. We might not have the same interests as the other investors in relation to these decisions or transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducements to the other investors to obtain a favorable resolution.

In addition, various restrictive provisions and third-party rights, including consent rights to certain transactions, may apply to sales or transfers of interests in joint ventures. Consequently, decisions to buy or sell interests in a property or properties relating to joint ventures may be subject to the prior consent of other investors. These restrictive provisions and third-party rights would potentially preclude us from achieving full value of the properties because of our inability to obtain the necessary consents to sell or transfer the interests.

Prepayment rates may adversely affect the value of certain of our investments which could negatively impact our ability to make or sustain distributions to our shareholders.

The prepayment rates at which borrowers prepay our investments, where contractually permitted, will be influenced by changes in current interest rates, significant changes in the performance of underlying real estate assets and a variety of economic and other factors beyond our control. Prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from increases in such rates. In periods of declining interest rates, prepayments on investments generally increase and the proceeds of prepayments received during these periods are likely to be reinvested by us in comparable assets at reduced yields. Conversely, in periods of rising interest rates, prepayments on investments, where contractually permitted, generally decrease, in which case we would not have the prepayment proceeds available to invest in comparable assets at higher yields. We may invest in loans and other assets secured or supported by transitional real estate assets; significant improvement in the performance of such assets may result in prepayments as other financing alternatives become available to the borrower. In addition, it may take an extended period for us to reinvest any repayments we may receive and any reinvestments we may be able to make may not provide us with similar returns or comparable risks as those of our current investments. We expect to be entitled to fees upon the prepayment of our investments, although we cannot be sure that such fees will adequately compensate us as the functional equivalent of a “make whole” payment. Furthermore, we may not be able to structure future investments to impose a make whole obligation upon a borrower in the case of an early prepayment. As a result, our income will be reduced, which will have a negative impact on our ability to make or sustain distributions to our shareholders.

A prolonged economic slowdown, a recession or declining real estate values could materially and adversely affect us.

We believe that the risks associated with our investments will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Consequently, our investment strategy may be adversely affected by prolonged economic downturns or recessions. Borrowers may also be less able to pay principal and interest on our loans if the value of their real estate declines. Further, declining real estate values significantly increase the likelihood that we will incur losses on our investments and on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our ability to originate or acquire loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to make or sustain distributions to our shareholders.

Loans and other real estate related investments we will originate and acquire are subject to the ability of the property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

Loans and other real estate related investments that we will originate or acquire are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Similarly, when we are the borrower, a decrease in net operating income may impair our ability to pay our loans on properties that we own. Net operating income of an income producing property can be affected by, among other things:

•	tenant mix and tenant bankruptcies;

•	success of tenant businesses;

•	property management decisions, including with respect to capital improvements, particularly in older building structures;

•	property location, condition and design;

•	competition from comparable properties;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	changes in interest rates, and in the state of the debt and equity capital markets, including diminished availability or lack of debt financing for CRE;

•	changes in real estate tax rates, tax credits and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

In the event of any default under any loan or other debt-related investment held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral (net of our costs to enforce our rights with respect to that collateral) and the principal and accrued interest of the loan or investment, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our shareholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under applicable law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

The investments we will originate and acquire will expose us to risks associated with real estate investments generally.

In addition to the other risks discussed herein, the real property loans and other real estate-related investments we will originate and acquire expose us to risks associated with real estate investment, generally, including:

•	economic and market fluctuations;

•	political instability or changes;

•	changes in environmental, zoning and other laws;

•	casualty or condemnation losses;

•	regulatory limitations on rents;

•	decreases in property values;

•	changes in the appeal of properties to tenants;

•	changes in supply and demand for real estate properties and debt resulting from the recent growth in real estate debt funds or otherwise;

•	changes in valuation of collateral underlying real properties and real estate loans, resulting from inherently subjective and uncertain valuations;

•	energy supply shortages;

•	various uninsured or uninsurable risks;

•	natural disasters;

•	changes in government regulations, such as rent control;

•	changes in the availability of debt financing and/or mortgage funds, which may render the sale or refinancing of properties difficult or impracticable;

•	increases in mortgage defaults;

•	increases in borrowing rates; and

•	negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the United States or global economies or in the real estate debt markets could have a material adverse effect on us.

We intend to continue to hold a portion of the Company’s assets in securities, including equities, structured products, including but not limited to, mortgage-backed and other asset-backed securities, and collateralized debt obligations; other investment companies and REITs.

The market prices of equity securities owned by the Company may go up or down, sometimes rapidly or unpredictably. The value of a security may decline for a number of reasons that may directly relate to the issuer, such as management performance, fundamental changes to the business, financial leverage, non-compliance with regulatory requirements and reduced demand for the issuer’s goods or services. The values of equity securities also may decline due to general market conditions that are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. Certain equity securities may decline in value even during periods when the prices of equity securities in general are rising, or may not perform as well as the market in general. In addition to these risks, preferred stock and convertible securities are also subject to the risk that issuers will not make payments on securities held by the Company, which could result in losses to the Company. The credit quality of preferred stock and convertible securities held by a Fund may be lowered if an issuer’s financial condition changes, leading to greater volatility in the price of the security. In addition, a company’s preferred stock generally pays dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred stock will usually react more strongly than bonds and other debt to actual or perceived changes in the company’s financial condition or prospects. The market value of convertible securities also tends to fall when prevailing interest rates rise.

The Company may also invest in collateralized bond obligations (“CBOs”), collateralized loan obligations (“CLOs”) and other collateralized debt obligations (“CDOs”), which are debt instruments backed solely by a pool of other debt securities. The risks of an investment in a CBO, CLO or other CDO depend largely on the type of the collateral securities (which would have the risks described elsewhere in this document for that type of security) and the class of the CBO, CLO or other CDO in which the Company invests. Some CBOs, CLOs and other CDOs have credit ratings, but are typically issued in various classes with various priorities. Normally, CBOs, CLOs and other CDOs are privately offered and sold (that is, not registered under the securities laws) and may be characterized by the Company as illiquid securities, but an active dealer market may exist for CBOs, CLOs and other CDOs that qualify for Rule 144A transactions. In addition to the normal interest rate, default and other risks of fixed income securities discussed elsewhere in this document, CBOs, CLOs and other CDOs carry additional risks, including the possibility that distributions from collateral securities will not be adequate to make interest or other payments, the quality of the collateral may decline in value or default, the Company may invest in CBOs, CLOs or other CDOs that are subordinate to other classes, volatility in values, and the complex structure of the security may not be fully understood at the time of investment and produce disputes with the issuer or unexpected investment results.

The Company may also invest in these categories of obligations and securities through the use of derivatives.

The Company is not limited in the amount it may invest in derivatives, and it may use derivatives to hedge various investments for risk management and for speculative purposes. Derivatives risk is a combination of several risks, including the risks that: (1) an investment in a derivative instrument may not correlate well with the performance of the securities or asset class to which the Company seeks exposure, (2) derivative contracts, including options, may expire worthless and the use of derivatives may result in losses to the Company, (3) a derivative instrument entailing leverage may result in a loss greater than the principal amount invested, (4) derivatives not traded on an exchange may be subject to credit risk, for example, if the counterparty does not meet its obligations; and (5) derivatives not traded on an exchange may be subject to liquidity risk and the related risk that the instrument is difficult or impossible to value accurately. As a general matter, when the Company establishes certain derivative instrument positions, such as certain futures, options and forward contract positions, it will segregate liquid assets (such as cash, U.S. Treasury bonds or commercial paper) equivalent to the Company’s outstanding obligations under the contract or in connection with the position. In addition, changes in laws or regulations may make the use of derivatives more costly, may limit the availability of derivatives, or may otherwise adversely affect the use, value or performance of derivatives.

REIT distribution requirements and limitations on our ability to access reasonably priced capital may adversely impact our ability to carry out our business plan.

To maintain our qualification for taxation as a REIT under the Code, we are required to satisfy distribution requirements imposed by the Code. See the discussion below under “Risks Related to Our Taxation—REIT distribution requirements could adversely affect us and our shareholders.” Accordingly, we may not be able to retain sufficient cash to fund our operations, repay our debts or make investments. Our business strategies therefore depend, in part, upon our ability to raise additional capital at reasonable costs. The volatility in the availability of capital to businesses on a global basis in most debt and equity markets generally may limit our ability to raise reasonably priced capital. We may also be unable to raise reasonably priced capital because of reasons related to our business, market perceptions of our prospects, the terms of our indebtedness, the extent of our leverage or for reasons beyond our control, such as market conditions. Because the earnings we are permitted to retain are limited by the rules governing REIT qualification and taxation, if we are unable to raise reasonably priced capital, we may not be able to carry out our business plan.

Investments in non-conforming loans involve increased risk of loss.

Certain of our loans and investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated or, if rated, would be rated as non-investment grade by the rating agencies. The non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may negatively impact our ability to make or sustain distributions to our shareholders and adversely affect the value of our Common Shares. There are no limits on the percentage of unrated assets or non-investment grade rated assets we may hold in our investment portfolio.

Any credit ratings that may be assigned to our investments will be subject to possible revisions, and we cannot be sure that those ratings will not be downgraded.

Some of our investments may be rated by credit rating agencies. Any credit ratings on our investments will be subject to ongoing evaluation by credit rating agencies, and we cannot be sure that any such ratings will not be changed or withdrawn by a rating agency after they are issued. If a rating agency assigns a lower than expected rating or reduces or withdraws, or indicates that it may reduce or withdraw, its rating of any of our investments, the value of those investments could significantly decline, which could result in losses if we determine to sell these investments or the failure of the affected borrowers to refinance or otherwise satisfy their debt service obligations.

Risks of cost overruns and failure to complete renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns, construction risks and noncompletion risks, among others. Estimates of the costs of property improvements may be inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, we, as borrower, or the borrowers as to loans we make, may experience a prolonged reduction of net operating income and may not be able to make payments on loans on a timely basis or at all, which may result in significant losses to us.

Risks of cost overruns and failure to complete renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns, construction risks and noncompletion risks, among others. Estimates of the costs of property improvements may be inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may not be able to make payments on our investment on a timely basis or at all, which may result in significant losses to us.

B-Notes are subordinated and have individually negotiated terms, which may result in losses to us.

We may originate or acquire B-Notes. A B-Note is a mortgage loan typically (a) secured by a first mortgage on a single commercial property or group of related properties and (b) subordinated to an A-Note secured by the same first mortgage on the same collateral. The rights associated with the B-Note are subordinate to the rights associated with the A-Note. If the borrower whose mortgage is divided into an A-Note and a B-Note defaults, there may not be sufficient value in the collateral property remaining for B-Note holders after payment to the A-Note holders. Because each transaction is individually negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default vary from transaction to transaction. Losses we suffer investing in B-Notes could be material.

Subordinated and mezzanine loans involve greater risks of loss than first mortgage whole loans.

We may originate or acquire subordinated and mezzanine loans, which are loans secured by junior mortgages on the underlying collateral property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests in the entity that owns the interest in the entity owning the property. Subordinated loans have less priority and rights than senior or first mortgages. Mezzanine loans secured by a pledge of ownership interests in an entity are by their nature structurally subordinated to financings that are secured directly by the collateral property. Subordinated and mezzanine loans involve a higher degree of risk than first mortgage whole loans because they rank behind senior loans and may become unsecured as a result of foreclosure by senior lenders. In the event of a bankruptcy of an entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If borrowers default on our subordinated loans, mezzanine loans or debt senior to our loans, or in the event of borrowers’ bankruptcies, our subordinated loans and mezzanine loans will be satisfied only after the senior debts, and we may not recover some or all of our subordinated loans and mezzanine investments. In addition, subordinated loans and mezzanine loans may have higher LTV ratios than other real estate mortgage loans, resulting in less equity in the collateral properties and increasing the risk of loss of principal. Losses we suffer with respect to our subordinated loans and mezzanine loans could be material.

Any distressed investments we originate or acquire, or investments that later become distressed, may subject us to losses and other significant risks.

While our investments will focus primarily on “performing” real estate loans, our investments may include distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed bank loans or debt securities) or may involve investments that become “sub-performing” or “non-performing” after we originate or acquire them. From time to time, our investments may be secured by properties that are encumbered by large amounts of debt relative to their values and cash flows and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers are more likely to go into default than loans or securities of other borrowers. Investment in the loans secured by highly leveraged properties and loans to operationally troubled borrowers involves a high degree of credit risk.

In certain circumstances (e.g., in connection with a workout, restructuring or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend on our ability to effectuate loan modifications or restructure and improve the operations of our borrowers. Implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. We cannot be sure that we will be able to implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time. Distressed loans may become subject to bankruptcy or other similar legal proceedings. In such proceedings, there is a possibility that we may incur substantial costs and total losses on our investments and, in certain circumstances, become subject to liabilities that may exceed the value of our original investments. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims legally subordinated or disallowed or may be found liable for damages suffered by the debtor and its related parties as a result of such actions. Bankruptcy and similar laws may delay our ability to realize on collateral for our loans, may adversely affect the economic terms and priority of our loans through legal doctrines such as equitable subordination or may result in a restructuring of our loans through principles such as the “cramdown” provisions of the bankruptcy laws. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept terms different than our original loan terms, including payment over an extended period of time. In addition, in certain circumstances, payments we have received may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws.

We may not have control over certain of our investments.

Our ability to manage our investments may be limited by the form in which they are made. In certain situations, we may:

•	acquire or retain investments subject to rights of senior classes and servicers under intercreditor or servicing agreements;

•	acquire or retain only a minority and/or a non-controlling participation in an underlying investment;

•	pledge our investments as collateral for financing arrangements;

•	co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	rely on independent third-party management or servicing with respect to the management of a particular investment.

We may not be able to exercise control over all aspects of our investments. For example, our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, in certain circumstances we may be liable for the actions of our partners or co-venturers.

Changes in market interest rates may significantly reduce our revenues or impede our growth.

Since the most recent U.S. recession, the Board of Governors of the U.S. Federal Reserve System (the “U.S. Federal Reserve”) has taken actions which have resulted in low interest rates prevailing in the marketplace for a historically long period of time. The U.S. Federal Reserve steadily increased the targeted federal funds rate over the last several years, but recently took action to decrease its federal funds rate and may continue to make adjustments in the near future. If market interest rates increase, those increases may materially and negatively affect us in several ways, including:

•	Increases in interest rates will make our borrowing to acquire property more costly and increase the risk that operating income from our properties will not cover our borrowing costs.

•

When interest rates increase, our interest costs will increase, which could adversely affect our cash flows, our ability to pay principal and interest on our debt, our cost of refinancing our fixed rate debts when they become due and our ability to make or sustain distributions to our shareholders. Additionally, if we choose to hedge our interest rate risk, we cannot be sure that the hedge will be effective or that our hedging counterparty will meet its obligations to us.

•

Changes in interest rates may affect our net interest income from our investments, which is the difference between the interest income we earn on our interest earning investments and the interest expense we incur in financing our investments.

•

Changes in interest rates may affect our ability to make investments as well as borrower default rates. In a period of rising interest rates, our interest expense could increase, while the interest we earn on any fixed rate debt investments would not change, adversely affecting our profitability. Our operating results depend in large part on differences between the income from our investments, net of credit losses and our financing costs. Even when our investments and borrowings are match funded, the income from our investments may respond more slowly to interest rate fluctuations than the cost of our borrowings.

•

Investors may consider whether to buy or sell our Common Shares based upon the then distribution rate on our Common Shares relative to the then prevailing market interest rates. If market interest rates go up, investors may expect a higher distribution rate than we are able to pay, which may increase our cost of capital, or they may sell our Common Shares, if any, and seek alternative investments that offer higher distribution rates. Sales of our Common Shares may cause a decline in the value of our Common Shares.

We may be subject to lender liability claims and, if we are held liable under such claims, we could be subject to losses.

A number of judicial decisions have recognized the rights of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We cannot be sure that such claims will not arise or that we will not be subject to significant liability and losses if claims of this type arise.

If the loans that we acquire do not comply with applicable laws, we may be subject to material penalties.

Loans that we acquire may be subject to U.S. federal, state or local laws. Real estate lenders and borrowers may be responsible for compliance with a wide range of laws intended to protect the public interest, including, without limitation, the Americans with Disabilities Act and local zoning laws. If we or the Investment Adviser fail to comply with such laws in relation to a loan that we have originated or acquired, legal penalties may be imposed, which could materially and adversely affect us. Jurisdictions with “one action,” “security first” and/or “antideficiency rules” may limit our ability to foreclose on a collateral property or to realize on obligations secured by a collateral property. In the future, new laws may be enacted or imposed by U.S. federal, state or local governmental entities, and such laws could have a material adverse effect on us and our operations.

A prolonged economic slowdown, a recession or declining real estate values could materially and adversely affect us.

We believe that the risks associated with our investments will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Consequently, our investment strategy may be adversely affected by prolonged economic downturns or recessions where declining real estate values would likely reduce the level of new mortgage and other real estate related loan originations since borrowers often use the appreciation in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of their real estate declines. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect our ability to originate or acquire loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to make or sustain distributions to our shareholders.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate is inherently subjective due to, among other factors, the individual nature of each property, its location, its expected future rental revenues and the valuation methodology adopted. The valuations of our real estate assets may not be precise and may be based on assumptions and methodologies that are inaccurate. Our valuations of our collateral properties may be wrong and we may incur losses. After receipt of the Deregistration Order, the Company will value its investments using fair value measurements, in accordance with GAAP accounting principles. Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company will utilize independent third parties to perform the allocation of value analysis for each property acquisition and to perform the market valuations on its derivative financial instruments and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments and derivative financial instruments are fair and consistent as of the measurement date.

We are subject to losses that are either uninsurable, not economically insurable or that are in excess of our insurance coverage.

There are certain types of losses (including, but not limited to, losses arising from environmental conditions, earthquakes, tornados and hurricanes, acts of war or certain kinds of terrorist attacks) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. We carry commercial general liability insurance, property insurance and terrorism insurance with respect to our communities with limits and on terms we consider commercially reasonable. If an uninsured loss or liability were to occur, whether because of a lack of insurance coverage or a loss in excess of insured limits, we could lose our capital invested in a community, as well as the anticipated future revenues from such community. We would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the community. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with, or court ordered damages to, that third party. A significant uninsured property or liability loss could materially and adversely affect our business and our financial condition and results of operations.

Our environmental assessments may not identify all potential environmental liabilities and our remediation actions may be insufficient.

Properties being considered for potential acquisition by us are subjected to at least a Phase I or similar environmental assessment prior to closing, which generally does not involve invasive techniques such as soil or ground water sampling. A Phase II assessment is conducted if recommended in the Phase I report. These assessments, together with subsurface assessments conducted on some properties, have not revealed, and we are not otherwise aware of, any environmental conditions that we believe would have a material adverse effect on our business, assets, financial condition or results of operations. However, such environmental assessments may not identify all potential environmental liabilities. Moreover, we may in the future discover adverse environmental conditions at our communities, including at communities we acquire in the future, which may have a material adverse effect on our business, assets, financial condition or results of operations. In connection with our ownership, operation and selective development of communities, from time to time we undertake substantial remedial action in response to the presence of subsurface or other contaminants, including contaminants in soil, groundwater and soil vapor beneath or affecting our buildings. In some cases, an indemnity exists upon which we may be able to rely if environmental liability arises from the contamination, or if remediation costs exceed estimates. We can provide no assurance, however, that all necessary remediation actions have been or will be undertaken at our communities or that we will be indemnified, in full or at all, in the event that environmental liability arises.

Compliance with various laws and regulations, including accessibility, building and health and safety laws and regulations, may be costly, may adversely affect our operations or expose us to liability.

In addition to compliance with environmental regulations, we must comply with various laws and regulations such as accessibility, building, zoning, landlord/tenant and health and safety laws and regulations, including, but not limited to, the ADA and the FHA. Some of those laws and regulations may conflict with one another or be subject to limited judicial or regulatory interpretations. Under those laws and regulations, we may be liable for, among other things, the costs of bringing our properties into compliance with the statutory and regulatory requirements. Noncompliance with certain of these laws and regulations may result in liability without regard to fault and the imposition of fines and could give rise to actions brought against us by governmental entities and/or third parties who claim to be or have been damaged as a consequence of an apartment not being in compliance with the subject laws and regulations. As part of our due diligence procedures in connection with the acquisition of a property, we typically conduct an investigation of the property’s compliance with known laws and regulatory requirements with which we must comply once we acquire a property, including a review of compliance with the ADA and local zoning regulations. Our investigations and these assessments may not have revealed, and may not with respect to future acquisitions reveal, all potential noncompliance issues or related liabilities and we can provide no assurance that our development properties have been, or that our future development projects will be, designed and built in accordance with all applicable legal requirements.

The phase out or transitioning of LIBOR may negatively impact our business, financial results and cash flows.

LIBOR is currently expected to be phased out in 2021. At this time, no consensus exists as to what rate or rates will become accepted alternatives to LIBOR, although the U.S. Federal Reserve, in connection with the

Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”). Given the inherent differences between LIBOR and SOFR, or any other alternative benchmark rate that may be established, there are many uncertainties regarding a transition from LIBOR, including but not limited, to the need to amend all contracts with LIBOR as the referenced rate and how this will impact the cost of variable rate debt and certain derivative financial instruments. In addition, SOFR or other replacement rates may fail to gain market acceptance. Any failure of SOFR or alternative reference rates to gain market acceptance could adversely affect the return on, value of and market for securities linked to such rates.

With respect to our LIBOR-based debt financing arrangements, if LIBOR is not able to be determined we currently expect that the determination of interest would be revised as provided under the agreements or amended as necessary to provide for an interest rate that approximates the existing interest rate as calculated in accordance with LIBOR. Despite our current expectations, we cannot be sure that, if LIBOR is phased out or transitioned, the changes to the determination of interest under our agreements would approximate the current calculation in accordance with LIBOR. We do not know what standard, if any, will replace LIBOR if it is phased out or transitioned. If the determination of interest does not, or if we cannot forecast with sufficient confidence that it will, approximate the current calculation in accordance with LIBOR, we may incur additional costs, our investment income, net of interest expense, may decline, we may lose investment opportunities or make unsuccessful investments due to not being able to accurately price our proposed investments and our cash flows may be negatively impacted.

Investments in commercial mortgage-backed securities (“CMBS”) and other structured finance investments pose additional risks, including the sensitivity of such investments to economic downturns, the illiquidity of such investments, the risk that the servicer or manager may take actions that could adversely affect our interests and the possibility that the CMBS market will be significantly affected by current or future regulation.

We generally do not expect to make investments in senior CMBS classes, but we may invest in CMBS and similar structured finance investments which are subordinated classes of securities in a structure of securities secured by a pool of mortgages or loans. Such subordinated securities are the first, or among the first, to bear the loss upon a restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. There is generally only a nominal amount of equity or other debt securities junior to such positions, if any, issued in such structures. The values of such subordinated interests tend to be much more sensitive to adverse economic downturns and underlying borrower developments than more senior securities. A projection of an economic downturn, for example, could cause a decline in the price of lower status CMBS or other similar securities because the ability of borrowers to make principal and interest payments on the mortgages or loans underlying such securities may be expected to become impaired.

Subordinate CMBS classes are generally not actively traded and are relatively illiquid investments, and volatility in the trading markets for those investments may cause their value to decline materially and quickly. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral value is available to satisfy interest and principal payments and any other fees in connection with the Company or other conduit arrangement for such securities, we may incur significant losses. Also, with respect to the CMBS and similar structured finance investments in which we may invest, control over the related underlying loans will be exercised through a special servicer or collateral manager designated by a “directing certificate holder” or a “controlling class representative,” or otherwise pursuant to the related securitization documents. We may not have the right to appoint the directing certificate holder or otherwise direct the special servicing or collateral management of classes of existing series of CMBS or similar structured finance investments that we acquire. With respect to the management and servicing of these loans, the related special servicers or collateral managers may take actions that could adversely affect our interests.

Risks Related to Our Organization and Structure as a Diversified REIT

The Board may revoke our REIT election at any time.

The Board may revoke or otherwise terminate our REIT election without the approval of shareholders if it determines that it is no longer in the Company’s best interests to continue to qualify for taxation as a REIT. If we cease to qualify for taxation as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our net taxable income to shareholders, which may have adverse consequences on the total return and/or distributions made to our shareholders. See “Risks Related to Our Conversion to a REIT—Our failure to qualify for taxation as a REIT would cause our Common Shares to be delisted from the NYSE” and “Risks Related to Our Taxation.”

We may sell our Common Shares at a price below net asset value without shareholder approval.

Section 23(b) of the 1940 Act generally prohibits closed-end investment companies from selling their Common Shares at a price below current NAV. After issuance of the Deregistration Order, we may offer our Common Shares at below net asset value without shareholder approval.

Our intention to remain exempt from registration under the 1940 Act will impose limits on our operations.

After we obtain the Deregistration Order, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities and may qualify for exclusion under Section 3(c)(5)(C), as discussed in further detail below.

We may conduct our business, in whole or in part, through wholly or majority owned subsidiaries. Under Section 3(a)(1)(C) of the 1940 Act, the securities issued by these subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through subsidiaries. In addition, the assets we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated under the 1940 Act, which may adversely affect our business.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or if one or more of such subsidiaries fails to maintain an exception or exemption from the 1940 Act, we could, among other things, be required to either (a) substantially change the manner in which we conduct our operations to avoid being required to re-register as an investment company or (b) re-register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our Common Shares. If we or any of our subsidiaries were required to re-register as an investment company under the 1940 Act, the registered entity would once again become subject to substantial regulation with respect to capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our diversified REIT operations.

We and certain subsidiaries that we may form in the future may rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our or our applicable subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of our or each of our applicable subsidiaries’ portfolios must be comprised of qualifying real estate assets and real estate related assets under the 1940 Act. To the extent that we or any of our subsidiaries rely on Section 3(c)(5)(C) of the 1940 Act, we expect to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate related assets. However, the SEC’s guidance is more than 25 years old and was issued in accordance with factual situations that may be different from ours. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exemption from registration under the 1940 Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the 1940 Act. To the extent that the SEC staff publishes new or different guidance with respect to any assets we have determined to be qualifying real estate assets, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments, and these limitations could result in a subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

The SEC has not published guidance with respect to the treatment of CMBS for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to CMBS, we intend to treat CMBS as a real estate related asset.

We or certain of our subsidiaries may also rely on the exemption provided by Section 3(c)(6) of the 1940 Act. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) of the 1940 Act and any guidance published by the staff may require us to adjust our strategy accordingly. We intend to structure and conduct our business in a manner that does not require our or our subsidiaries’ registration under the 1940 Act and, in so structuring and conducting our business, we may rely on any available exemption from registration, or exclusion from the definition of “investment company,” under the 1940 Act.

We will determine whether an entity is one of our majority owned subsidiaries. The 1940 Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We will treat companies in which we own a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test described above. We have not requested the SEC to approve our treatment of any company as a majority owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority owned subsidiaries, we might need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to re-register as an investment company, (b) sell our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) re-register as an investment company, any of which could negatively affect the value of our Common Shares, the sustainability of our business, and our ability to make distributions, which could have an adverse effect on our business and the market price for our Common Shares.

Rapid and steep declines in the values of our qualifying real estate or real estate related investments may make it more difficult for us to maintain our qualification for taxation as a REIT or exemption from the 1940 Act.

If the market value or income potential of our qualifying real estate or real estate related investments declines as a result of increased interest rates or other factors, we may need to increase our qualifying real estate or real estate related investments and income and/or liquidate our nonqualifying assets in order to maintain our qualification for taxation as a REIT or our exemption from registration under the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any nonqualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations, and those decisions may cause us to experience losses and reduce the market trading price of our Common Shares.

Risks Related to Financing

We may incur significant debt, and we anticipate that, following our receipt of the Deregistration Order, our amended organizational documents will contain no limit on the amount of debt we may incur.

Subject to market conditions and availability, we may incur significant debt through repurchase or credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt issuances or otherwise. The amount of leverage we may use will vary depending on our available investment opportunities, our available capital, our ability to obtain and access financing arrangements with lenders and the lenders’ and our estimate of the stability of our investment portfolio’s cash flow. We anticipate that, following our receipt of the Deregistration Order, our amended organizational documents will contain no limit on the amount of debt we may incur, and we would be able to significantly increase the amount of leverage we utilize at any time without approval of our shareholders. The amount of leverage on individual assets may vary, with leverage on some assets substantially higher than others. Leverage can enhance our potential returns but can also exacerbate our losses.

Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with covenants contained in our debt instruments;

•	our debt may increase our vulnerability to adverse economic, market and industry conditions with no assurance that our investment yields will increase to match our higher financing costs;

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we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, distributions to our shareholders or other purposes; and

•	we may not be able to refinance maturing debts.

We cannot be sure that our leverage strategies will be successful.

We may be unable to access capital.

Our access to capital depends upon a number of factors, some of which we have little or no control over, including:

•	general economic, market or industry conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our current and potential future earnings and distributions to our shareholders; and

•	the value of our securities.

If regulatory capital requirements imposed on our lenders change, they may be required to limit, or increase the cost of, financing they provide to us. This could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

In order to grow our business, we may have to rely on additional equity issuances, which may be dilutive to our shareholders, or on debt financings which may require us to use a large portion of our cash flow from operations to fund our debt service obligations, thereby reducing funds available for our operations, future business opportunities, distributions to our shareholders or other purposes. We cannot be sure that we will have access to such debt or equity capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities or dispose of assets at an inopportune time or price, which could negatively affect our financial condition, results of operations and ability to make or sustain our distributions to our shareholders.

If the market value of our Common Shares declines, our cost of equity capital will increase, and we may not be able to raise equity capital by issuing additional equity securities.

The duration of our debt leverage and our investments may not match.

We generally intend to structure our debt leverage so that we minimize the difference between the term of our investments and the term of the leverage we use to finance them; however, we may not succeed in doing so. In the event that our leverage is for a shorter term than our investments, we may not be able to extend or find appropriate replacement leverage, which could require us to sell certain investments before we otherwise might. In the event that our leverage is for a longer term than our investments, we may not be able to replace our investments as they mature with new investments or at all, which could negatively impact our earnings.

We intend to structure our leverage so that we minimize the difference between the index of our investments and the index of our debt leverage, by financing floating rate investments with floating rate leverage and fixed rate investments with fixed rate leverage. If such a floating rate or fixed rate product is not available to us on reasonable terms, we may use hedging instruments to create such a match. Our attempts to mitigate the risk of a mismatch with the duration or index of our investments and leverage will be subject to factors outside of our control, such as the availability to us of favorable financing and hedging options, and we may not be successful.

The risks of duration mismatches are magnified by the potential for the extension of loans in order to maximize the likelihood and magnitude of their recovery value in the event the loans experience credit or performance challenges; use of these asset management practices would effectively extend the duration of our investments, while our liabilities may have set maturity dates.

Lenders may require us to enter into restrictive covenants that adversely impact our operations.

When we obtain debt financing, lenders (especially in the case of bank credit facilities) may impose restrictions on us that impact our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our shareholders, redeem debt or equity securities and impact our flexibility to determine our operating and investment strategies. For example, our lenders may restrict, among other things, our ability to repurchase our shares, distribute more than a certain amount of our net income or funds from operations to our shareholders, use leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens or enter into transactions with affiliates. These covenants and restrictions may make it difficult for us to satisfy the qualification requirements necessary to maintain our qualification for taxation as a REIT under the Code.

Any repurchase agreements or bank credit facilities that we may enter will likely require us to provide additional collateral or pay down debt.

We expect that that we may utilize repurchase agreements, bank credit facilities (including term loans and revolving facilities) or other repurchase facilities we may enter to finance some of our investments. Such financing arrangements would involve the risk that the value of the loans sold by us or pledged to the provider of the repurchase agreement or bank credit facility may decline, and, in such circumstances, likely would require us to provide additional collateral or to repay all or a portion of the funds advanced. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet our lender’s requirements, the lender might accelerate our indebtedness, increase the interest rate on advanced funds or terminate our ability to borrow additional funds, which could materially and adversely affect our financial condition and ability to implement our investment strategy. The providers of repurchase agreement financing and bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. Currently, we have no repurchase agreements or bank credit facilities in place, and there can be no assurance that we will be able to obtain such financing arrangements on favorable terms, or at all.

Any default in a repurchase agreement will likely cause us to experience a loss.

If any counterparty to a repurchase transaction or the counterparty to any repurchase financing arrangement we may enter defaults on its obligation to resell the underlying asset back to us at the end of the transaction term, or if the value of the underlying asset has declined as of the end of that term, or if we default on our obligations under such repurchase agreement, we will likely incur a loss on such repurchase transactions.

Risks Related to Our Relationship with the Investment Adviser and its Affiliates

We are dependent on the Investment Adviser, its affiliates and their personnel. We may be unable to find suitable replacements if our management agreement is terminated.

NexPoint Advisors, L.P., which serves as the investment adviser of the Company, is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Under the general supervision of the Board, the Investment Adviser will carry out the investment and reinvestment of the net assets of the Company, will furnish continuously an investment program with respect to the Company, and determine which securities should be purchased, sold or exchanged. In addition, the Investment Adviser will supervise and provide oversight of the Company’s service providers. The Investment Adviser, through a “Shared Services Agreement” with HCMLP (discussed below), will furnish to the Company office facilities, equipment and personnel for servicing the management of the Company. The Investment Adviser will compensate all Adviser personnel who provide services to the Company.

The Investment Adviser has historically been affiliated through common control with Highland Capital Management, L.P. (“HCMLP”), an SEC-registered investment adviser that filed for Chapter 11 bankruptcy protection on October 16, 2019. On January 9, 2020, the United States Bankruptcy Court for the Northern District of Texas (the “Court”) approved a change of control of HCMLP, which involved the resignation of James Dondero as the sole director of, and the appointment of an independent board to, HCMLP’s general partner.

On September 21, 2020, HCMLP filed a plan of reorganization and disclosure statement with the Court (the “Filed Plan”). On October 9, 2020, Mr. Dondero resigned as an employee of HCMLP and as portfolio manager for all HCMLP-advised funds. As a result of these changes, the Investment Adviser is no longer under common control with HCMLP. He continues to be a portfolio manager for the Investment Adviser and the Company.

Under the Filed Plan, HCMLP is expected to continue to provide investment and business advice, including services under the Shared Services Agreement with the Investment Adviser. Under this Arrangement the Investment Adviser may utilize employees from HCMLP in connection with various services such as human resources, accounting, tax, valuation, information technology services, office space, employees, compliance and legal. The Investment Adviser is neither party to HCMLP’s bankruptcy filing nor subject to the Filed Plan. There can be no assurance that the Filed Plan will be approved by the Court. However, based upon on-going discussions with HCMLP, the Investment Adviser does not expect any interruption to the services that are currently being provided by HCMLP pursuant to the Shared Services Agreement.

The Investment Adviser has broad discretion in operating our day-to-day business.

The Investment Adviser is authorized to follow broad operating and investment guidelines and, therefore, has broad discretion in implementing our business plan and day-to-day activities. Our Board periodically reviews our operating and investment guidelines and our operating activities, investments and financing arrangements, but it does not review or approve each decision made by the Investment Adviser on our behalf. In addition, in conducting periodic reviews, our Board relies primarily on information provided to it by the Investment Adviser. The Investment Adviser may exercise its discretion in a manner that results in investment returns that are substantially below expectations or that result in losses.

Substantial Conflicts of Interest. The Investment Adviser and/or its general partner, limited partners, officers, affiliates and employees provide investment advice to other parties and manage other accounts and private investment vehicles similar to the Company. For the purposes of this section, the term “NexPoint” shall include the Investment Adviser, its affiliated investment advisors and all affiliates listed on its Form ADV, as filed via an amendment with the SEC October 26, 2020 (CRD No. 163564). The Investment Adviser has historically been affiliated through common control with Highland Capital Management, L.P. (“HCMLP”), an SEC-registered investment adviser that filed for Chapter 11 bankruptcy protection on October 16, 2019. On January 9, 2020, the United States Bankruptcy Court for the Northern District of Texas (the “Court”) approved a change of control of HCMLP, which involved the resignation of James Dondero as the sole director of, and the appointment of an independent board to, HCMLP’s general partner.

On September 21, 2020, HCMLP filed of a plan of reorganization and disclosure statement with the Court (the “Filed Plan”). On October 9, 2020, Mr. Dondero resigned as an employee of HCMLP and as portfolio manager for all HCMLP-advised funds. As a result of these changes, the Investment Adviser is no longer under common control with HCMLP or a related person of HCMLP. Mr. Dondero continues to be a portfolio manager for the Investment Adviser. Under the Filed Plan, HCMLP is expected to continue to provide certain investment and business advice, including services under a Shared Services Agreement to the Investment Adviser. Under this Agreement, the Investment Adviser may utilize employees from HCMLP in connection with various services such as human resources, accounting, tax, valuation, information technology services, office space, employees, compliance and legal. Future investment selection and determination, however, may be expected to differ between HCMLP and the Investment Adviser. The Investment Adviser is neither party to HCMLP’s bankruptcy filing nor subject to the Filed Plan. There can be no assurance that the Filed Plan will be approved by the Court. However, based upon on-going discussions with HCMLP, the Investment Adviser does not expect any interruption to the services that are currently being provided by HCMLP pursuant to the Shared Services Agreement. Employees of HCMLP providing services to the Investment Adviser could face conflicts arising from, for example, HCMLP and the Investment Adviser acting separately with respect to investment determinations on assets commonly held by clients respectively of HCMLP and the Investment Adviser, although any such persons will not have sole investment discretion with respect to any determinations made by the Investment Adviser for its clients.

In connection with such other investment management activities, the Investment Adviser and/or its general partner, limited partners, officers, affiliates and employees may decide to invest the funds of one or more other accounts or recommend the investment of funds by other parties, rather than the Company’s monies, in a particular security or strategy. In addition, the Investment Adviser and such other persons will determine the allocation of funds from the Company and such other accounts to investment strategies and techniques on whatever basis they consider appropriate or desirable in their sole and absolute discretion.

NexPoint has built a professional working environment, a firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. NexPoint has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, NexPoint furnishes advisory services to numerous clients in addition to the Company, and NexPoint may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts that have performance or higher fees paid to NexPoint or in which portfolio managers have a personal interest in the receipt of such fees) that may be the same as or different from those made to the Company. In addition, NexPoint, its affiliates and any of their partners, directors, officers, stockholders or employees may or may not have an interest in the securities whose purchase and sale the Investment Adviser recommends to the Company. Actions with respect to securities of the same kind may be the same as or different from the action that the Investment Adviser, or any of its affiliates, or any of their partners, directors, officers, stockholders or employees or any member of their families may take with respect to the same securities. Moreover, the Investment Adviser may refrain from rendering any advice or services concerning securities of companies of which any of the Investment Adviser’s (or its affiliates’) partners, directors, officers or employees are directors or officers, or companies as to which the Investment Adviser or any of its affiliates or partners, directors, officers and employees of any of them has any substantial economic interest or possesses material non-public information.

The Investment Adviser, its affiliates or their partners, directors, officers or employees similarly serve or may serve other entities that operate in the same or related lines of business, including accounts managed by an investment adviser affiliated with the Investment Adviser. Accordingly, these individuals may have obligations to investors in those entities or funds or to other clients, the fulfillment of which might not be in the best interests of the Company. As a result, the Investment Adviser will face conflicts in the allocation of investment opportunities to the Company and other funds and clients. In order to enable such affiliates to fulfill their fiduciary duties to each of the clients for which they have responsibility, the Investment Adviser will endeavor to allocate investment opportunities in a fair and equitable manner, pursuant to policies and procedures adopted by the Investment Adviser and its advisory affiliates that are designed to manage potential conflicts of interest, which may, subject to applicable regulatory constraints, involve pro rata co-investment by the funds and such other clients or may involve a rotation of opportunities among the funds and such other clients. The Company will only make investments in which the Investment Adviser or an affiliate hold an interest to the extent permitted under the 1940 Act and SEC staff interpretations or pursuant to the terms and conditions of the exemptive order received by the Investment Adviser and certain funds affiliated with the Company, dated April 19, 2016. For example, exemptive relief is not required for the Company to invest in syndicated deals and secondary loan market transactions in which the Investment Adviser or an affiliate has an interest where price is the only negotiated point. The order applies to all “Investment Companies,” which includes future closed-end investment companies registered under the 1940 Act that are managed by the Investment Adviser, which includes the Company. The Company, therefore, may in the future invest in accordance with the terms and conditions of the exemptive order. To mitigate any actual or perceived conflicts of interest, allocation of limited offering securities (such as IPOs and registered secondary offerings) to principal accounts that do not include third- party investors may only be made after all other client account orders for the security have been filled. However, there can be no assurance that such policies and procedures will in every case ensure fair and equitable allocations of investment opportunities, particularly when considered in hindsight.

Conflicts may arise in cases when clients and/or the Investment Adviser and other affiliated entities invest in different parts of an issuer’s capital structure, including circumstances in which one or more clients own private securities or obligations of an issuer and other clients may own public securities of the same issuer. In addition, one or more clients may invest in securities, or other financial instruments, of an issuer that are senior or junior to securities, or financial instruments, of the same issuer that are held by or acquired for, one or more other clients. For example, if such issuer encounters financial problems, decisions related to such securities (such as over the terms of any workout or proposed waivers and amendments to debt covenants) may raise conflicts of interests. In such a distressed situation, a client holding debt securities of the issuer may be better served by a liquidation of the issuer in which it may be paid in full, whereas a client holding equity securities of the issuer might prefer a reorganization that holds the potential to create value for the equity holders. In the event of conflicting interests within an issuer’s capital structure, NexPoint will generally pursue the strategy that NexPoint believes best reflects what would be expected to be negotiated in an arm’s length transaction, but in all instances with due consideration being given to NexPoint’s fiduciary duties to each of its accounts (without regard to the nature of the accounts involved or fees received from such accounts). This strategy may be recommended by one or more NexPoint investment professionals. A single person may make decisions with respect to more than one part of an issuer’s capital structure. Highland personnel board members may still make recommendations to the applicable investment professional(s). A portfolio manager with respect to any applicable Highland registered investment company clients (“Retail Accounts”) will make an independent determination as to which course of action he or she determines is in the best interest of the applicable Retail Accounts. Highland may use external counsel for guidance and assistance.

The Investment Adviser and its affiliates have both subjective and objective procedures and policies in place designed to manage potential conflicts of interest involving clients so that, for example, investment opportunities are allocated in a fair and equitable manner among the Company and such other clients. An investment opportunity that is suitable for multiple clients of the Investment Adviser and its affiliates may not be capable of being shared among some or all of such clients due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that the Investment Adviser’s or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to the Company. Not all conflicts of interest can be expected to be resolved in favor of the Company.

Another type of conflict may arise if one client account buys a security and another client sells or shorts the same security. Currently, such opposing positions are generally not permitted within the same account without prior trade approval by the Investment Adviser’s Chief Compliance Officer. However, a portfolio manager may enter into opposing positions for different clients to the extent each such client has a different investment objective and each such position is consistent with the investment objective of the applicable client. In addition, transactions in investments by one or more affiliated client accounts may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of other client accounts.

Because certain client accounts may have investment objectives, strategies or legal, contractual, tax or other requirements that differ (such as the need to take tax losses, realize profits, raise cash, diversification, etc.), an affiliated advisor may purchase, sell or continue to hold securities for certain client accounts contrary to other recommendations. In addition, an affiliated advisor may be permitted to sell securities or instruments short for certain client accounts and may not be permitted to do so for other affiliated client accounts.

As a result of the Company’s arrangements with NexPoint, there may be times when NexPoint, the Investment Adviser or their affiliates have interests that differ from those of the Company’s shareholders, giving rise to a conflict of interest. NexPoint and the Investment Adviser are under common ownership, and the Company’s officers serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as the Company does, or of investment funds managed by the Investment Adviser or its affiliates. Similarly, the Investment Adviser or its affiliates may have other clients with similar, different or competing investment objectives. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of the Company or its shareholders. For example, the Company’s officers have, and will continue to have, management responsibilities for other investment funds, accounts or other investment vehicles managed or sponsored by the Investment Adviser and its affiliates. The Company’s investment objective may overlap, in part or in whole, with the investment objective of such affiliated investment funds, accounts or other investment vehicles. As a result, those individuals may face conflicts in the allocation of investment opportunities among the Company and other investment funds or accounts advised by or affiliated with the Investment Adviser. The Investment Adviser will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. However, the Company can offer no assurance that such opportunities will be allocated to it fairly or equitably in the short-term or over time.

In addition, it is anticipated that a significant portion of the Company’s assets will be represented by REITs, asset-backed securities and/or collateralized loan obligations sponsored, organized and/or managed by NexPoint and its affiliates. The Investment Adviser will monitor for conflicts of interest in accordance with its fiduciary duties and will provide the independent trustees of the Company with an opportunity to periodically review the Company’s investments in such REITs, asset-backed securities and/or CLOs and assure themselves that continued investment in such securities remains in the best interests of the Company and its shareholders. The Investment Adviser may effect client cross-transactions where it causes a transaction to be effected between the Company and another client advised by the Investment Adviser or any of its affiliates. The Investment Adviser may engage in a client cross-transaction involving the Company any time that the Investment Adviser believes such transaction to be fair to the Company and the other client of the Investment Adviser or its affiliates.

The Investment Adviser may direct the Company to acquire or dispose of investments in cross trades between the Company and other clients of the Investment Adviser or its affiliates in accordance with applicable legal and regulatory requirements. In addition, to the extent permitted by the 1940 Act and SEC staff interpretations, the Company may make and/or hold an investment, including an investment in securities, in which the Investment Adviser and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by the Company may enhance the profitability of the Investment Adviser’s own investments in such companies.

Conflicts of interest as a result of our management structure and relationships may provoke dissident shareholder activities that result in significant costs.

Companies with business dealings with related persons and entities may more often be the target of dissident trustee nominations, dissident shareholder proposals and shareholder litigation alleging conflicts of interest in their business dealings. Our relationships with the Investment Adviser and its affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management’s attention, even if such actions are without merit.

Our management agreement’s fee and expense structure may not create proper incentives for the Investment Adviser, which may increase the risk of an investment in our Common Shares.

Upon the effectiveness of the new management agreement, we expect to pay the Investment Adviser base management fees regardless of the performance of our portfolio. The Investment Adviser’s entitlement to a base management fee that is not based upon our performance or results might reduce its incentive to devote its time and effort to seeking investments that provide attractive, risk adjusted returns for us. Because the base management fees will also be based in part on our outstanding equity, the Investment Adviser may be incentivized to advance strategies that increase our equity. Our increasing our equity capital by selling Common Shares will usually be dilutive to existing shareholders and may not improve returns for our shareholders or the market price of our Common Shares. In addition, it is expected that we will be required to pay or to reimburse the Investment Adviser for all costs and expenses of its operations (other than the costs of the Investment Adviser’s employees who provide services to us), including but not limited to, the costs of rent, utilities, office furniture, equipment, machinery and other overhead type expenses, the costs of legal, accounting, auditing, tax planning and tax return preparation, consulting services, diligence costs related to our investments, investor relations expenses and other professional services, and other costs and expenses not specifically required under our management agreement to be borne by the Investment Adviser. We expect that some of these overhead, professional and other services will be provided by HCMLP pursuant to a Shared Services Agreement between the Investment Adviser and HCMLP. We expect that our obligation to reimburse the Investment Adviser for certain shared services costs may reduce the Investment Adviser’s incentive to efficiently manage those costs, which may increase our costs.

Our management agreement will be between related parties and may be less favorable to us than if it had been negotiated on an arm’s length basis with an unrelated party.

Our management agreement will be between related parties and its terms, including fees payable to the Investment Adviser, may be less favorable to us than if they had been negotiated on an arm’s length basis between unrelated parties. We anticipate that pursuant to the terms of our management agreement, we will reimburse the Investment Adviser for the fees and other costs it pays to HCMLP. Because of the relationships among us, the Investment Adviser and HCMLP, the terms of our management agreement will not be negotiated on an arm’s length basis, and we can provide no assurance that these terms will be as favorable to us as they would have been if our management agreement was negotiated on an arm’s length basis between unrelated parties.

The Investment Adviser does not guaranty our performance; moreover, we could experience poor performance or losses for which the Investment Adviser would not be liable. The Investment Adviser’s liability is limited under our management agreement, and we will agree to indemnify the Investment Adviser against certain liabilities.

We anticipate that pursuant to our management agreement, the Investment Adviser will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. We could experience poor performance or losses for which the Investment Adviser would not be liable. Under the terms of our management agreement, the Investment Adviser and its affiliates and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel will not be liable to us or any of our Trustees, shareholders or subsidiaries for any acts or omissions related to the provision of services to us under our management agreement, except by reason of acts or omissions that are proved to constitute bad faith, fraud, intentional misconduct, gross negligence or reckless disregard of the duties of the Investment Adviser under our management agreement. In addition, under the terms of our management agreement, we agree to indemnify, hold harmless and advance expenses to the Investment Adviser and its affiliates and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel from and against all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including all reasonable attorneys’, accountants’, and experts’ fees and expenses, arising from acts or omissions related to the provision of services to us or the performance of any matter pursuant to an instruction by our Board , except to the extent it is proved that such acts or omissions constituted bad faith, fraud, intentional misconduct, gross negligence or reckless disregard of the duties of the Investment Adviser under our management agreement. Such persons will also not be liable for trade errors that may result from ordinary negligence, including errors in the investment decision making or trade process.

The Investment Adviser may change its processes for identifying, evaluating and managing investments and the personnel performing those functions for us without our or our shareholders’ consent at any time.

The Investment Adviser may change its personnel and processes for identifying, evaluating and managing investments for us without our or our shareholders’ consent at any time. In addition, there can be no assurance that the Investment Adviser will follow its processes. Changes in the Investment Adviser’s personnel and processes may result in fewer investment opportunities for us, inferior diligence and underwriting standards or adversely affect the collection of payments on, and the preservation of our rights with respect to, our investments, any of which may adversely affect our operating results.

The Investment Adviser is subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.

The Investment Adviser is subject to regulation as an investment adviser by various regulatory authorities that are charged with protecting the interests of its clients, including us. The Investment Adviser could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of the laws or regulations governing investment advisers. Any such liability or sanction could adversely affect the Investment Adviser’s ability to manage our business. The Investment Adviser must continually address conflicts between its interests and those of its clients, including us. In addition, the SEC and other regulators have increased their scrutiny of conflicts of interest. The Investment Adviser has procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if the Investment Adviser fails, or appears to fail, to deal appropriately with conflicts of interest, it could face litigation or regulatory proceedings or penalties, any of which could adversely affect its ability to manage our business.

Risks Related to Our Securities

We have decreased the current distributions to holders of Common Shares in connection with the Exchange Offer and may not be able to make or sustain distributions to our shareholders at any time in the future.

As a REIT, we will generally be required to distribute annually to our shareholders at least 90% of our REIT taxable income (which may be different than our income calculated according to with generally accepted accounting principles in the United States (“GAAP”)), determined without regard to the deduction for dividends paid and excluding net capital gains, for us to maintain our qualification for taxation as a REIT under the Code. Our ability to make future distributions to our shareholders will be adversely affected if any of the risks described below occurs. Further, our making of distributions may be subject to restrictions in future debt obligations we may incur or preferred shares, such as the Series A Preferred Shares, that we may issue.

The timing and amount of future distributions, if any, will be determined at the discretion of our Board and will depend on various factors that our Board deems relevant, including our financial condition, our results of operations, our liquidity, our capital requirements, our Core Earnings, restrictive covenants in our financial or other contractual arrangements, general economic conditions in the United States, requirements to remain qualified for taxation as a REIT under the Code and restrictions under the laws of Delaware.

We believe that a change in any one of the following factors could adversely affect our financial condition and results of operations and impair our ability to make or sustain distributions to our shareholders:

•	the profitability of the investments we make;

•	our ability to obtain debt leverage at a cost less than the returns we realize on our investments made with the proceeds of such debt leverage;

•	our ability to make profitable additional investments in the future;

•	defaults by our borrowers and decreases in the value of and income from our collateral properties; and

•	our operating expenses exceeding the amounts we anticipate we will incur.

We cannot assure that we will be able to make or sustain distributions to our shareholders at any time in the future, that the level of any distributions we do make to our shareholders will achieve a market yield relative to the value of our Common Shares, or that we will be able to increase or even maintain our distribution level over time.

We may use future debt leverage to pay distributions to our shareholders.

If our earnings are at any time insufficient to fund distributions to our shareholders at the level which may in the future be established by our Board, we may pay distributions to our shareholders with the proceeds of borrowings or other leverage or from sales of our assets. The use of borrowings or sale proceeds for distributions may dilute our shareholders’ ownership interests in us. In addition, funding distributions to our shareholders from our future borrowings or asset sales may constitute a return of capital to our investors, which would have the effect of reducing our shareholders’ bases in our Common Shares.

Changes in market conditions could adversely affect the value of our securities.

As with other publicly traded equity securities and REIT securities, the value of our Common Shares and other securities depends on various market conditions that are subject to change from time to time, including:

•	the extent of investor interest in our securities;

•

the general reputation of REITs and externally managed companies and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate based companies or by other issuers less sensitive to rises in interest rates;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	market interest rates;

•	national economic conditions;

•	changes in tax laws;

•	changes in our credit ratings; and

•	general market conditions.

We believe that one of the factors that investors consider important in deciding whether to buy or sell equity securities of a REIT is the distribution rate, considered as a percentage of the price of the equity securities, relative to market interest rates. Interest rates have been at historically low levels for an extended period of time. There is a general market perception that REIT shares outperform in low interest rate environments and underperform in rising interest rate environments when compared to the broader market.

The U.S. Federal Reserve steadily increased the targeted federal funds rate over the last several years, but recently took action to decrease its federal funds rate and may continue to make adjustments in the near future. If the U.S. Federal Reserve increases interest rates, or if there is a market expectation of such increases, prospective purchasers of REIT equity securities may want to achieve a higher distribution rate. Thus, higher market interest rates, or the expectation of higher interest rates, could cause the value of our securities to decline.

Investing in our Common Shares and Series A Preferred Shares involves a high degree of risk.

The investments that we intend to make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options. Certain of our investments may be highly speculative and aggressive, and therefore an investment in our Common Shares may not be suitable for someone with low risk tolerance.

Further issuances of equity securities may be dilutive to current shareholders.

The interests of our existing shareholders could be diluted if we issue additional equity securities to finance future loan originations or acquisitions or to repay indebtedness. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, which may include secured and unsecured debt, and equity financing, which may include common and preferred shares.

Our future offerings of debt or equity securities that rank senior to our Common Shares may adversely affect our shareholders.

If we decide in the future to issue debt or equity securities that rank senior to our Common Shares, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Also, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Common Shares and may result in dilution to our shareholders. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or even estimate the amount, timing or nature of our future capital offerings. Thus our shareholders will bear the risk of our future offerings reducing the market price of our Common Shares and diluting the value of their Common Shares.

Risks Related to Our Taxation

Qualifying for taxation as a REIT involves highly technical and complex provisions of the Code.

Qualification for taxation as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our qualification for taxation as a REIT. Our qualification for taxation as a REIT will depend on the satisfaction of specified asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored, which may be challenging depending on the size and complexity of the assets in our portfolio, a meaningful portion of which may not be qualifying REIT assets. There can be no assurance that the Investment Adviser’s personnel responsible for doing so will be able to successfully monitor our compliance or maintain our qualification for taxation as a REIT.

Our failure to qualify or remain qualified for taxation as a REIT under the Code could have significant adverse consequences.

We intend to elect and qualify for taxation as a REIT under the Code and to maintain that qualification thereafter. We intend to seek to qualify as a REIT for tax purposes for the taxable year beginning January 1, 2021; however, this time period is an estimate and may vary depending upon the pace at which we will be able to transition certain of the Company’s investments into real property or mortgages securing real estate. As a REIT, we generally will not pay federal or most state income taxes as long as we distribute all of our REIT taxable income and meet other qualifications set forth in the Code. However, actual qualification for taxation as a REIT under the Code depends on our satisfying complex statutory requirements, for which there are only limited judicial and administrative interpretations. We expect that by the beginning of the taxable year in which the Deregistration Order becomes effective that we will be organized, and that we will continue to be organized and will operate, in a manner that will allow us to qualify for taxation as a REIT under the Code, pursuant to our timely election with our first REIT income tax return. However, we cannot be sure that, upon review or audit, the Internal Revenue Service (“IRS”) will agree with this conclusion. Furthermore, we cannot be sure that the federal government, or any state or other taxation authority, will continue to afford favorable income tax treatment to REITs and their shareholders.

Maintaining our qualification for taxation as a REIT under the Code will require us to continue to satisfy tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. In order to meet these requirements, it may be necessary for us to sell or forgo attractive investments.

If we fail to qualify or remain qualified for taxation as a REIT under the Code, then our ability to raise capital might be adversely affected, we may be subject to material amounts of federal and state income taxes, our cash available for distribution to our shareholders could be reduced, and the market price of our Common Shares could decline. In addition, if we lose or revoke our qualification for taxation as a REIT under the Code for a taxable year, we will generally be prevented from requalifying for taxation as a REIT for the next four taxable years. Moreover, we currently own certain assets through subsidiary REITs, and if we were to cause such any subsidiary REIT to liquidate for U.S. federal income tax purposes, or to otherwise transfer assets to us, in a manner that causes us to be a “successor” to such REIT, a failure of such subsidiary REIT to qualify as a REIT (including for past years) could prohibit us from being eligible to elect to be subject to tax as a REIT prior to the fifth year following the year of such failure.

REIT distribution requirements could adversely affect us and our shareholders.

We generally must distribute annually at least 90% of our REIT taxable income, subject to specified adjustments and excluding any net capital gain, in order to maintain our qualification for taxation as a REIT under the Code. To the extent that we satisfy this distribution requirement, federal corporate income tax will not apply to the earnings that we distribute, but if we distribute less than 100% of our REIT taxable income, then we will be subject to federal corporate income tax on our undistributed taxable income. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

We may experience timing and other differences, for example on account of income and expense accrual principles under U.S. federal income tax laws, or on account of repaying outstanding indebtedness, whereby our available cash is less than, or does not otherwise correspond to, our taxable income. In addition, the Code generally requires that our income be taken into account no later than when it is taken into account on applicable financial statements, even if financial statements take such income into account before it would otherwise accrue. As a result, from time to time we may not have sufficient cash to meet our REIT distribution requirements. If we do not have other funds available in these situations, among other things, we may borrow funds on unfavorable terms, sell investments at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, or pay taxable distributions partly in shares in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our shareholders’ equity. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could cause the market price of our Common Shares to decline.

Complying with the REIT requirements may negatively impact our investment returns or cause us to forgo otherwise attractive opportunities, liquidate assets or contribute assets to a TRS.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock. As a result of these tests, we may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution, forgo otherwise attractive investment opportunities, liquidate assets in adverse market conditions or contribute assets to a taxable REIT subsidiary (“TRS”) that is subject to regular corporate federal income tax. Thus, compliance with the REIT requirements may hinder our ability to make and retain certain attractive investments.

We may be required to report taxable income from particular investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. Though the discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates, the amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on commercial mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Moreover, some of the debt instruments that we might acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectibility is provable.

Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to a debt instrument at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

We may in the future choose to pay dividends in our own shares, in which case you may be required to pay income taxes in excess of the cash dividends that you receive.

We may in the future distribute taxable dividends that are payable in part in our shares. Under current guidance, as much as 80% (or, for distributions declared before December 31, 2020, 90%) of such distributions may be payable in shares. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to these dividends in excess of the cash dividends received. If a shareholder sells the shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to some non-U.S. holders, we may be required to withhold U.S. federal income tax with respect to these dividends, including in respect of all or a part of the dividend that is payable in our shares. In addition, if a significant number of our shareholders determine to sell our shares in order to pay taxes owed on dividends paid in shares, then that may put downward pressure on the trading price of our shares.

Distributions to shareholders generally will not qualify for reduced tax rates applicable to “qualified dividends.”

Dividends payable by U.S. corporations to noncorporate shareholders, such as individuals, trusts and estates, are generally eligible for reduced U.S. federal income tax rates applicable to “qualified dividends.” Distributions paid by REITs generally are not treated as “qualified dividends” under the Code and the reduced rates applicable to such dividends do not generally apply. For tax years beginning before 2026, REIT dividends paid to noncorporate shareholders are generally taxed at an effective tax rate lower than applicable ordinary income tax rates due to the availability of a deduction under the Code for specified forms of income from passthrough entities. However, more favorable rates will nevertheless continue to apply to regular corporate “qualified” dividends, which may cause some investors to perceive that an investment in a REIT is less attractive than an investment in a non-REIT entity that pays dividends, thereby reducing the demand and market price of our Common Shares.

Even if we qualify and remain qualified for taxation as a REIT under the Code, we may face other tax liabilities that reduce our cash flow.

Even if we qualify and remain qualified for taxation as a REIT under the Code, we may be subject to federal, state and local taxes on our income and assets, including taxes on any undistributed income, excise taxes, state or local income, property and transfer taxes, such as mortgage recording taxes, and other taxes. Also, some jurisdictions may in the future limit or eliminate favorable income tax deductions, including the dividends paid deduction, which could increase our income tax expense. In addition, in order to meet the requirements for qualification and taxation as a REIT under the Code, prevent the recognition of particular types of non-cash income, or avert the imposition of a 100% tax that applies to specified gains derived by a REIT from dealer property or inventory, we may hold or dispose of some of our assets and conduct some of our operations through TRSs or other subsidiary corporations that will be subject to corporate level income tax at regular rates. In addition, while we intend that our transactions with our TRSs will be conducted on arm’s length bases, we may be subject to a 100% excise tax on a transaction that the IRS or a court determines was not conducted at arm’s length. Any of these or other taxes would decrease cash available for distribution to our shareholders.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to remain qualified for taxation as a REIT under the Code.

We may originate or acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets specified requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test applicable to REITs. We may originate or acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor requirements and the IRS successfully challenges the loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, then we could fail to qualify for taxation as a REIT under the Code.

We may fail to qualify for taxation as a REIT under the Code if the IRS successfully challenges the treatment of certain debt instruments as debt for U.S. federal income tax purposes or successfully challenges the treatment of our preferred equity investments as equity for U.S. federal income tax purposes.

There is limited case law or administrative guidance addressing the treatment of certain debt instruments and preferred equity investments as debt or equity for U.S. federal income tax purposes. We expect that debt instruments that we may originate or acquire generally will be treated as debt for U.S. federal income tax purposes, and preferred equity investments that we may make generally will be treated as equity for U.S. federal income tax purposes, but we do not anticipate obtaining private letter rulings from the IRS and may not obtain opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If a debt instrument is treated as equity in a pass-through entity for U.S. federal income tax purposes, we will be treated as owning the assets held by the entity that issued the debt instrument and we will be treated as receiving our proportionate share of the income of that entity. If that entity owns nonqualifying assets or earns nonqualifying income, we may not be able to satisfy all of the REIT gross income and asset tests. Alternatively, if the IRS successfully asserts a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and as producing nonqualifying income for the 75% gross income test. In addition, such an investment may be subject to the 10% value test and the 5% asset test, and it is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of the foregoing tests. Accordingly, we could fail to qualify for taxation as a REIT under the Code if the IRS does not respect our classification of our debt instruments or preferred equity for U.S. federal income tax purposes.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify for taxation as a REIT under the Code.

We may enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we will nominally sell assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant to those agreements. We believe that we will be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS may assert that we did not own the assets during the term of the sale and repurchase agreement, in which case our qualification for taxation as a REIT may be jeopardized.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that we must satisfy in order to maintain our qualification for taxation as a REIT under the Code. As a result, a qualifying hedge transaction will neither assist nor hinder our compliance with the 75% and 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of these gross income tests. As a result of these rules, we may limit our use of advantageous hedging techniques or implement some hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in the hedged items than we might otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

If we own assets or conduct operations that generate “excess inclusion income” outside of a TRS, our doing so could adversely affect our shareholders’ taxation and could cause our shares to become ineligible for inclusion in leading market indexes.

Some leading market indexes exclude companies whose dividends to shareholders constitute “unrelated business taxable income” as defined by Section 512 of the Code (“UBTI”). For purposes of the Code, shareholder dividends attributable to a REIT’s “excess inclusion income” are treated as UBTI to specified investors, and thus REITs that generate excess inclusion income are generally not eligible for inclusion in these market indexes. Furthermore, REIT dividends attributable to excess inclusion income cause both the REIT and its shareholders to experience a range of disruptive and adverse U.S. federal income tax consequences, including the recognition of UBTI by specified tax-exempt shareholders, the unavailability of treaty benefits to non-U.S. holders and the unavailability of net operating losses to offset such income with respect to taxable U.S. holders. We do not intend to acquire assets or enter into financing or other arrangements that will produce excess inclusion income for our shareholders. As a result, we may forgo investment or financing opportunities that we would otherwise have considered attractive or implement these arrangements through a TRS, which would increase the cost of these activities because TRSs are subject to U.S. federal income tax applicable to ordinary corporations. Furthermore, our analysis regarding our investments’ or activities’ potential for generating excess inclusion income could be subject to challenge or we could affirmatively modify our position regarding the generation of excess inclusion income in the future. In either case, our shareholders could suffer adverse tax consequences through the recognition of UBTI or the other adverse consequences that flow from excess inclusion income. Furthermore, in such an event, our shares could become ineligible for inclusion in those market indexes that exclude UBTI-generating stock, which could adversely affect demand for our shares and their market price.

The tax on prohibited transactions will limit our ability to engage in transactions, including some methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions at a gain of property held primarily for sale to customers in the ordinary course of business. If we were to dispose of real estate, loans, or other assets in a manner that was treated as a sale of the loans for U.S. federal income tax purposes (including certain securitizations), those sales could be viewed as sales to customers in the ordinary course of business and to that extent subject to the 100% tax. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in particular sales of assets, or may limit the structures we utilize for our dispositions or securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Legislative or other actions affecting REITs could materially and adversely affect us and our shareholders.

The rules dealing with U.S. federal, state, and local taxation are constantly under review by persons involved in the legislative process and by the IRS, the U.S. Department of the Treasury, and other taxation authorities. Changes to the tax laws, with or without retroactive application, could materially and adversely affect us and our shareholders. We cannot predict how changes in the tax laws might affect us or our shareholders. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to remain qualified for taxation as a REIT or the tax consequences of such qualification to us and our shareholders.

No assurances can be given that we will maintain our RIC status prior to the Conversion.

We intend to continue to qualify as a RIC until the Conversion. To qualify for the favorable U.S. federal income tax treatment generally accorded to RICs, the Company must, among other things, derive in each taxable year at least 90% of its gross income from certain prescribed sources, satisfy certain quarterly asset-diversification tests, and distribute for each taxable year at least 90% of its “investment company taxable income.” Statutory limitations on distributions on the common shares if the Company fails to satisfy the 1940 Act’s asset coverage requirements could jeopardize the Company’s ability to meet such distribution requirements. While the Company presently intends to purchase or redeem preferred shares, if any, to the extent necessary in order to maintain compliance with such asset coverage requirements, there can be no assurance that such actions can be effected in time to meet the Code requirements. If, prior to the Conversion, the Company ceases to qualify as a RIC, all of its taxable income for that year (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Company’s current and accumulated earnings and profits.

NET ASSET VALUE

The NAV of the Common Shares is computed based upon the value of the Company’s investment portfolio securities and other assets. NAV per common share is determined daily on each day that the NYSE is open for business as of the close of the regular trading session on the NYSE, usually 4:00 p.m., Eastern time. The NYSE is open Monday through Friday, but currently is scheduled to be closed on New Year’s Day, Dr. Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day or on the preceding Friday or subsequent Monday when a holiday falls on a Saturday or Sunday, respectively. The Company calculates NAV per Common Share by subtracting liabilities (including accrued expenses or dividends) from the total assets of the Company (the value of the securities plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of outstanding Common Shares of the Company.

VALUATIONS

The Company uses the following valuation methods to determine either current market value for investments for which market quotations are available or, if not available, the fair value, as determined in good faith pursuant to policies and procedures approved by the Board:

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The market value of each security listed or traded on any recognized securities exchange or automated quotation system will be the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such security is traded, except that debt securities that are not credit-impaired and have remaining maturities of 60 days or less will be valued at amortized cost, a method of valuation that approximates market value. If no sale is reported on that date, or for over-the-counter securities, the Investment Adviser utilizes, when available, pricing quotations from principal market makers. Such quotations may be obtained from third-party pricing services or directly from investment brokers and dealers in the secondary market. Generally, the Company’s loan and bond positions are not traded on exchanges and consequently are valued based on market prices received from third-party pricing services or broker-dealer sources.

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Dividends declared but not yet received, and rights in respect of securities which are quoted ex-dividend or ex-rights, will be recorded at the fair value thereof, as determined by the Investment Adviser, which may (but need not) be the value so determined on the day such securities are first quoted ex-dividend or ex-rights.

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Listed options, or over-the-counter options for which representative brokers’ quotations are available, will be valued in the same manner as listed or over-the-counter securities as hereinabove provided. Premiums for the sale of such options written by the Company will be included in the assets of the Company, and the market value of such options shall be included as a liability.

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The Company’s non-marketable investments for which market quotations are not readily will generally be valued in such manner as the Investment Adviser determines in good faith to reflect their fair values under procedures established by, and under the general supervision and responsibility of, the Board. The pricing of all assets that are fair valued in this manner will be subsequently reported to and ratified by the Board. Pursuant to the Company’s pricing procedures, securities for which market quotations are not readily available may include securities that are subject to legal or contractual restrictions on resale, securities for which no or limited trading activity has occurred for a period of time, or securities that are otherwise deemed to be illiquid (i.e., securities that cannot be disposed of within seven days at approximately the price at which the security is currently priced by the Company). Swaps and other derivatives would generally fall under this category.

When determining the fair value of an asset, the Investment Adviser seeks to determine the price that the Company might reasonably expect to receive from the current sale of that asset in an arm’s-length transaction.

Fair value is defined as the amount for which assets could be sold in an orderly disposition over a reasonable period of time, taking into account the nature of the asset. Fair value determinations are based upon all available factors that the Investment Adviser deems relevant. Fair value pricing, however, involves judgments that are inherently subjective and inexact, since fair valuation procedures are used only when it is not possible to be sure what value should be attributed to a particular asset or when an event will affect the market price of an asset and to what extent. As a result, fair value pricing may not reflect actual market value, and it is possible that the fair value determined for a security will be materially different from the value that actually could be or is realized upon the sale of that asset.

DESCRIPTION OF THE SECURITIES

The following is a brief description of the terms of the Company’s Common Shares and preferred shares. This description does not purport to be complete and is qualified by reference to the Company’s Governing Documents. For complete terms of the shares, please refer to the actual terms of such series, which are set forth in the Governing Documents.

Common Shares

The Company is authorized to issue unlimited common shares of beneficial interest, par value $.001 per share, in multiple classes and series thereof as determined from time to time by the Board. As of October 29, 2020, 45,626,296 Common Shares were outstanding. The Common Shares of the Company are listed on the NYSE under the symbol “NHF.” The Company’s Common Shares have historically traded at a discount to the Company’s net asset value. Since the Company commenced trading on the NYSE, the Company’s Common Shares have traded at a discount to net asset value as low as (63.58)% and a premium as high as 9.78%. The average weekly trading volume of the Common Shares on the NYSE during the period from January 1, 2019 through December 31, 2019 was 465,205 shares. Each share within a particular class or series thereof has equal voting, dividend, distribution and liquidation rights. All shares, when issued in accordance with the terms of the applicable offering, will be fully paid and non-assessable. The Common Shares are not redeemable and have no preemptive, conversion or cumulative voting rights.

Offerings of shares require approval by the Board. Any additional offerings of shares will require approval by the Board. Any additional offering of Common Shares will be subject to the requirements of the 1940 Act, for so long as the Company remains registered as an investment company under the 1940 Act, which provides that Common Shares may not be issued at a price below the then current net asset value, exclusive of sales load, except in connection with an offering to existing holders of Common Shares or with the consent of a majority of the Company’s outstanding common shareholders.

Unlike open-end funds, closed-end funds like the Company do not continuously offer shares and do not provide daily redemptions. Rather, if a shareholder determines to buy additional Common Shares or sell shares already held, the shareholder may do so by trading through a broker on the NYSE or otherwise.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. Because the market value of the Common Shares may be influenced by such factors as dividend and distribution levels (which are in turn affected by expenses), dividend and distribution stability, net asset value, market liquidity, relative demand for and supply of such shares in the market, unrealized gains, general market and economic conditions and other factors beyond the control of the Company, the Company cannot assure you that Common Shares will trade at a price equal to or higher than net asset value in the future. The Common Shares are designed primarily for long term investors and you should not purchase the Common Shares if you intend to sell them soon after purchase.

Subject to the rights of the outstanding preferred shares, the Company’s Common Shares vote as a single class on election of Trustees and on additional matters with respect to which the 1940 Act, the DSTA, the Declaration of Trust, the Company’s Amended and Restated By-Laws (the “By-Laws”) or resolutions adopted by the Board, as applicable, provide for a vote of the Company’s Common Shares.

Book-Entry

The Common Shares will initially be held in the name of Cede & Co. as nominee for the Depository Trust Company (“DTC”). The Company will treat Cede & Co. as the holder of record of the Common Shares for all purposes. In accordance with the procedures of DTC, however, purchasers of Common Shares will be deemed the beneficial owners of common shares purchased for purposes of distributions, voting and liquidation rights.

Preferred Shares

The Declaration of Trust provides that the Board may authorize and issue preferred shares with rights as determined by the Board, by action of the Board without the approval of the holders of the Common Shares. Holders of Common Shares have no preemptive right to purchase any preferred shares that might be issued. Whenever preferred shares are outstanding, the Company, for so long as it remains registered as an investment company under the 1940 Act, will not be permitted to declare any distributions from the Company unless all accrued dividends on preferred shares have been paid, unless asset coverage (as defined in the 1940 Act) with respect to preferred shares would be at least 200% after giving effect to the distributions and unless certain other requirements imposed by any rating agencies rating the preferred shares have been met.

If the Company issues additional preferred shares, it will pay dividends to the holders of the preferred shares at a fixed rate, as described in an offering document accompanying each preferred share offering.

Upon a liquidation, each holder of the preferred shares will be entitled to receive out of the assets of the Company available for distribution to shareholders (after payment of claims of the Company’s creditors but before any distributions with respect to the Company’s Common Shares or any other shares of the Company ranking junior to the preferred shares as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of the preferred shares will rank on a parity with any other series of preferred shares of the Company as to the payment of distributions and the distribution of assets upon liquidation, and will be junior to the Company’s obligations with respect to any outstanding senior securities representing debt. The preferred shares carry one vote per share on all matters on which such shares are entitled to vote. The preferred shares will, upon issuance, be fully paid and nonassessable and will have no preemptive, exchange or conversion rights. The Board may by resolution classify or reclassify any authorized but unissued capital shares of the Company from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or terms or conditions of redemption. The Company will not issue any class of shares senior to the

Redemption, Purchase and Sale of Preferred Shares by the Company. The terms of the Series A Preferred Shares provide that (i) they are redeemable by the Company at any time after December 15, 2023, in whole or in part, at the original purchase price per share plus accumulated dividends per share, (ii) the Company may tender for or purchase preferred shares and (iii) the Company may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of preferred shares by the Company will reduce the leverage applicable to the Common Shares, while any resale of preferred shares by the Company will increase that leverage. See “Special Characteristics and Risks of the Series A Preferred Shares—Special Note Regarding the Use of Dates in this Offer to Exchange.”

Rating Agency Guidelines. Any rating agency providing a rating for the Company’s preferred shares, including the Series A Preferred Shares, at the request of the Company may, at any time, change or withdraw any such rating. The Board, without further action by the Company’s shareholders, may amend, alter, add to or repeal any provision of the statements of preferences for the preferred shares, including the Statement of Preferences for the Series A Preferred Shares, that has been adopted by the Company pursuant to the rating agency guidelines or add covenants and other obligations of the Company to the Statements of Preferences, if the applicable rating agency confirms that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Company’s preferred shares, including the Series A Preferred Shares, and such amendments and modifications do not adversely affect the rights and preferences of and are in the aggregate in the best interests of the holders of the Company’s preferred shares.

As described by Egan-Jones or any other rating agency then rating a series of the Company’s preferred shares at the Company’s request, the ratings assigned to each series of preferred shares, including the Series A Preferred Shares, are assessments of the capacity and willingness of the Company to pay the obligations of each such series. The ratings on these series of preferred shares are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred shares will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Egan-Jones or any other rating agency then rating a series of the Company’s preferred shares at the Company’s request by the Company and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

A rating agency’s guidelines apply to each series of preferred shares, including the Series A Preferred Shares, only so long as such rating agency is rating such series at the request of the Company. The Company expects to pay fees to Egan-Jones for rating the Series A Preferred Shares.

1940 Act Asset Coverage Requirements. For so long as the Company remains registered as an investment company under the 1940 Act, the Company must satisfy asset coverage requirements under the 1940 Act with respect to its preferred shares. Under the 1940 Act, such debt or additional preferred shares may be issued only if immediately after such issuance the value of the Company’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred shares and debt outstanding.

For so long as the Company remains registered as an investment company under the 1940 Act, the Company is required to determine whether it has, as of the last Business Day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Company that are debt or stock, including any outstanding preferred shares. If the Company fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured within 49 calendar days, the Company may, and in certain circumstances will be required to, mandatorily redeem preferred shares sufficient to satisfy such asset coverage. See “—Redemption Procedures” below.

Distributions. Holders of preferred shares are entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds legally available therefor, cumulative cash distributions, at an annual rate set forth in the applicable Statement of Preferences, payable with such frequency as set forth in the applicable Statement of Preferences. Such distributions will accumulate from the date on which such shares are issued.

Restrictions on Dividends and Other Distributions for the Preferred Shares. So long as any preferred shares are outstanding, the Company may not pay any dividend or distribution (other than a dividend or distribution paid in Common Shares or in options, warrants or rights to subscribe for or purchase Common Shares) in respect of the Common Shares or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares (except by conversion into or exchange for shares of the Company ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

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the Company has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Company’s outstanding preferred shares due through the date of such Common Shares dividend or distribution;

•	the Company has redeemed the full number of preferred shares to be redeemed pursuant to any mandatory redemption provision in the Company’s Governing Documents; and

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after making the distribution, the Company meets applicable asset coverage requirements described under “Preferred Shares—1940 Act Asset Coverage Requirements,” for so long as the Company remains registered as an investment company under the 1940 Act.

No complete distribution due for a particular dividend period will be declared or made on any series of preferred shares for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefore for all outstanding series of preferred shares of the Company ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred shares of the Company ranking on a parity with such series of preferred shares as to the payment of distributions, any distributions being paid on the preferred shares will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred shares on the relevant dividend payment date. The Company’s obligation to make distributions on the preferred shares will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Mandatory Redemption Relating to Asset Coverage Requirements. The Company may, at its option, consistent with the Governing Documents and the 1940 Act, for so long as the Company remains registered as an investment company under the 1940 Act, and in certain circumstances will be required to, mandatorily redeem preferred shares in the event that: the Company fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date (the last Business Day of March, June, September and December in the case of the Series A Preferred Shares) and such failure is not cured on or before a specified period of time following such failure.

The redemption price for preferred shares subject to mandatory redemption will be the liquidation preference, as stated in the offering document accompanying the issuance of any series of preferred shares, plus an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption.

The number of preferred shares that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding preferred shares, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the preferred shares. For so long as the Company remains registered as an investment company under the 1940 Act, in the event that preferred shares are redeemed due to a failure to satisfy the 1940 Act asset coverage requirements, the Company may, but is not required to, redeem a sufficient number of preferred shares so that the Company’s assets exceed the asset coverage requirements under the 1940 Act after the redemption by 10% (that is, 220% asset coverage) or some other amount specified in the Statement of Preferences.

If the Company does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the preferred shares to be redeemed on any redemption date, the Company will redeem on such redemption date that number of shares for which it has legally available funds, or is otherwise able to redeem, from the holders whose shares are to be redeemed ratably on the basis of the redemption price of such shares, and the remainder of those shares to be redeemed will be redeemed on the earliest practicable date on which the Company will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon written notice of redemption.

If fewer than all of the Company’s outstanding preferred shares are to be redeemed, the Company, at its discretion and subject to the limitations of the Governing Documents, the 1940 Act and applicable law, will select the one or more series of preferred shares from which shares will be redeemed and the amount of preferred shares to be redeemed from each such series. If fewer than all preferred shares of a series are to be redeemed, such redemption will be made as among the holders of that series pro rata in accordance with the respective number of shares of such series held by each such holder on the record date for such redemption (or by such other equitable method as the Company may determine). If fewer than all the preferred shares held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of shares to be redeemed from such holder, which may be expressed as a percentage of shares held on the applicable record date.

Optional Redemption. For so long as the Company remains registered as an investment company under the 1940 Act, the Series A Preferred Shares are not subject to optional redemption by the Company prior to December 15, 2023 unless the redemption is necessary, in the judgment of the Board, to maintain the Company’s status as a

RIC or REIT, as applicable, under Subchapter M of the Code. Commencing on such date and thereafter, the Company may at any time redeem such fixed rate preferred shares in whole or in part for cash at a redemption price per share equal to the initial liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Statement of Preferences Such redemptions are subject to the notice requirements set forth under “—Redemption Procedures” and the limitations of the Governing Documents and, if applicable, the 1940 Act. See “Special Characteristics and Risks of the Series A Preferred Shares—Special Note Regarding the Use of Dates in this Offer to Exchange.”

Redemption Procedures. If the Company determines or is required to redeem preferred shares it will mail a notice of redemption to holders of the shares to be redeemed not less than 30 days, nor more than 90 days prior to the date fixed for redemption. Preferred shareholders may receive shorter notice in the event of a mandatory redemption. Each notice of redemption will state (i) the redemption date, (ii) the number or percentage of preferred shares to be redeemed (which may be expressed as a percentage of such shares outstanding), (iii) the CUSIP number(s) of such shares, (iv) the redemption price (specifying the amount of accumulated distributions to be included therein), (v) the place or places where such shares are to be redeemed, (vi) that dividends or distributions on the shares to be redeemed will cease to accumulate on such redemption date, (vii) the provision of the Statement of Preferences, as applicable, under which the redemption is being made and (viii) in the case of an optional redemption, any conditions precedent to such redemption. No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

The holders of any preferred shares will not have the right to redeem any of their shares at their option except to the extent specified in the Statement of Preferences and as otherwise described in this Offer to Exchange.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of preferred shares then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of Common Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of assets by the Company.

Voting Rights. Except as otherwise stated in this Offer to Exchange, specified in the Governing Documents or resolved by the Board or as otherwise required by applicable law, holders of preferred shares shall be entitled to one vote per share held on each matter submitted to a vote of the shareholders of the Company and will vote together with holders of Common Shares and of any other preferred shares then outstanding as a single class.

In connection with the election of the Company’s Trustees, holders of the outstanding preferred shares, voting together as a single class, will be entitled to elect two of the Company’s Trustees, and the remaining Trustees will be elected by holders of Common Shares and holders of preferred shares, voting together as a single class. The Company has currently designated Dr. Bob Froehlich and Edward Constantino as the Trustees to be elected solely by the holders of the preferred shares.

In addition, if (i) at any time dividends and distributions on outstanding preferred shares are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred shares are entitled to elect a majority of the Trustees of the Company under the 1940 Act or the applicable Statement of Preferences creating such shares, then the number of Trustees constituting the Board automatically will be increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of preferred shares as described above, would then constitute a simple majority of the Board as so increased by such smallest number. Such additional Trustees will be elected by the holders of the outstanding preferred shares, voting together as a single class, at a special meeting of shareholders which will be called as soon as practicable and will be held not less than ten nor more than twenty days after the mailing date of the meeting notice. If the Company fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred shareholder on like notice. The terms of office of the persons who are Trustees at the time of that election will continue. If the Company thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding preferred shares for all past dividend periods or the holders of other series of preferred shares are no longer entitled to elect such additional Trustees, the additional voting rights of the holders of the preferred shares as described above will cease, and the terms of office of all of the additional Trustees elected by the holders of the preferred shares (but not of the Trustees with respect to whose election the holders of Common Shares were entitled to vote or the two Trustees the holders of preferred shares have the right to elect as a separate class in any event) will terminate automatically.

For so long as the Company remains registered as an investment company under the 1940 Act, the 1940 Act requires that, in addition to any approval by shareholders that might otherwise be required, the approval of the holders of a majority of any outstanding preferred shares (as defined in the 1940 Act), voting separately as a class, would be required to (i) adopt any plan of reorganization (as defined in the 1940 Act) that would adversely affect the preferred shares, and (ii) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Company’s subclassification as a closed-end investment company to an open-end company or changes in its fundamental investment restrictions. As a result of these voting rights, the Company’s ability to take any such actions may be impeded to the extent that there are any preferred shares outstanding. The class vote of holders of preferred shares described above will in each case be in addition to any other vote required to authorize the action in question.

The foregoing voting provisions will not apply to any preferred shares if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.

Additional Voting Rights. Following the Company’s deregistration as an investment company, the voting rights in the preceding section captioned “Voting Rights” will cease and the following additional voting right will apply to the Series A Preferred Shares: if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Series A Preferred Shares equal to at least six full quarters’ (whether consecutive or not) dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with American Stock Transfer & Trust Company, LLC and its successors or any other dividend disbursing agent appointed by the Company for the payment of such accumulated dividends and distributions, holders of the Series A Preferred Shares, voting as a separate class (but together with any other series of preferred shares for which a like voting entitlement has arisen), shall have the right to elect two of the Company’s Trustees until such arrearages are eliminated such that less than six full quarters’ (whether consecutive or not) dividends and distributions are due and unpaid. The Company and the Board will take all necessary actions to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. Additionally, the affirmative vote of the holders of two-thirds of the outstanding preferred shares, voting as a separate class, will be required to amend, alter or repeal any of the provisions of the Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in the Statement of Preferences. The class vote of holders of preferred shares described above will in each case be in addition to any other vote required to authorize the action in question.

Limitation on Issuance of Preferred Shares. For so long as the Company remains registered as an investment company under the 1940 Act and any Series A Preferred Shares are outstanding, the Company may issue and sell shares of one or more other series of preferred shares constituting a series of a class of senior securities of the Company representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares, provided that (i) the Company must, immediately after giving effect to the issuance of such additional preferred shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of preferred shares for which a notice of redemption (as defined in the applicable statement of preferences) has been mailed or delivered electronically prior to such issuance, have an “ asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the of the sum of the liquidation preference of all outstanding senior securities which are stock, including the Series A Preferred Shares, and (ii) no such additional preferred shares shall have any preference or priority over any other preferred shares upon the distribution of the assets of the Company or in respect of the payment of dividends.

The Company will consider from time to time whether to offer additional preferred shares or securities representing indebtedness and may issue such additional securities if the Board concludes that such an offering would be consistent with the Company’s Governing Documents and applicable law, and in the best interest of the Company and its existing common shareholders.

Tenders and Repurchases. In addition to the redemption provisions described herein, the Company may also tender for or purchase preferred shares (whether in private transactions or on the NYSE) and the Company may subsequently resell any shares so tendered for or purchased, subject to the provisions of the Company’s Governing Documents and, if applicable, the 1940 Act.

Outstanding Securities

The following information regarding the Company’s authorized shares is as of October 29, 2020.

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Shares	Unlimited	None	45,626,296
Series A Preferred Shares	4,800,000	None	None

CERTAIN MATERIAL DIFFERENCES BETWEEN OUR COMMON SHARES AND THE SERIES A

PREFERRED SHARES

The table below highlights the certain material differences between the terms of our Common Shares and our Series A Preferred Shares. For a more complete description of the rights of holders of Common Shares and Series A Preferred Shares see “Description of the Securities” in this Offer to Exchange.

Terms of the Securities	Common Shares	Series A Preferred Shares
Dividends and Distributions	When and if declared by the Board in amounts determined by the Board, subject to payment of dividends on the Series A Preferred Shares	Quarterly at an annual rate of 5.50%, when and if declared by the Board

Priority of Ranking and Liquidation Rights	Junior to preferred shares, including the Series A Preferred Shares	Senior to our Common Shares and pari passu with any other preferred shares

Exchange Listing	Yes. Listed on the NYSE under the ticker “NHF”	Yes. Expected to be listed on the NYSE

Voting Rights	Entitled to one vote per share on all matters submitted to common shareholders or common and preferred shareholders voting together as a single class	Entitled to one vote per share on all matters submitted to preferred shareholders or preferred and common shareholders voting together as a single class. Holders of Series A Preferred Shares are also entitled to vote separately as a class on matters affecting only the Series A Preferred Shares and have the right to elect two Trustees, voting together as a separate class, for so long as the Company remains registered as an investment company under the 1940 Act

Redeemable by the Company	No	Redeemable at the option of the Company at any time after December 15, 2023

Liquidation Rights	Distributions may only be made to holders of Common Shares if liquidation preferences of preferred shares, including the Series A Preferred Shares, are satisfied	Entitled to receive out of the assets of the Company legally available for distribution to shareholders an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of Common Shares and any other shares of equity securities of the Company that rank junior to the Series A Preferred Shares as to liquidation rights.

ANTI-TAKEOVER PROVISIONS IN THE GOVERNING DOCUMENTS

The Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company or to change the composition of its Board. This could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over the Company. Such attempts could have the effect of increasing the expenses of the Company and disrupting the normal operation of the Company. The Board is divided into three classes, with the terms of one class expiring at each annual meeting of shareholders. At each annual meeting, one class of trustees is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board. A trustee may be removed from office (for cause, and not without cause) by the action of a majority of the remaining trustees.

In addition, the Declaration of Trust requires the favorable vote of a majority of the Board followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of the Company, voting separately as a class or series, to approve, adopt or authorize certain transactions with 5% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of the Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company shall be required. For purposes of these provisions, a 5% or greater holder of a class or series of shares (a “Principal Shareholder”) refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 5% or more of the outstanding shares of all outstanding classes or series of shares of beneficial interest of the Company.

The 5% holder transactions subject to these special approval requirements are: the merger or consolidation of the Company or any subsidiary of the Company with or into any Principal Shareholder; the issuance of any securities of the Company to any Principal Shareholder for cash, except pursuant to any automatic dividend reinvestment plan; the sale, lease or exchange of all or any substantial part of the assets of the Company to any Principal Shareholder, except assets having an aggregate fair market value of less than 2% of the total assets of the Company, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or the sale, lease or exchange to the Company or any subsidiary of the Company, in exchange for securities of the Company, of any assets of any Principal Shareholder, except assets having an aggregate fair market value of less than 2% of the total assets of the Company, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

To convert the Company to an open-end investment company, the Declaration of Trust requires the favorable vote of a majority of the board of the Trustees followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of shares of the Company, voting separately as a class or series, unless such amendment has been approved by at least 80% of the Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company shall be required. The foregoing vote would satisfy a separate requirement in the 1940 Act that any conversion of the Company to an open-end investment company be approved by the shareholders. If approved in the foregoing manner, conversion of the Company to an open-end investment company could not occur until 90 days after the shareholders’ meeting at which such conversion was approved and would also require at least 30 days’ prior notice to all shareholders. Following any such conversion, it is possible that certain of the Company’s investment policies and strategies would have to be modified to assure sufficient portfolio liquidity. In the event of conversion, the Common Shares would cease to be listed on the NYSE or other national securities exchanges or market systems. Shareholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their NAV, less such redemption charge, if any, as might be in effect at the time of a redemption. The Company expects to pay all such redemption requests in cash, but reserves the right to pay redemption requests in a combination of cash and securities. If such partial payment in securities were made, investors may incur brokerage costs in converting such securities to cash. If the Company were converted to an open-end fund, it is likely that new shares would be sold at NAV plus a sales load.

To approve any action that, in the judgment of the Board, would prevent, impede or make less efficient or more costly the implementation of the Conversion, or the realization of the benefits sought thereby, the Declaration of Trust requires the favorable vote of a majority of the board of the Trustees followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of shares of the Company, voting separately as a class or series, unless such amendment has been approved by at least 80% of the Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company shall be required.

For the purposes of calculating “a majority of the outstanding voting securities” under the Declaration of Trust, each class and series of the Company shall vote together as a single class, except to the extent required by the 1940 Act, the Declaration of Trust or the Statement of Preferences, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

The Declaration of Trust also includes certain limits and restrictions on ownership and transferability relating to shares of beneficial interest of the Company in order to assist the Company with complying with REIT tax requirements and generally prohibit any shareholder from beneficially or constructively owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of any class or series.

The Agreement and Declaration of Trust also provides that the Company may be liquidated upon the approval of 80% of the Trustees. The Board has determined that provisions with respect to the Board and the shareholder voting requirements described above, which voting requirements are greater than the minimum requirements under the DSTA or, if applicable, the 1940 Act, are in the best interest of shareholders generally. Reference should be made to the Declaration of Trust, on file with the Commission, for the full text of these provisions, the material terms of which are summarized in this Offer to Exchange.

CLOSED-END FUND STRUCTURE

The Company is a non-diversified, closed-end management investment company (commonly referred to as a closed-end fund). Closed-end funds differ from open-end funds (which are generally referred to as mutual funds) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their shares at the request of the shareholder. This means that if you wish to sell your shares of a closed-end fund you must trade them on the market like any other stock at the prevailing market price at that time. In a mutual fund, if the shareholder wishes to sell shares of the Company, the mutual fund will redeem or buy back the shares at NAV (less a redemption fee, if applicable, or contingent deferred sales charge, if applicable). Also, mutual funds generally offer new shares on a continuous basis to new investors, and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage a mutual fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objective and also have greater flexibility to make certain types of investments and to use certain investment strategies, such as financial leverage and investments in illiquid securities.

Shares of closed-end funds frequently trade at a discount to their NAV. Because of this possibility and the recognition that any such discount may not be in the interest of shareholders, the Board might consider from time to time engaging in open-market repurchases, tender offers for shares or other programs intended to reduce the discount. We cannot guarantee or assure, however, that the Board will decide to engage in any of these actions, nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to NAV per share.

At a special meeting of shareholders on August 28, 2020, shareholders approved proposals (i) to change the Company’s business from a registered investment company that invests primarily in debt and equity securities to a diversified REIT, (ii) to amend the Company’s fundamental investment restrictions to permit the Company to engage in its new business (collectively, the “Conversion”), and (iii) to amend and restate the Company’s Agreement and Declaration of Trust. Although the Company has begun taking steps to implement the Conversion, it is still contingent upon regulatory approval and the ability to reconfigure the Company’s portfolio to attain REIT status and deregister as an investment company. The time required to reconfigure the Company’s portfolio could be impacted by, among other things, the COVID-19 pandemic and related market volatility, determinations to preserve capital, the Company’s ability to identify and execute on desirable investments, and applicable regulatory, lender and governance requirements. The Conversion process could take up to 24 months; and there can be no assurance that Conversion of the Company to REIT status will improve its performance or reduce the discount to NAV. Further, the SEC may determine not to grant the Company’s request for a deregistration order, which would materially change the Company’s plans for its business and investments, and the Company would likely retain its current closed-end fund structure for the foreseeable future.

REPURCHASE OF COMMON SHARES; DISCOUNT

Shares of closed-end investment companies often trade at a discount to their NAV, and the Common Shares may also trade at a discount to their NAV, although it is possible that they may trade at a premium above NAV. The market price of the Common Shares will be determined by such factors as relative demand for and supply of such shares in the market, the Company’s NAV, general market and economic conditions and other factors beyond the control of the Company. See “Net Asset Value.” Although the Company’s common shareholders will not have the right to redeem their Common Shares, the Company may take action to repurchase Common Shares in the open market or make tender offers for its Common Shares. This may have the effect of reducing any market discount from NAV. The Board may decide not to take any of these actions. In addition, there can be no assurance that share repurchases or tender offers, if undertaken, will reduce market discount. On April 24, 2020, the Board of the Company authorized the repurchase of up to $10% of the Company’s shares over a twelve-month period. Under this program, the Company repurchased 414,640 shares through June 2020, at an average price of $8.70 per Common Share, for a total investment of $3.6 million (the “Repurchase Program”). The Company has not repurchased any Common Shares under the Repurchase Program since July 21, 2020.

This Offer to Exchange supersedes the Company’s Repurchase Program, effective as of the date of the Board’s Approval of the Exchange Offer.

The Company’s Board may in the future determine to implement a new repurchase program, in which case the amount and timing of the repurchases will be at the discretion of the Company’s Investment Adviser, subject to market conditions and investment considerations. There is no assurance that the Company will implement a new repurchase plan to purchase shares at any particular discount levels or in any particular amounts. Any repurchases made under the Repurchase Program would be made on a national securities exchange at the prevailing market price, subject to exchange requirements regarding volume, timing and other limitations under federal securities laws.

Notwithstanding the foregoing, at any time when there are outstanding preferred shares, the Company may not purchase, redeem or otherwise acquire any of its Common Shares unless all accrued preferred shares dividends have been paid. In addition, for so long as the Company remains registered as an investment company under the 1940 Act, the Company may not purchase, redeem or otherwise acquire any of its Common Shares unless, at the time of such purchase, redemption or acquisition, the NAV of the Company’s portfolio (determined after deducting the acquisition price of the Common Shares) is at least 200% of the liquidation value of the outstanding preferred shares. Any service fees incurred in connection with any tender offer made by the Company will be borne by the Company and will not reduce the stated consideration to be paid to tendering shareholders.

There is no assurance that, if action is undertaken to repurchase or tender for Common Shares, such action will result in the Common Shares trading at a price which approximates their NAV. Although share repurchases and tenders could have a favorable effect on the market price of the Common Shares, you should be aware that the acquisition of Common Shares by the Company will decrease the capital of the Company and, therefore, may have the effect of increasing the Company’s expense ratio and decreasing the asset coverage with respect to any borrowings. Any share repurchases or tender offers will be made in accordance with requirements of the Exchange Act, the 1940 Act, and the principal stock exchange on which the Common Shares are traded.

Before deciding whether to take any action if the Common Shares trade below NAV, the Board would likely consider all relevant factors, including the extent and duration of the discount, the liquidity of the Company’s portfolio, the impact of any action that might be taken on the Company or its shareholders and market considerations. Based on these considerations, even if the Company’s shares should trade at a discount, the Board may determine that, in the interest of the Company and its shareholders, no action should be taken.

TAXATION

The following discussion is a brief summary of certain U.S. federal income tax considerations of the Exchange Offer and an investment in the Series A Preferred Shares.

Except as expressly provided otherwise, this discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). The discussion is based upon current provisions of the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling or opinion has been sought regarding the matters described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Company and its shareholders (including shareholders subject to special tax rules and shareholders that own or have owned, actually or constructively, more than 5% of the Common Shares or the Series A Preferred Shares of the Company), nor does this discussion address any state, local, or foreign tax concerns.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Common Shares or Series A Preferred Shares, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Common Shares or Series A Preferred Shares, as applicable, that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder. If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Common Shares or Series A Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Shares or Series A Preferred Shares.

The discussions set forth this Offer to Exchange do not constitute tax advice. Investors are urged to consult their own tax advisers with any specific questions relating to U.S. federal, state, local and foreign taxes.

Tax Consequences of the Exchange Offer

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

We intend to treat the exchange of Common Shares for a combination of Series A Preferred Shares and cash as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the Exchange Offer is so treated, and subject to the discussion of “nonqualified preferred stock” below, for U.S. federal income tax purposes:

•

you generally will recognize gain for U.S. federal income tax purposes equal to the lesser of (i) the excess of the fair market value of your Series A Preferred Shares (including any fractional share) and cash received (excluding any cash in lieu of a fractional share) over your tax basis in the Common Shares, and (ii) the amount of cash received (less any cash attributable to a fractional share);

•	you will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share, as described below);

•

the adjusted basis in the Series A Preferred Shares (including a fractional share deemed received and redeemed as described below) would be equal to the adjusted tax basis in the Common Shares increased by any gain recognized in the exchange (except for any gain recognized with respect to a fractional share) and decreased by the amount of cash received (excluding cash paid in lieu of a fractional share);

•	the holding period of the Series A Preferred Shares received in the recapitalization by a U.S. holder of Common Shares will include the holding period of the Common Shares exchanged therefor; and

•

if a U.S. Holder receives cash in lieu of a fractional share of Series A Preferred Shares, the U.S. holder would be treated as having received the fractional share of Series A Preferred Shares pursuant to the exchange followed by a redemption of the fractional share of Series A Preferred Shares for cash (see “Appendix B – Tax Consequences of the Ownership of Series A Preferred Shares—Prior to Conversion—Taxation of Shareholders” for a discussion of the treatment of redemptions of the Series A Preferred Shares).

Gain recognized under the first bullet above would generally be treated as capital gain on the disposition of the Common Shares unless the receipt of cash has the effect of a dividend under Sections 302 and 356(a)(2) of the Code, in which case the portion of such gain equal to your ratable share, if any, of our earnings and profits would be treated as a dividend (with any remainder of such gain treated as capital gain).

If the exchange of Common Shares for Series A Preferred Shares and cash is not treated in its entirety as a recapitalization as described above, then the cash payment (other than cash paid in lieu of a fractional share) may be treated as proceeds from a redemption of a portion of the Common Shares (and generally treated in accordance with the principles for redemptions of shares described under “Appendix B – Tax Consequences of the Ownership of Series A Preferred Shares—Prior to Conversion—Taxation of Shareholders”) and the Series A Preferred Shares received would be treated as received in a recapitalization of the remaining Common Shares, which generally would not result in the recognition of gain or loss on such remaining Common Shares In such case, although the law on this point is not entirely clear, a U.S. holder’s basis in the Common Shares would be allocated pro rata between the Series A Preferred Shares received and the portion of the Common Shares that are treated as redeemed for cash. Cash received in lieu of a fractional share should be treated in the manner described above.

U.S. holders who have acquired different blocks of Common Shares at different times or at different prices should consult their tax advisors regarding the calculation of gain or loss recognized and the allocation of their aggregate tax basis among, and the holding period of, the Series A Preferred Shares received in exchange for such blocks of Common Shares.

A U.S. holder that tenders Common Shares pursuant to the Exchange Offer may be required to satisfy certain record-keeping and information reporting requirements. Each U.S. holder is urged to consult its own tax advisor concerning any such requirements applicable to the Exchange Offer.

If the Series A Preferred Shares were treated either as indebtedness, rather than equity, of the Company or as “nonqualified preferred stock,” the consequences of the exchange of Common Shares for Series A Preferred Shares would be different than as described above. In particular, in that event, a U.S. holder would generally recognize gain or loss on all of the exchanged Common Shares as a result of participating in the Exchange. Although the Company will treat the Series A Preferred Shares as equity of the Company that is not “nonqualified preferred stock,” such determinations are highly factual, and no assurance can be given that the IRS would not challenge such treatment. This discussion assumes such treatment is respected. See “Appendix B—Tax Consequences of the Ownership of Series A Preferred Shares—Prior to Conversion—Taxation of Shareholders” for additional discussion of the treatment of the Series A Preferred Shares as equity for U.S. federal income tax purposes.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Special Tax Considerations to Tendering Non-U.S. Holders in the Exchange Offer

Any amounts that are treated pursuant to the discussion above as dividend income recognized by a non-U.S. holder generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either (i) a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent, or (ii) the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income. See Appendix B for additional discussion regarding the treatment of effectively connected income.

If, as a result of our indirect ownership of real property, we are or at any time within the five-year period preceding the settlement of the Exchange Offer have been, a “United States real property holding corporation” (“USRPHC”), special rules may apply to non-U.S. holders under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). We have not made a determination as to whether we are or have been a USRPHC. If we are or have been a USRPHC within the applicable time period, then under FIRPTA, subject to certain exceptions described below, gain recognized pursuant to the Exchange Offer (calculated as described under “—Tax Consequences to Tendering U.S. Holders in the Exchange Offer”) would generally be taxable to a non-U.S. holder as effectively connected income. In addition, a non-U.S. holder may need to comply with certain reporting and other requirements in order not to be subject to tax under FIRPTA on all of the gain in the Common Shares exchanged pursuant to the Exchange Offer, and no assurance can be given that a non-U.S. holder will be able to satisfy such requirements if they applied.

These special rules under FIRPTA generally will not apply if we are a “domestically controlled qualified investment entity” within the meaning of the Code. Although we believe that, if we are a USRPHC, we are and will remain a domestically controlled qualified investment entity, no assurance can be given that we are or will remain a domestically controlled qualified investment entity. Even if we are not a “domestically controlled qualified investment entity,” the special rules will generally not apply if (i) the Common Shares are treated as “regularly traded” on an established securities market at the time of the exchange and (ii) the non-U.S. holder has not, at any time during the five-year period preceding the settlement of the exchange, owned (actually or constructively) in excess of 5% of our Common Shares. Although we expect that our Common Shares should be treated as “regularly traded” at the time of settlement, no assurance can be given in that regard.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER

Tax Consequences of the Ownership of Series A Preferred Shares

As described above, we have elected to be treated as, and until the Conversion intend to continue to be treated as, a RIC under Subchapter M of the Code, and following the Conversion, we intend to elect to be treated as, and intend to qualify for taxation as, a REIT under Subchapter M of the Code. For a discussion of the consequences of our status as a RIC and a REIT and the ownership of Series A Preferred Shares during the periods in which we qualify as a RIC and a REIT, see Appendix B “Additional Tax Considerations.”

CUSTODIAN, TRANSFER AGENT

AND DIVIDEND DISBURSING AGENT

The custodian of the assets of the Company and its wholly-owned subsidiaries is Bank of New York Mellon (240 Greenwich Street, New York, New York 10286). The custodian performs custodial services for the Company.

American Stock Transfer & Trust Company, LLC (6201 15th Avenue, Brooklyn, New York 11219; telephone (877) 248-6417) serves as the Company’s transfer agent with respect to its securities and will serve as transfer agent and dividend disbursing agent with respect to the Series A Preferred Shares.

AGREEMENTS INVOLVING THE COMPANY AND ITS SECURITIES

Investment Advisory Agreement

The Investment Adviser provides the following services to the Company: (i) furnishes an investment program for the Company; (ii) determines, subject to the overall supervision and review of the Board, the investments to be purchased, held, sold or exchanged by the Company and the portion, if any, of the assets of the Company to be held uninvested; (iii) makes changes in the investments of the Company; and (iv) votes, exercises consents, and exercises all other rights pertaining to such investments. Subject to the foregoing, the Investment Adviser will have the authority to engage one or more sub-advisers in connection with the portfolio management of the Company, which sub-advisers may be affiliates of the Investment Adviser; provided, however, that the Investment Adviser shall remain responsible to the Company with respect to its duties and obligations set forth in the investment advisory agreement.

In return for its advisory services, the Investment Adviser receives an annual fee, payable monthly, in an amount equal to 1.00% of the average weekly value of the Company’s “Managed Assets.” The Company’s “Managed Assets” is an amount equal to the total assets of the Company, including any form of leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Company’s investment objectives and policies, and/or (iv) any other means. For so long as the Company remains registered as an investment company under the 1940 Act, we may terminate the investment advisory agreement at any time without penalty by giving the Investment Adviser sixty days’ notice and paying any compensation earned prior to such termination, provided that such termination shall be directed or approved by the vote of a majority of our Trustees or by the vote of the holders of a “majority” (as defined in the 1940 Act) of our outstanding voting securities. The accrued fees are payable monthly as promptly as possible after the end of each month during which the investment advisory agreement is in effect.

A discussion regarding the basis for the approval of the investment advisory agreement by the Board is available in the Company’s annual report to shareholders on Form N-CSR for the fiscal year ended December 31, 2019.

Administration and Sub-Administration Agreements

The Investment Adviser provides administrative services to the Company. For its services, the Investment Adviser receives an annual fee, payable monthly, in an amount equal to 0.20% of the average weekly value of the Company’s Managed Assets. Under a separate sub-administration agreement, the Investment Adviser has delegated certain administrative functions to State Street Bank and Trust Company. The Investment Adviser pays State Street Bank and Trust Company directly for these sub-administration services.

As of October 1, 2018, under a separate sub-administration agreement, NexPoint has delegated certain administrative functions to SEI Investments Global Funds Services (“SEI”), One Freedom Valley Drive, Oaks, Pennsylvania 19456, and pays SEI a portion of the fee it receives from the Company. Under the sub-administration agreement, SEI has agreed to provide fund accounting services; asset data services; fund administration and reporting services; and regulatory administration services, including preparation and filing of various reports with the appropriate regulatory agencies and the SEC for the Company.

Committed Credit Facility, Master Repurchase Agreement and Revolving Credit Agreement

On May 16, 2013, the Company entered into a Committed Facility Agreement with BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) (the “Committed Facility Agreement”). The current facility size of the Committed Facility Agreement is $135,000,000 and the Company is required to pay 0.55% on the uncommitted balance and LIBOR + a spread on amounts borrowed. The spread ranges from 0.60% to 1.30% depending on the quality of the holdings pledged to collateralize the loan. As of May 15, 2020, this Committed Facility Agreement was terminated with BNPP PB, Inc.

For the period ended June 30, 2020, the average daily note balance was $44,819,276 at a weighted average interest rate of 2.44%, excluding any commitment fee. With respect to the note balance, interest expense of $285,011 and uncommitted balance fee of $49,505 are included in interest expense in the Statement of Operations.

On November 16, 2017, the Company entered into an agreement with BNP Paribas Securities Corporation (“BNP Securities”) under which it may from time to time enter into reverse repurchase transactions pursuant to the terms of a master repurchase agreement and related annexes (collectively the “Repurchase Agreement”). A reverse repurchase transaction is a repurchase transaction in which the Company is the seller of securities or other assets and agrees to repurchase them at a date certain or on demand. Pursuant to the Repurchase Agreement, the Company may agree to sell securities or other assets to BNP Securities for an agreed-upon price (the “BNP Price”), with a simultaneous agreement to repurchase such securities or other assets from BNP Securities for the BNP Price plus a price differential that is economically similar to interest. The price differential is negotiated for each transaction. As of May 15, 2020, this Repurchase Agreement was terminated with BNP securities.

On September 25, 2018, the Company entered into an agreement with Mizuho Securities USA LLC (“Mizuho Securities”) under which it may from time to time enter into reverse repurchase transactions pursuant to the terms of a master repurchase agreement and related annexes (collectively the “Repurchase Agreement”). A reverse repurchase transaction is a repurchase transaction in which the Company is the seller of securities or other assets and agrees to repurchase them at a date certain or on demand. Pursuant to the Repurchase Agreement, the Company may agree to sell securities or other assets to Mizuho Securities for an agreed-upon price (the “Mizuho Price”), with a simultaneous agreement to repurchase such securities or other assets from Mizuho Securities for the Mizuho Price plus a price differential that is economically similar to interest. The price differential is negotiated for each transaction. This creates leverage for the Company because the cash received can be used to purchase other securities. At June 30, 2020, the Company’s outstanding balance on the Mizuho Securities was $93,032,000. The Company’s average daily balance was $111,407,976 at a weighted average interest rate of 3.17% for the days outstanding.

On February 16, 2018, the Company entered into a bridge credit agreement (the “Bridge Agreement”) with KeyBank, NA (“KeyBank”) whereby KeyBank agreed to loan the Company up to $36,500,000. The interest is paid at a rate of LIBOR + 2.00%. The Company paid an upfront fee of $182,500 to KeyBank as a condition to closing. On February 16, 2018, KeyBank loaned $20 million to the Company as a part of the Bridge Agreement. On May 29, 2018, the Company amended the Bridge Agreement with KeyBank whereby KeyBank agreed to loan the Company up to $71,500,000 with a refinancing date of August 31, 2018, subject to extensions. The Company paid an upfront fee of $52,500 to KeyBank as a condition to add the new maturity and updated commitment. On August 14, 2018, the Company amended and restated the Bridge Agreement with KeyBank whereby KeyBank agreed to loan the Company up to $75,000,000. On September 14, 2018, the available balance stepped down to $60,000,000. During the 2019, the Company amended the Bridge Agreement several times to provide additional short-term financing of $37,500,000 and $40,000,000 (“2019 KeyBank Amendments”). The $37,500,000 was paid back during the year, and $22,000,000 remained outstanding on the second 2019 KeyBank Amendments as of December 31, 2019. The Company paid an upfront fee of $40,000 to KeyBank as a condition to closing these 2019 KeyBank Amendments. The maturity date is August 14, 2021 subject to extensions, and interest is paid at a rate of LIBOR + 2.00%. As of December 31, 2019, the carrying value of the Committed Facility Agreement was $77,400,000. The fair value of the outstanding Committed Facility Agreement was estimated to be $77,676,961, and would be categorized as Level 3 within the fair value hierarchy. The fair value was estimated based on discounting the cash flows owed using a discount rate of 0.50% over the 90-day risk free rate.

For so long as the Company remains registered as an investment company under the 1940 Act, any senior security representing indebtedness, as defined in Section 18(g) of the Investment Company Act, must have asset coverage of at least 300%.

Dividend Reinvestment Plan

Unless the registered owner of Common Shares elects to receive cash by contacting American Stock Transfer & Trust Company, LLC (“AST” or the “Plan Agent”), as agent for shareholders in administering the Plan, a registered owner will receive newly issued Common Shares for all dividends declared for Common Shares of the Company. If a registered owner of Common Shares elects not to participate in the Plan, they will receive all dividends in cash paid by check mailed directly to them (or, if the shares are held in street or other nominee name, then to such nominee) by AST, as dividend disbursing agent. Shareholders may elect not to participate in the Plan and to receive all dividends in cash by sending written instructions or by contacting AST, as dividend disbursing agent, at the address set forth below.

Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by contacting the Plan Agent before the dividend record date;

otherwise such termination or resumption will be effective with respect to any subsequently declared dividend. Some brokers may automatically elect to receive cash on the shareholders’ behalf and may reinvest that cash in additional Common Shares of the Company for them. The Plan Agent will open an account for each shareholder under the Plan in the same name in which such shareholder’s Common Shares are registered.

Whenever the Company declares a dividend payable in cash, non-participants in the Plan will receive cash and participants in the Plan will receive the equivalent in Common Shares. The Common Shares will be acquired by the Plan Agent through receipt of additional unissued but authorized Common Shares from the Company (“newly issued Common Shares”). The number of newly issued Common Shares to be credited to each participant’s account will be determined by dividing the dollar amount of the dividend by the lesser of (i) the net asset value per Common Share determined on the Declaration Date and (ii) the market price per Common Share as of the close of regular trading on the NYSE on the Declaration Date.

The Plan Agent maintains all shareholders’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by shareholders for tax records. Common Shares in the account of each Plan participant will be held by the Plan Agent on behalf of the Plan participant, and each shareholder proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held under the Plan in accordance with the instructions of the participants. In the case of shareholders such as banks, brokers or nominees which hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Common Shares certified from time to time by the record shareholder’s name and held for the account of beneficial owners who participate in the Plan. There will be no brokerage charges with respect to Common Shares issued directly by the Company.

The automatic reinvestment of dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such dividends. Accordingly, any taxable dividend received by a participant that is reinvested in additional Common Shares will be subject to federal (and possibly state and local) income tax even though such participant will not receive a corresponding amount of cash with which to pay such taxes. Participants who request a sale of shares through the Plan Agent pay a brokerage commission of $0.04 per share sold. The Company reserves the right to amend or terminate the Plan. There is no direct service charge to participants in the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the participants. All correspondence concerning the Plan should be directed to the Plan Agent at American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219; telephone (877) 248-6417.

Shareholder Loyalty Program

To promote loyalty and long-time alignment of interests among the Company’s shareholders, the Investment Adviser offers an incentive to shareholders that buy and hold the Company’s common shares for a period of at least twelve months through its Shareholder Loyalty Plan (the “Plan”). To participate in the Plan, existing shareholders must open an account (the “Account”) with the Plan’s administrator, Global Shares. Subsequently, if a participant makes contributions to the Account during a defined trading period to purchase shares, NexPoint will make a corresponding contribution on such participant’s behalf (the “Gross-up”). The Gross-up is determined by NexPoint and may be adjusted at any point without notice by NexPoint prospectively from time to time in accordance with the terms of the Plan. For example, if a participant contributes $10,000 to the Account during a defined trading period to purchase shares and NexPoint has determined the participant’s Gross-up will be 2%, NexPoint will make a corresponding contribution of $200, or 2% of the total $10,000, to purchase additional Shares for the participant (the “Gross-up Shares”). In addition, Plan participants will not be required to pay any customary purchase commissions or distribution fees on the purchase of shares under the Plan.

NexPoint will pay all expenses incident to the purchase of shares under the Plan and for operation of the Plan, including the costs of recordkeeping, accounting fees, legal fees and the costs of delivery of stock certificates, if any, to participants; provided, however, that NexPoint will not pay any expenses incurred in connection with any sale or transfer of shares credited to a participant’s Account. Expenses incurred in connection with any such sales will be deducted from the proceeds of sale prior to any remittance to the participant.

While the portion of the Company’s common shares that are acquired through the participant’s contribution will vest immediately, the Gross-up Shares will not vest until the first anniversary of the date that the Gross-up Shares were purchased. Vested shares and Gross-up Shares will be held in the Account with Global Shares’ broker, Maxim Group, LLC (“Maxim”). A participant may not sell or otherwise withdraw, pledge, transfer, assign, hypothecate or dispose of any Gross-up Shares prior to the date on which they become vested Shares. Under the Plan, participants must contribute a minimum of $2,500 for purchases of shares in the initial contribution and each subsequent monthly contribution unless NexPoint, in its sole discretion, decides to permit contributions for a lesser amount. The maximum monthly contribution limit under the Plan is $1,000,000, which amount may be adjusted from time to time by NexPoint in its sole discretion.

All dividends received on shares that are purchased under the Plan will be automatically reinvested through the Plan. Shares acquired through the reinvestment of dividends paid to the holder of a vested share will vest immediately. Shares acquired through the reinvestment of dividends paid to the holder of a non-vested Gross-up share will vest on the first anniversary of the reinvest date. In addition, for dividends paid to holders of vested shares, NexPoint will provide a Gross-up on the amount of such reinvested dividends.

Maxim maintains all shareholders’ accounts in the Plan and, upon request, furnishes written confirmation of all transactions in the accounts, including information needed by shareholders for tax records. Shares in the account of each Plan participant will be held by Maxim on behalf of the Plan participant, and each shareholder proxy will include those shares purchased or received pursuant to the Plan. Maxim will forward all proxy solicitation materials to participants and vote proxies for shares held under the Plan in accordance with the instructions of the participants.

In the case of shareholders such as banks, brokers or nominees which hold shares for others who are the beneficial owners, Global Shares and Maxim will administer the Plan on the basis of the number of common shares certified from time to time by the record shareholder’s name and held for the account of beneficial owners who participate in the Plan.

NexPoint reserves the right to amend or terminate the Plan. To help align the interests of NexPoint’s employees with the interests of the Company’s shareholders, NexPoint also offers the Plan to its employees.

Participants in the Plan should be aware that their receipt of Gross-up Shares under the Plan constitutes taxable income to them. In addition, such participants owe taxes on that portion of any distribution that constitutes taxable income in respect of shares of our common stock held in their Plan accounts, whether or not such shares of common stock have vested in the hands of the participants. To the extent any payments or distributions under the Plan are subject to U.S. federal, state or local taxes, the Company, any participating affiliate of the Company or the agent for the Plan may satisfy its tax withholding obligation by (1) withholding shares allocated to the participant’s account or (2) deducting cash from the participant’s account. Plan participants should consult their tax advisers regarding the tax consequences to them of participating in the Plan.

INDEMNIFICATION

Under the Company’s organizational documents, the officers and Trustees have been granted certain indemnification rights against certain liabilities that may arise out of performance of their duties to the Company. Additionally, in the normal course of business, the Company may enter into contracts with service providers that contain a variety of indemnification clauses. The Company’s maximum exposure under these arrangements is dependent on future claims that may be made against the Company and, therefore, cannot be estimated.

Below are the relevant provisions from the Declaration of Trust. Please note that we refer to the Company as the “Trust” in our Governing Documents and the text below.

5.1 No Personal Liability of Shareholders, Trustees, etc. No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the limitation of personal liability provided under the DSTA. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, save only, for so long as the Trust shall remain registered as an investment company under the 1940 Act, liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability. Any repeal or modification of this Section 5.1 shall not adversely affect any right or protection of a Trustee or officer of the Trust existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.2 Mandatory Indemnification. (a) Subject to any limitations or requirements contained in the By-Laws, the Trust hereby agrees to indemnify each person who at any time serves as a Trustee or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this ARTICLE V by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful; provided, however, that, for so long as the Trust shall remain registered as an investment company under the 1940 Act, no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(b) Notwithstanding the foregoing, for so long as the Trust shall remain registered as an investment company under the 1940 Act, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of Trustees not party to the action (or, for so long as the Trust shall remain registered as an investment company under the 1940 Act, the Disinterested Non-Party Trustees), or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the By-Laws of the Trust, any statute, agreement, vote of Shareholders or Trustees (provided that, for so long as the Trust shall remain registered as an investment company under the 1940 Act, such vote includes the vote of a majority of the Trustees who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e) Subject to (1), for so long as the Trust shall remain registered as an investment company under the 1940 Act, any limitations provided by the 1940 Act and (2) this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent permitted by law and may indemnify or provide for the advance payment of expenses for such Persons; provided that such indemnification has been approved by a majority of the Trustees.

5.3 No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.

5.4 No Duty of Investigation; No Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the

Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, the Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

5.5 Reliance on Experts, etc. Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or expert may also be a Trustee.

PROPOSALS AND PLANS

At a special meeting of shareholders on August 28, 2020 (the “Special Meeting”), shareholders approved proposals to (i) to change the Company’s business from a registered investment company that invests primarily in debt and equity securities to a diversified REIT, (ii) to amend the Company’s fundamental investment restrictions to permit the Company to engage in its new business (collectively, the “Conversion”), and (iii) to amend and restate the Company’s Agreement and Declaration of Trust. The Company has begun taking steps to implement the Conversion and the Board has adopted the Amended and Restated Declaration of Trust.

Except as otherwise disclosed in this Offer to Exchange, none of the Company, the Investment Adviser or the Board or any person controlling the Company, the Investment Adviser or the Board has any plans or proposals that relate to or would result in:

1.	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company other than the continuing implementation of the Conversion;

2.	any purchase, sale or transfer of a material amount of assets of the Company other than in connection with the realignment of the Company’s portfolio in connection with the Conversion;

3.

any material change in the present distribution policy or indebtedness or capitalization of the Company other than the issuance of the Series A Preferred Shares and the reduction in Common Share dividends described in this Offer to Exchange;

4.

any change in the present Board or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board, other than the designation of Dr. Bob Froehlich and Ed Constantino as the Trustees to be elected solely by the holders of the Series A Preferred Shares, for so long as the Company remains registered as an investment company under the 1940 Act;

5.

any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act, other than the changes approved by shareholders at the Special Meeting;

6.	any class of equity securities of the Company to be delisted from a national securities exchange;

7.	any class of equity securities of the Company becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

8.	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

9.	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company other than as disclosed in this Offer to Exchange; or

10.

any changes in the Company’s Governing Documents or other actions that could impede the acquisition of control of the subject company other than the amendments to the Declaration of Trust approved by shareholders at the Special Meeting and the amendments to the By-Laws disclosed in the Company’s semi-annual report to shareholders for the six months ended June 30, 2020 on Form N-CSR, filed with the SEC on September 10, 2020.

For further information on the Conversion and the amendments to the Declaration of Trust and By-Laws, see (i) the Company’s definitive proxy statement on Schedule 14A for our Special Meeting, filed with the SEC on July 10, 2020 and (ii) the Company’s semi-annual report to shareholders for the six months ended June 30, 2020 on Form N-CSR, filed with the SEC on September 10, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of September 30, 2020. To our knowledge, no person beneficially owned more than 5% of our outstanding Common Shares, except as set forth below. To our knowledge, none of our officers or Trustees owned 1% or more of our outstanding Common Shares, except as set forth below. Collectively, to our knowledge, the officers and Trustees of the Company beneficially own, as a group, in the aggregate, approximately 3,990,117 Common Shares of the Company, representing approximately 8.74% of our outstanding Common Shares. Unless otherwise indicated below, to our knowledge, each owner named below has sole voting and dispositive power for all shares shown to be beneficially owned by that person. Share amounts listed below do not include fractional share amounts.

Title	Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership	Percentage of Share Class
Independent Trustee	Ethan Powell	4,164	*
Independent Trustee	Dr. Bob Froehlich**	281	*
Independent Trustee	Bryan A. Ward	36	*
Independent Trustee	Edward Constantino**	0	*
Interested Trustee	John Honis[2]	0	*
President	Jim Dondero[3]	3,961,515	8.68%
Treasurer	Frank Waterhouse	455	*
Executive Vice President	Dustin Norris	21,304	*
Chief Compliance Officer	Jason Post	2,362	*

*	Less than 1%
**	Trustee designated for election solely by holders of Series A Preferred Shares.
1

Except as otherwise indicated, each person has sole voting and investment power over the indicated shares. The business address of each of person named in the above table is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

2

Effective January 28, 2020, Mr. Honis is treated as an Interested Trustee of the Company in light of certain relationships between Mr. Honis and certain affiliates of the Investment Adviser, including HCMLP, arising out of HCMLP’s pending Chapter 11 proceedings.

3

Excludes shares held by Highland Capital Management, L.P. (“HCMLP”), an SEC-registered investment adviser that filed for Chapter 11 bankruptcy protection on October 16, 2019. On January 9, 2020, the United States Bankruptcy Court for the Northern District of Texas (the “Court”) approved a change of control of HCMLP, which involved the resignation of James Dondero as the sole director of, and the appointment of an independent board to, HCMLP’s general partner. As a result of these changes, the Investment Adviser is no longer under common control with HCMLP. Mr. Dondero controls Strand Advisors XVI, Inc., which is the general partner of Highland Capital Management Fund Advisors, L.P. (“HCMFA”). Through his control of Strand Advisors XVI, Inc., Mr. Dondero may be viewed as having voting and dispositive power over the Common Shares directly owned by HCMFA or by funds that are advised by HCMFA. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Dondero controls NexPoint Advisors GP, LLC, which is the general partner of the Investment Adviser. Through his control of NexPoint Advisors GP, LLC, Mr. Dondero may be viewed as having voting and dispositive power over the shares of the Common Shares directly owned by the Investment Adviser or by funds that are advised by the Investment Adviser. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

As of the date of this Offer to Exchange, none of the Company’s Trustees, executive officers or affiliates intend to participate in the Exchange Offer.

TRANSACTIONS IN COMMON SHARES

Except for dividend reinvestments pursuant to the Plan and the transactions noted below, none of the Company or any of its affiliates, Trustees or executive officers has engaged in any transactions in Common Shares in the 60-day period prior to the date of this Offer to Exchange.

On September 16, 2020, Dustin Norris acquired 8,169.77 Common Shares at a price of $9.35 per Common Share as a result of a voluntary rebalancing of Mr. Norris’ 401(k) account, which was initiated on September 4, 2020.

On October 13, 2020, 700 Common Shares were purchased on behalf of Dr. Bob Froehlich’s SEP IRA account. The purchase was inadvertently made and all 700 Common Shares were promptly sold.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Exchange information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange. The following documents we filed with the SEC are incorporated herein by reference and will be deemed to be a part hereof:

•	our semi-annual report to shareholders for the six months ended June 30, 2020 on Form N-CSRS, filed with the SEC on September 10, 2020

•	our annual report to shareholders for the fiscal year ended December 31, 2019 on Form N-CSR, filed with the SEC on April 10, 2020

•	our annual report to shareholders for the fiscal year ended December 31, 2018 on Form N-CSR, filed with the SEC on March 6, 2019

•	our definitive proxy statement on Schedule 14A for our 2020 annual meeting of shareholders, filed with the SEC on June 19, 2020

•	our definitive proxy statement on Schedule 14A for our 2020 special meeting of shareholders, filed with the SEC on July 10, 2020

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this Offer to Exchange. Requests should be directed to the Company’s Information Agent, AST Fund Solutions, LLC, at (800) 829-6554.

CERTAIN SECURITIES LAWS CONSIDERATIONS

The issuance of Series A Preferred Shares upon exchange of the Common Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act.

We expect that all of our shares of Series A Preferred Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

We believe that the Securities Act Section 3(a) (9) exemption is also an exemption under the state or “blue sky” laws of most states within the United States. However, to the extent that a shareholder resides in a state that does not follow the federal exemption scheme, and no other exemption from registration is otherwise applicable, shareholders residing in such state may not participate in the Exchange Offer.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Company with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.

The Company’s Common Shares are listed on the NYSE under the symbol “NHF.” Reports, proxy statements and other information concerning the Company and filed with the SEC by the Company will be available for inspection at the NYSE, 11 Wall Street, New York, New York 10005, as the case may be.

APPENDIX A

STATEMENT OF PREFERENCES

OF

5.50% SERIES A CUMULATIVE PREFERRED SHARES

OF

NEXPOINT STRATEGIC OPPORTUNITIES FUND

NEXPOINT STRATEGIC OPPORTUNITIES FUND

STATEMENT OF PREFERENCES

OF

5.50% SERIES A CUMULATIVE PREFERRED SHARES

NexPoint Strategic Opportunities Fund, a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust, at a meeting duly convened and held on October 13, 2020 (i) pursuant to authority expressly vested in it by the Amended and Restated Agreement and Declaration of Trust of the Trust, as amended from time to time, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust, par value $0.001 per share, and (ii) at a meeting duly convened and held on October 13, 2020 designated, and approved the issuance and sale of up to, $120 million in liquidation preference of such preferred shares.

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Trust’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 per share, as set by the Board of Trustees, are as follows:

DESIGNATION

5.50% Series A Cumulative Preferred Shares: A series of up to 4,800,000 preferred shares, par value $0.001 per share, liquidation preference $25.00 per share, is hereby designated “5.50% Series A Cumulative Preferred Shares” (the “Series A Preferred Shares”). Each Series A Preferred Share may be issued on a date to be determined by the Board of Trustees or its delegates and as are set forth in this Statement of Preferences, and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents (as defined herein) applicable to preferred shares of the Trust (“Preferred Shares”), as are set forth in this Statement of Preferences. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.

This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series A Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the holders of the Series A Preferred Shares under the Declaration (as defined herein), as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration shall control as to the Trust generally and the rights, powers, preferences and privileges of the other shareholders of the Trust.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute. References to the 1940 Act in this Statement of Preferences shall apply to the Trust for so long as, and only for so long as, the Trust shall remain registered as an investment company act under the 1940 Act.

“1940 Act Asset Coverage” means, for so long as, and only for so long as, the Trust shall remain registered as an investment company act under the 1940 Act, asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are stock, including all Outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination. Effective immediately upon issuance of the Deregistration Order, the Trust shall have no obligation to comply with 1940 Act Asset Coverage or any provisions related thereto in this Statement of Preferences.

“1940 Act Asset Coverage Cure Date” means, with respect to the failure by the Trust to maintain 1940 Act Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 49 days following such Business Day.

“1940 Act Voting Period” has the meaning set forth in paragraph 5(b)(i) of Part II hereof.

“Board of Trustees” means the Board of Trustees of the Trust or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the NSYE is open for trading and that is neither a Saturday nor a Sunday.

“By-Laws” means the Amended and Restated By-Laws of the Trust, as amended from time to time.

“Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Trust.

“Date of Original Issue” means December 15, 2020 with respect to the Series A Preferred Shares, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Declaration” means the Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of August 28, 2020, as amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of shares of beneficial interest in the Trust).

“Deregistration Order” shall mean an order issued by the Securities and Exchange Commission declaring that the Trust has ceased to be an investment company, as defined in the 1940 Act.

“Deposit Assets” means cash, Short Term Money Market Instruments and U.S. Government Obligations. Each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Dividend Disbursing Agent” means, with respect to the Series A Preferred Shares, American Stock Transfer & Trust Company and its successors or any other dividend disbursing agent appointed by the Trust and, with respect to any other class or series of Preferred Shares, the Person appointed by the Trust as dividend disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series A Preferred Shares, any date on which dividends and distributions declared by, or under authority granted by, the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“DSTA” means the Delaware Statutory Trust Act.

“Egan-Jones” means Egan-Jones Ratings Company.

“Governing Documents” means the Declaration and the By-Laws.

“Liquidation Preference” shall, with respect to the Series A Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.

“NYSE” means the New York Stock Exchange.

“Outside Redemption Date” means the 30th Business Day after a Cure Date.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Trust except:

(a) any such Preferred Share theretofore cancelled by the Trust or delivered to the Trust for cancellation;

(b) any such Preferred Share as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Trust in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to this Statement of Preferences with respect thereto; and

(c) any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which the Trust or any subsidiary of the Trust is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Trust, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Post-Deregistration Voting Period” has the meaning set forth in paragraph 5(b)(ii) of Part II hereof.

“Preferred Shares” means all series of the preferred shares, par value $0.001 per share, of the Trust, and includes the Series A Preferred Shares.

“Rating Agency” means Egan-Jones, as long as Egan-Jones is then rating the Series A Preferred Shares at the Trust’s request, or any rating agency then providing a rating for the Series A Preferred Shares at the request of the Trust, and for the purpose of this Statement of Preferences shall have a correlative meaning with respect to any other series of Preferred Shares.

“Record Date” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series A Preferred Shares” means the 5.50% Series A Cumulative Preferred Shares, par value $0.001 per share, of the Trust.

“Short Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)

demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

“Trust” means NexPoint Strategic Opportunities Fund, a Delaware statutory trust.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Period” shall have the meaning set forth in paragraph 5(b)(ii) of Part II hereof.

PART II

5.50% SERIES A CUMULATIVE PREFERRED SHARES

1. Number of Shares; Ranking.

(a) The initial number of authorized Shares constituting the Series A Preferred Shares to be issued is 4,800,000. No fractional Series A Preferred Shares shall be issued.

(b) Series A Preferred Shares which at any time have been redeemed or purchased by the Trust shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c) The Series A Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such Shares are entitled.

(d) No holder of Series A Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Trust which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series A Preferred Shares and no more, payable quarterly on March 31, June 30, September 30 and December 31 in each year (each a “Dividend Payment Date”) commencing on March 31, 2021 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series A Preferred Shares as they appear on the share register of the Trust at the close of business on the fifth preceding Business Day (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Trust ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series A Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b)

(i) No full dividends or distributions shall be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred

Shares, any dividends and distributions being paid on such Preferred Shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares shall be entitled to any dividends or distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series A Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.

(ii) For so long as Series A Preferred Shares are Outstanding, the Trust shall not declare or pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series A Preferred Shares as to dividends and distribution of assets upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Trust ranking junior to the Series A Preferred Shares as to dividends and distributions of assets upon liquidation), unless, in each case, (A) immediately thereafter, for so long as, and only for so long as, the Trust shall remain registered as an investment company under the 1940 Act, the Trust shall have 1940 Act Asset Coverage, (B) all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend Disbursing Agent) and (C) the Trust has redeemed the full number of Series A Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the Series A Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Trust shall deposit with the Dividend Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Trust may direct the Dividend Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Trust.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the assets of the Trust available for distribution among the holders of all Outstanding Series A

Preferred Shares, and any other Outstanding class or series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series A Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation.

4. Redemption.

The Series A Preferred Shares shall be redeemed by the Trust as provided below:

(a) Mandatory Redemptions. For so long as, and only for so long as, the Trust shall remain registered as an investment company under the 1940 Act, if the Trust is required to redeem any Preferred Shares (which may include Series A Preferred Shares) pursuant to paragraph 6(b) of Part II hereof, then the Trust shall, to the extent permitted by the DSTA and, if applicable, the 1940 Act, by the close of business on such 1940 Act Asset Coverage Cure Date fix a redemption date that is on or before the Outside Redemption Date and proceed to redeem shares as set forth in paragraph 4(c) hereof; provided, however, that the Trust may fix a redemption date that is after the Outside Redemption Date if the Board of Trustees determines in good faith that extraordinary market conditions exist as a result of which disposal by the Trust of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Trust shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the DSTA and, if applicable, the 1940 Act, at the option of the Trust may include any proportion of Series A Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such 1940 Act Asset Coverage Cure Date, would have resulted in the Trust having 1940 Act Asset Coverage immediately prior to the opening of business on such 1940 Act Asset Coverage Cure Date or (ii) if such 1940 Act Asset Coverage cannot be so restored, all of the Outstanding Series A Preferred Shares, at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) through, but not including, the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraph 6(b) of Part II hereof, the Trust may, but is not required to, redeem an additional number of Series A Preferred Shares pursuant to this paragraph 4(a)(i) which, when aggregated with other Preferred Shares redeemed by the Trust, permits the Trust to have with respect to the Preferred Shares (including the Series A Preferred Shares) remaining Outstanding after such redemption 1940 Act Asset Coverage of as much as 220%. In the event that all of the Series A Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6(b) of Part II hereof, the Trust shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof. Effective immediately upon issuance of the Deregistration Order, this paragraph 4(a)(i) shall be void and shall have no further effect.

(b) Optional Redemptions. Prior to December 15, 2023, the Series A Preferred Shares are not subject to optional redemption by the Trust unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Trust’s status as a regulated investment company (“RIC”) or a real estate investment trust (“REIT”), as applicable, under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing December 15, 2023, and thereafter, and prior thereto to the extent necessary to maintain the Trust’s status as a RIC or a REIT, as applicable, under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by DSTA and, if applicable, the 1940 Act, the Trust may at any time upon Notice of Redemption redeem the Series A Preferred Shares in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 30 days nor more than 90 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Trust shall determine or be required to redeem Series A Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Trust on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed or delivered electronically to the holders of Series A Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number of Series A Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed or delivered electronically to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Trust shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend Disbursing Agent so agrees, another date not later than the redemption date, the Trust shall (A) deposit with the Dividend Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Trust may direct the Dividend Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Trust shall default in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Trust shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which the holders of the Series A Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price thereof. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption shall surrender such shares to the Trust as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the Series A Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series A Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Trust shall not redeem any Series A Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Preferred Shares and other Preferred Shares ranking on a parity with the Series A Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Trust) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Preferred Shares.

If the Trust shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series A Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Trust shall redeem on such redemption date the number of Series A Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series A Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Trust shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General. Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees, or as required by applicable law, holders of Series A Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series A Preferred Shares shall be entitled to one vote for each Series A Preferred Share held and the holders of the Outstanding Preferred Shares, including Series A Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that the holders of the Outstanding Preferred Shares, including Series A Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect 2 of the Trust’s trustees for so long as, and only for so long as, the Trust is registered as an investment company under the 1940 Act and such entitlement shall cease immediately upon the issuance of the Deregistration Order. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding capital shares of the Trust, including the holders of the Outstanding Preferred Shares, including the Series A Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b) Additional Voting Rights for Trustees

(i) Right to Elect Majority of Board of Trustees. For so long as, and only for so long as, the Trust is registered as an investment company under the 1940 Act and such entitlement shall cease immediately upon the issuance of the Deregistration Order, during any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “1940 Act Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be automatically adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust) to elect the number of trustees that, when added to the 2 trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. The Trust and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Declaration, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A 1940 Act Voting Period shall commence:

(A) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the

Outstanding Series A Preferred Shares equal to at least 2 full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend Disbursing Agent for the payment of such accumulated dividends and distributions; or

(B) if at any time holders of any other Preferred Shares are entitled to elect a majority of the trustees of the Trust under the 1940 Act or Statement of Preferences creating such shares.

Effective immediately upon issuance of the Deregistration Order, this paragraph 5(b)(i) shall be void and shall have no further effect.

(ii) Post-Deregistration Order Arrearages Trustee Voting Rights. This paragraph 5(b)(ii) shall not be applicable, and shall have no effect, until the issuance of the Deregistration Order and, thereafter, shall confer the voting entitlement described herein only for so long as the rules of a national securities exchange on which any of the Trust’s equity securities are listed requires holders of Series A Preferred Shares to have such voting entitlements. During any period in which accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Series A Preferred Shares equal to at least six full quarters’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend Disbursing Agent for the payment of such accumulated dividends and distributions (such period being referred to herein as a “Post-Deregistration Voting Period” and, together with a 1940 Act Voting Period, a “Voting Period”), holders of the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust, except for any other series of Preferred Shares for which a like voting entitlement has arisen, with which the holders of the Series A Preferred Shares will vote together as one class for this purpose), shall be entitled to elect 2 of the Trust’s trustees. The Trust and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Declaration, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Right to Vote with Respect to Certain Other Matters. Subject to paragraph 1 of Part III of this Statement of Preferences, so long as any Series A Preferred Shares are Outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Preferred Shares Outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series A Preferred Shares. To the extent permitted under the 1940 Act, if applicable, and the applicable exchange on which the Preferred Shares are listed, in the event that more than one series of Preferred Shares are Outstanding, the Trust shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least two-thirds of the Preferred Shares Outstanding of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series A Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Trust shall notify the relevant Rating Agency 10 Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents or applicable provisions of the DSTA or, if applicable, the 1940 Act, and for so long as, and only for so long, as the Trust is registered as an investment company under the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization (as defined in the 1940 Act) adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act.

Effective immediately upon issuance of the Deregistration Order, the immediately preceding sentence shall be void and shall have no further effect. For so long as, and only for so long as, the Trust remains registered as an investment company under the 1940 Act, the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” (or any like phrase) as used in this paragraph 5(c) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Trust duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares, whichever is less. The class votes of holders of Preferred Shares described in this paragraph 5(c) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series A Preferred Shares), pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Preferred Shares and holders of the Series A Preferred Shares, by virtue of their acquisition of Series A Preferred Shares, will be deemed to have authorized such issuances by the Board of Trustees.

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Trust shall call a special meeting of such holders and instruct the Dividend Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 40 days after the date of mailing of such notice. If the Trust fails to send such notice to the Dividend Disbursing Agent or if the Trust does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each shareholder meeting held during a Voting Period for the purpose of electing trustees, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series A Preferred Share which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are trustees of the Trust at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the 2 incumbent trustees elected by the holders of Preferred Shares (to the extent such election right exists in accordance with the terms of paragraph 5(a), above) and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Trust.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining trustees shall constitute the trustees of the Trust and the voting rights of such holders of Preferred Shares, including Series A Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board of Trustees immediately preceding such Voting Period if the number of trustees on the Board of Trustees was increased in connection with a Voting Period.

(d) Exclusive Remedy. Unless otherwise required by law, the holders of Series A Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series A Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends and distributions on the Series A Preferred Shares, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

(e) Notification to Rating Agency. In the event a vote of holders of Series A Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series A Preferred Shares are then rated by a Rating Agency at the Trust’s request, the Trust shall, not later than 10 Business Days prior to the date on which such vote is to be taken, notify the relevant Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than 10 Business Days after the date on which such vote is taken, notify such Rating Agency of the result of such vote. Effective immediately upon issuance of the Deregistration Order, this paragraph 5(e) shall be void and shall have no further effect.

6. Coverage Tests.

(a) Determination of Compliance. For so long as, and only for so long as, the Trust shall remain registered as an investment company under the 1940 Act, the Trust shall make the following determination:

(i) 1940 Act Asset Coverage. The Trust shall have 1940 Act Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series A Preferred Shares are Outstanding; provided, however, that, effective immediately upon issuance of the Deregistration Order, the Trust shall have no obligation to make any determination with respect to 1940 Act Asset Coverage and this paragraph 6(a)(i) shall be void and shall have no further effect.

(b) Failure to Meet 1940 Act Asset Coverage. For so long as, and only for so long as, the Trust shall remain registered as an investment company under the 1940 Act, if the Trust fails to have 1940 Act Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related 1940 Act Asset Coverage Cure Date, (i) the Trust shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Trust’s determination (to the extent permitted by the 1940 Act and the DSTA) may include any proportion of Series A Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Trust’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Trust have 1940 Act Asset Coverage with respect to the Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof. Effective immediately upon issuance of the Deregistration Order, this paragraph 6(b) shall no longer apply and shall be void and shall have no further effect.

(c) Status of Shares Called for Redemption. For purposes of determining whether the requirements of paragraph 6(a)(i) hereof are satisfied, (i) no Series A Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend Disbursing Agent (or paying agent) shall not be included.

7. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares

(a) For so long as, and only for so long as, the Trust shall remain registered as an investment company act under the 1940 Act and any Series A Preferred Shares are Outstanding, the Trust may issue and sell one or more series of a class of senior securities of the Trust representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Trust shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Trust then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Trust upon the distribution of the assets of the Trust or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Trust then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a) if such liabilities are covered in accordance with the requirements of the 1940 Act and applicable guidance. Effective immediately upon issuance of the Deregistration Order, this paragraph 7(a) shall be void and shall have no further effect.

(b) For so long as, and only for so long as, the Trust shall remain registered as an investment company act under the 1940 Act and any Series A Preferred Shares are Outstanding, the Trust may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Trust shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Notice of Redemption has been mailed or delivered electronically prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series A Preferred Shares and all other Preferred Shares then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares upon liquidation or the distribution of the assets of the Trust or in respect of the payment of dividends. Effective immediately upon issuance of the Deregistration Order, this paragraph 7(b) shall be void and shall have no further effect.

8. Restrictions on Ownership and Transfer

Effective immediately upon the Trust’s election to qualify as a REIT for federal income tax purposes, the Series A Preferred Shares and any other series of Preferred Shares Outstanding shall be subject to the provisions of Article XII of the Declaration. Pursuant to Article XII of the Declaration, and without limitation of any provisions of such Article XII, Series A Preferred Shares together with Common Shares beneficially or constructively owned (as defined in the Declaration) by a shareholder in excess of the Aggregate Share Ownership Limit (as defined in the Declaration), shall automatically be transferred to a Charitable Trust (as defined in the Declaration) for the benefit of one or more Charitable Beneficiaries (as defined in the Declaration) in accordance with and subject to the provisions of such Article XII (including, without limitation, any applicable exceptions or any additional remedies provided to the Board pursuant to such Article XII). Section 12.2.9 of the Declaration providing for a legend on certificates will also apply to shares of Series A Preferred Shares with such changes as are appropriate to refer to the Series A Preferred Shares and restrictions applicable thereto.

PART III

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY

THE STATEMENT OF PREFERENCES

1. Modification to Prevent Ratings Reduction or Withdrawal. The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences that has been adopted by the Trust pursuant to the Rating Agency guidelines or add covenants and other obligations of the Trust to this Statement of Preferences, if the applicable Rating Agency confirms that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Preferred Shares and such amendments and modifications do not adversely affect the rights and preferences of and are in the aggregate in the best interests of the holders of the Preferred Shares.

2. Other Modification. The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Trust pursuant to the Rating Agency guidelines, if such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Preferred Shares, provided, that the Trust has received confirmation from each applicable Rating Agency that such amendment or modification would not adversely affect such Rating Agency’s then-current rating of such series of the Trust’s Preferred Shares.

Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other shares of the Trust, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, NexPoint Strategic Opportunities Fund has caused this Statement of Preferences to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and states that, to the best of such officer’s knowledge, information and belief under penalty of perjury, the matters and facts herein set forth with respect to approval are true in all material respects, as of [                    ], 2020.

By:
Name:
Title:

Attest,

Name:
Title:

APPENDIX B

ADDITIONAL TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations supplements the discussion set forth under the heading “Taxation” above and is subject to the qualifications set forth therein. Capitalized terms used but not defined herein have the meanings set forth in such discussion. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

TAX CONSEQUENCES OF THE OWNERSHIP OF SERIES A PREFERRED SHARES—PRIOR TO CONVERSION

Taxation of the Company

As described above, we have elected to be treated as, and until the Conversion intend to continue to be treated as, a RIC under Subchapter M of the Code. In order to qualify as a RIC, the Company must, among other things,

(i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and

(ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Company’s total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Company’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Company’s total assets is invested in the securities (other than U.S. government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Company controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a RIC, the Company generally is not subject to U.S. federal income tax on income and gains that it distributes each taxable year to shareholders, provided that it distributes annually at least 90% of the sum of the Company’s (i) investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short term capital gain over net long term capital loss, and other taxable income, other than any net capital gain (as defined below), reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest income (the excess of its gross tax-exempt interest income over certain disallowed deductions). The Company intends to distribute at least annually substantially all of such income. The Company will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its shareholders.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% federal excise tax at the Company level. To avoid the tax, the Company must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, and (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Company’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the federal excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from previous years. For purposes of the excise tax, the Company will be deemed to have distributed any income on which it paid U.S. federal income tax. Although the Company intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% federal excise tax, there can be no assurance that sufficient amounts of the Company’s ordinary income and capital gains will be distributed to avoid entirely the imposition of the tax. In that event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

If the Company were unable to satisfy the 90% distribution requirement or otherwise were to fail to qualify as a RIC in any year, generally it would be subject to tax on all of its taxable income and gains in the same manner as an ordinary corporation and distributions to the Company’s shareholders would not be deductible by the Company in computing its taxable income. Such distributions would be taxable to the shareholders as ordinary dividends to the extent of the Company’s current or accumulated earnings and profits. Provided that certain holding period and other requirements are met, such dividends may be eligible (i) to be treated as qualified dividend income eligible to be taxed at long term capital gain rates in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders. To qualify again to be subject to tax as a RIC in a subsequent year, the Company would be required to distribute to its shareholders its earnings and profits attributable to non-RIC years. In addition, if the Company failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, the Company would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if the Company had been liquidated) or, alternatively, to be subject to taxation on such built-in gain recognized for a period of five years. The remainder of this discussion assumes that the Company qualifies for taxation as a RIC.

Certain of the Company’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains or qualified dividend income into higher taxed short term capital gains or ordinary income, (iii) convert an ordinary loss or deduction into capital loss (the deductibility of which is more limited), (iv) cause the Company to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to shareholders. The Company will monitor its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Company as a RIC.

Gain or loss on the sale of securities by the Company will generally be long term capital gain or loss if the securities have been held by the Company for more than one year. Gain or loss on the sale of securities held for one year or less will be short term capital gain or loss.

Foreign currency gain or loss on non-U.S. dollar-denominated securities and on any non-U.S. dollar-denominated futures contracts, options and forward contracts that are not section 1256 contracts (as defined below) generally will be treated as ordinary income and loss.

The premium received by the Company for writing a call option is not included in income at the time of receipt. If the option expires, the premium is short term capital gain to the Company. If the Company enters into a closing transaction, the difference between the amount paid to close out its position and the premium received is short term capital gain or loss. If a call option written by the Company is exercised, thereby requiring the Company to sell the underlying security, the premium will increase the amount realized upon the sale of the security and any resulting gain or loss will be long term or short term, depending upon the holding period of the security. The Company does not have control over the exercise of the call options it writes and thus does not control the timing of such taxable events.

With respect to a put or call option that is purchased by the Company, if the option is sold, any resulting gain or loss will be a capital gain or loss and will be short term or long term, depending upon the holding period for the option. If the option expires, the resulting loss is a capital loss and is short term or long term, depending upon the holding period for the option. If the option is exercised, the cost of the option, in the case of a call option, is added to the basis of the purchased security and, in the case of a put option, reduces the amount realized on the underlying security in determining gain or loss.

The Company’s investment in so-called “section 1256 contracts,” such as regulated futures contracts, most foreign currency forward contracts traded in the interbank market, options on most stock indices and any non-equity options, are subject to special tax rules. All section 1256 contracts held by the Company at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Company’s income as if each position had been sold for its fair market value at the end of the taxable year, thereby potentially causing the Company to recognize gain in advance of a corresponding receipt of cash. The resulting gain or loss will be combined with any gain or loss realized by the Company from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were neither part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long term capital gain or loss, and 40% of such net gain or loss will be treated as short term capital gain or loss, regardless of the period of time the positions were actually held by the Company.

Investments by the Company in certain “passive foreign investment companies” (“PFICs”) could subject the Company to U.S. federal income tax (including interest charges) on certain distributions or dispositions with respect to those investments which cannot be eliminated by making distributions to shareholders. Elections may be available to the Company to mitigate the effect of the PFIC rules, but such elections generally accelerate the recognition of income without the receipt of cash. Dividends paid by PFICs will not qualify for the reduced tax rates applicable to qualified dividend income, as discussed below under “Taxation of Shareholders.”

The Company may invest in debt obligations purchased at a discount with the result that the Company may be required to accrue income for U.S. federal income tax purposes before amounts due under the obligations are paid. The Company may also invest in securities rated in the medium to lower rating categories of nationally recognized rating organizations, and in unrated securities (“high yield securities”). A portion of the interest payments on such high yield securities may be treated as dividends for certain U.S. federal income tax purposes.

The Company may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to special rules or to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the tax treatment expected by the Company, it could affect the timing or character of income recognized by the Company, potentially requiring the Company to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.

As a result of investing in stock of PFICs or securities purchased at a discount or any other investment that produces income that is not matched by a corresponding cash distribution to the Company, the Company could be required to include in current income, income it has not yet received in cash. Any such income would be treated as income earned by the Company and therefore would be subject to the distribution requirements of the Code. This might prevent the Company from distributing 90% of its investment company taxable income as is required in order to avoid Company-level U.S. federal income tax on all of its income, or might prevent the Company from distributing enough ordinary income and capital gain net income to avoid the imposition of Company-level income or excise taxes. To avoid this result, the Company may be required to borrow money or dispose of securities at inopportune times or on unfavorable terms, forgo favorable investments, or take other actions that it would otherwise not take, to be able to make distributions to its shareholders.

If the Company does not meet the asset coverage requirements of the 1940 Act and the Statements of Preferences, the Company will be required to suspend distributions to the holders of its Common Shares until the asset coverage is restored. Such a suspension of distributions might prevent the Company from distributing 90% of its investment company taxable income as is required in order to avoid Company-level U.S. federal income taxation on all of its income, or might prevent the Company from distributing enough income and capital gain net income to avoid imposition of Company-level income or excise taxes.

Dividends or other income (including, in some cases, capital gains) received by the Company from investments in foreign securities may be subject to withholding and other taxes imposed by foreign countries. The Company does not expect to be able to elect to “pass through” to its shareholders foreign tax deductions or credits.

Taxation of Shareholders

The Statement of Preferences require that holders of the Series A Preferred Shares treat such shares as equity of the Company for all U.S. federal, local and other income tax purposes, unless another treatment is required by law.

The Company will take the position that under present law the Series A Preferred Shares will constitute equity rather than debt of the Company for U.S. federal income tax purposes. However, no ruling or opinion has been sought on the treatment of the Series A Preferred Shares. Accordingly, it is possible that the IRS could take a contrary position asserting, for example, that such Series A Preferred Shares constitute debt of the Company. The Company believes this position, if asserted, should not prevail. If that position were upheld, distributions on the Company’s Series A Preferred Shares would be considered interest, subject to tax as ordinary income regardless of the taxable income of the Company, and other adverse consequences could result for the Company or shareholders. For example, such a recharacterization could cause the Company to be subject to U.S. federal corporate income taxation (including interest and other additions) on all or a portion of its income to the extent limitations on the deductibility of interest expense prevented it from satisfying the 90% distribution requirement (or otherwise caused it to have undistributed income subject to corporate-level income or excise taxes), or on undistributed net capital gains to the extent that any portions of prior dividends paid by the Company with respect to the Series A Preferred Shares were previously reported by the Company as “capital gain dividends” (as defined below). The following discussion and the discussion under “—Taxation” in the Offer to Exchange assumes that the Series A Preferred Shares will be treated as equity of the Company.

Distributions paid by the Company from its investment company taxable income generally are taxable as ordinary income to the extent of the Company’s current or accumulated earnings and profits (“ordinary income dividends”). Provided that certain holding period and other requirements are met, distributions (if properly reported by the Company) may qualify (i) for the dividends received deduction available to corporations, but only to the extent that the Company’s income consists of dividend income from U.S. corporations and (ii) in the case of individual shareholders, as qualified dividend income eligible to be taxed at long term capital gain rates to the extent that the Company receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain qualified foreign corporations (e.g., generally, foreign corporations incorporated in a possession of the United States or in certain countries with a qualifying comprehensive tax treaty with the United States, or whose stock with respect to which such dividend is paid is readily tradable on an established securities market in the United States). A qualified foreign corporation does not include a foreign corporation that for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a PFIC. If the Company lends portfolio securities, the amount received by the Company that is the equivalent of the dividends paid by the issuer on the securities loaned will not be eligible for qualified dividend income treatment. Accordingly, there can be no assurance as to what portion, if any, of the Company’s distributions will be eligible for the dividends received deduction or the reduced rates applicable to qualified dividend income. Prospective holdings should consult their own tax advisers regarding the application of these rules to their investment in Series A Preferred Shares.

Properly reported distributions of net capital gain (i.e., the excess of net long term capital gain over net short term capital loss) (“capital gain dividends”), if any, are taxable to shareholders at the reduced rates applicable to long term capital gain, regardless of how long the shareholder has held the Company’s shares. Capital gain dividends are not eligible for the dividends received deduction.

The Company may either distribute or retain for reinvestment all or part of its net capital gain (i.e., the excess of net long term capital gain over net short term capital loss). If any such gain is retained, the Company will be subject to regular corporate income tax on the retained amount. In that event, the Company may report the retained amount as undistributed capital gain in a notice to its shareholders, each of whom (i) will be required to include in income for U.S. federal income tax purposes as long term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Company against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its shares of the Company by the amount of undistributed capital gains included in the shareholder’s income less the tax deemed paid by the shareholder under clause (ii).

Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted tax basis of your shares and thereafter will be treated as capital gains. The amount of any Fund distribution that is treated as a tax-free return of capital will reduce your adjusted tax basis in your shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your shares. In determining the extent to which a distribution will be treated as being made from the Company’s earnings and profits, earnings and profits will be allocated on a pro rata basis first to distributions with respect to the Company’s preferred shares (including the Series A Preferred Shares), and then to the Company’s common shares.

The IRS currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income, capital gains, and qualified dividend income) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, the Company intends each year to allocate capital gain dividends, dividends eligible for dividends received deduction, and dividends that constitute qualified dividend income, if any, between its common shares and preferred shares (including the Series A Preferred Shares) in proportion to the total dividends paid to each class with respect to such tax year.

Under recently issued regulations, properly reported dividends paid by us that are attributable to our “qualified REIT dividends” (generally, ordinary income dividends paid by a REIT, not including capital gain dividends or dividends treated as qualified dividend income) may be eligible for the 20% deduction described in Section 199A of the Code in the case of non-corporate U.S. stockholders, provided that certain holding period and other requirements are met by the shareholder and us. There can be no assurance as to what portion, if any, of our distributions will qualify for such deduction. Subject to any future regulatory guidance to the contrary, any distribution attributable to income from our investments in publicly traded partnerships, if any, will not qualify for the 20% deduction that could be available to a noncorporate shareholder were the shareholder to own such partnership interests directly.

Dividends and other distributions paid by the Company are generally treated under the Code as paid by the Company and received by you at the time the dividend or distribution is made. If, however, the Company pays you a dividend in January that was declared in the previous October, November or December to shareholders of record on a specified date in one of such months, then such dividend will be treated for U.S. federal income tax purposes as being paid by the Company and received by you on December 31 of the year in which the dividend was declared. In addition, certain other distributions made after the close of the Company’s taxable year may be “spilled back” and treated as paid by the Company (except for purposes of the 4% nondeductible excise tax) during such taxable year. In such case, you will be treated as having received such dividends in the taxable year in which the distributions were actually made.

Except as discussed below in the case of a redemption of shares, upon a sale, exchange or other disposition of shares, a shareholder will generally realize a capital gain or loss equal to the difference between the amount of cash and the fair market value of other property received and the shareholder’s adjusted tax basis in the shares. Such gain or loss will be treated as long term capital gain or loss if the shares have been held for more than one year. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced by substantially identical shares within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. In addition, any loss realized by a shareholder on the sale of Company shares held by the shareholder for six months or less will be treated for tax purposes as a long term capital loss to the extent of any capital gain dividends received by the shareholder (or amounts credited to the shareholder as an undistributed capital gain) with respect to such shares. There are a number of limitations on the use of capital losses under the Code.

In general, a redemption of shares should be treated as a sale or exchange of such shares under section 302 of the Code, if the distribution of cash (a) is “substantially disproportionate” with respect to the shareholder, (b) results in a “complete redemption” of the shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the shareholder’s proportionate interest in the Company and also requires the shareholder to own less than 50% of the voting power of all classes entitled to vote immediately after the redemption. A “complete redemption” of a shareholder’s interest generally requires that all common and preferred shares of the Company owned by such shareholder be disposed of. For a distribution to be “not essentially equivalent to a dividend” there must be a “meaningful reduction” in the shareholder’s proportionate interest in the Company, which should result if the shareholder has a minimal interest in the Company, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Company. In determining whether any of these tests has been met, any common and preferred shares actually owned, as well as shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in section 318 of the Code, generally must be taken into account.

If the redemption of your shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between (a) the amount of cash and the fair market value of other property received pursuant to the transaction and (b) the adjusted tax basis of the sold shares. If none of the tests described above are met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant shares. The tax basis in the sold shares will be transferred to any remaining shares held by you in the Company. In addition, if the redemption of shares is treated as a “dividend” to a shareholder, a constructive dividend under certain provisions of the Code may result to a non-selling shareholder whose proportionate interest in the earnings and assets of the Company has been increased as a result of such transaction.

Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a part of their “net investment income,” which includes dividends received from the Company and capital gains from the sale or other disposition of the Company’s shares.

Ordinary income dividends, capital gain dividends and gain on the sale of Company shares also may be subject to state, local and foreign taxes. Shareholders are urged to consult their own tax advisers regarding specific questions about U.S. federal (including the application of the alternative minimum tax rules), state, local or foreign tax consequences to them of investing in the Company.

A shareholder that is a nonresident alien individual or a foreign corporation (a “foreign investor”) generally will be subject to U.S. federal withholding tax at the rate of 30% (or possibly a lower rate provided by an applicable tax treaty) on ordinary income dividends. A foreign investor generally will not be subject to U.S. federal income or withholding tax on any gain realized in respect of any distributions of net capital gain (including net capital gain retained by the Company but credited to shareholders) or upon the sale or other disposition of shares of the Company. Different tax consequences may result (i) if the foreign investor is engaged in a trade or business in the United States, (ii) in the case of an individual, if the foreign investor is present in the United States for 183 days or more during a taxable year and certain other conditions are met, or (iii) subject to certain exceptions, if we are, or during prescribed testing periods have been, a USRPHC or, in the case of certain distributions, a “qualified investment entity,” each within the meaning of FIRPTA.

Properly reported ordinary income dividends are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of a RIC’s “qualified net interest income” (generally, the RIC’s U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of a RIC’s “qualified short term gains” (generally, the excess of the RIC’s net short term capital gain over the RIC’s net long term capital loss for such taxable year). Depending on its circumstances, the Company may report all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short term gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a foreign investor would need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, W-8BEN-E or substitute Form). In the case of shares held through an intermediary, the intermediary may withhold even if the Company reports the payment as qualified net interest income or qualified short term gain. Foreign investors should contact their intermediaries with respect to the application of these rules to their accounts. There can be no assurance as to what portion of the Company’s distributions would qualify for favorable treatment as qualified net interest income or qualified short term gains.

Notwithstanding the foregoing, withholding is generally required at a rate of 30% on dividends in respect of the Company’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Company’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Company’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Company or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in the Company’s shares.

Foreign investors should consult their tax advisers regarding the tax consequences of investing in the Company’s shares.

The Company may be required to withhold U.S. federal income tax on all taxable distributions and redemption proceeds payable to non-corporate shareholders who fail to provide the Company (or its agent) with their correct taxpayer identification number or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

THE FOREGOING IS A GENERAL AND ABBREVIATED SUMMARY OF CERTAIN PROVISIONS OF THE CODE AND TREASURY REGULATIONS PRESENTLY IN EFFECT. FOR THE COMPLETE PROVISIONS, REFERENCE SHOULD BE MADE TO THE PERTINENT CODE SECTIONS AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER. THE DISCUSSION SET FORTH ABOVE IS SUBJECT TO CHANGE BY LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION,

EITHER PROSPECTIVELY OR RETROACTIVELY. PERSONS CONSIDERING AN INVESTMENT IN OUR SHARES SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF THE COMPANY.

TAX CONSEQUENCES OF THE OWNERSHIP OF SERIES A PREFERRED SHARES—FOLLOWING THE CONVERSION

Taxation of the Company as a REIT

Pursuant to the Conversion, the Company intends to elect to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 2021. We believe that we will be organized, and expect to operate in such a manner as to continue to qualify for taxation, as a REIT. However, our qualification and taxation as a REIT will depend on our ability to meet, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by tax counsel. In addition, our ability to qualify for taxation as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by tax counsel. Our ability to qualify for taxation as a REIT also requires that we satisfy specified asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT commencing January 1, 2021, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify”.

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment, which is similar to the treatment the Company is currently subject to as a RIC, substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Any net operating losses, foreign tax credits and other tax attributes generally will not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•

If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than “foreclosure property,” such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as foreclosure property, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

If we were to derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit (“REMIC”)), we could be subject to corporate level U.S. federal income tax at the highest applicable rate to the extent that such income is allocable to specified types of tax-exempt shareholders known as “disqualified organizations” that are not subject to unrelated business income tax.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT or a RIC (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.

in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below (including with respect to the nature of its income and assets).

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, is expected to begin January 1, 2021). As part of the Conversion, we have amended our Declaration of Trust to provide for restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end to satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we are or become a limited partner or non-managing member in any entity treated as a partnership and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that an entity treated as a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in such entity or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us (either directly or through other disregarded entities), including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in a disregarded subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to hold assets that, if held by us directly, may cause us to fail to satisfy the REIT asset tests, to perform services or conduct activities that give rise to certain categories of income such as certain fees, or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions, as described below.

The TRS rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s length basis.

Subsidiary REITs. We currently own stock in certain entities that are intended to be treated as REITs. Our stock of any subsidiary REIT will generally be treated as a qualifying real estate asset for purposes of the REIT asset requirements (see “—Asset Tests” below), and any dividend income or gains derived by us from such stock will generally be treated as income that qualifies for purposes of the 95% and 75% gross income tests (see “—Income Tests” below), provided, in each case, that such subsidiary qualifies as a REIT. We and any subsidiary REIT are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements. If our subsidiary REIT were to fail to qualify as a REIT, it would then be a regular taxable corporation, and its income would be subject to U.S. federal income tax. In addition, a failure of such subsidiary to qualify as a REIT would likely have an adverse effect on our ability to comply with the REIT asset and income requirements described below, and thus our ability to qualify as a REIT. Moreover, if we cause a subsidiary REIT to liquidate for U.S. federal income tax purposes, or to otherwise transfer assets to us, in a manner that causes us to be a “successor” to such REIT, a failure of such subsidiary REIT to qualify as a REIT (including for past years) could prohibit us from being eligible to elect to be subject to tax as a REIT.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in prohibited transactions, discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property” (as described below), gains from the sale of real property, mortgages on real property, and shares in other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will generally not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space;

•

Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an “independent contractor” from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will generally be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In certain cases, personal property collateral securing a loan that we hold may be treated as real property for purposes of the foregoing rules. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

We may invest in mortgage-backed securities or other securitization vehicles. If these investments are treated as interests in grantor trusts for U.S. federal income tax purposes, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. We also may invest in interests in REMICs for U.S. federal income tax purposes, in which case income derived from such REMIC interests would generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of its income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income. To the extent that we hold interests in securitizations that do not represent grantor trust or REMIC interests, the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment. Other mortgage-related investments, such as mezzanine loans, and mortgage participation interests (such as “B-notes”), “to be announced” forward contracts, and mortgage servicing rights, may be subject to special rules or uncertain treatment and may generate nonqualifying income. The Company’s ability to invest in those assets may be limited by its intention to qualify as a REIT.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. With limited exceptions, any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain specified risks, such as the risk of changes in interest rates with respect to certain of our borrowings, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business and that the instrument be properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property (and certain ancillary personal property), stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the value prong of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the value prong of the 10% asset test, as explained below).

Certain securities will not cause a violation of the value prong of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the value prong of the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay “rents from real property,” (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the value prong of the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We may invest in mortgage-backed securities or other securitization vehicles. If these investments are treated as interests in grantor trusts for U.S. federal income tax purposes, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, which would generally be treated as real estate assets to the extent that the obligation is secured by real property. We also may invest in interests in REMICs for U.S. federal income tax purposes, in which case such interests would generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC would qualify as a real estate asset. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that would generally be not be treated as real estate assets. To the extent that we hold interests in securitizations that do not represent grantor trust or REMIC interests, such assets may not qualify as real estate assets, depending upon the circumstances and the specific structure of the investment. Other mortgage-related investments, such as mezzanine loans, certain mortgage participation interests (such as “B-notes”), “to be announced” forward contracts, and mortgage servicing rights, may be subject to special rules or uncertain treatment and may not be treated as real estate assets. The Company’s ability to invest in those assets may be limited by its intention to qualify as a REIT.

We may enter into repurchase agreements under which we will nominally sell assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements, notwithstanding that we may transfer record ownership of the subject assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the applicable repurchase agreement, which characterization could jeopardize our qualification for taxation as a REIT.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in clause (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset tests to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to annually distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of

•	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

•	90% of our after tax net income, if any, from foreclosure property (see “—Foreclosure Property” below); minus

•	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (ii) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

From time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. For example, the Code contains various limitations on the deductibility of interest and other expenses and various rules that may accelerate income before the receipt of cash. If these timing differences occur, we may sell assets, borrow funds to pay dividends or pay dividends through taxable distributions of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts, and options. Income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) generally will not constitute gross income for purposes of the 75% and 95% gross income tests if we properly identify the transaction as specified in applicable Treasury Regulations and we enter into such transaction (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are “rents from real property” that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe-harbor provisions contained in the Code.

From time to time, a TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxable Mortgage Pools and Excess Inclusion Income

Certain investments in mortgage securitizations that we could make may give rise to “excess inclusion income” that would be allocated to our shareholders. A REIT is required to notify shareholders of the amount of excess inclusion income allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the shareholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate, without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. holders.

Under IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate. In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Taxation of Shareholders

Taxation of Taxable U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our Series A Preferred Shares applicable to taxable U.S. holders following the commencement of the Deregistration Year.

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by most U.S. holders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations;

•	dividends received by the REIT from other REITs to the extent designated by such other REITs as qualified dividends, or

•	income in the prior taxable year from sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

In addition, for taxable years that begin before January 1, 2026, U.S. holders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends or dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations. Under final regulations recently issued by the Treasury, in order to qualify for this deduction with respect to a dividend on our Series A Preferred Shares, a shareholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a shareholder’s holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares). Shareholders are urged to consult their tax advisors as to their ability to claim this deduction.

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. holders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to treat our U.S. holders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of the Company—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal rates in the case of U.S. holders that are individuals, trusts or estates, and ordinary income rates in the case of U.S. holders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In determining the extent to which a distribution will be treated as being made from our earning and profits, our earnings and profits will be allocated on a pro rata basis, first to distributions with respect to our preferred shares (including Series A Preferred Shares), and then to our Common Shares.

Any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Series A Preferred Shares. If a U.S. holder sells or disposes of our shares (other than pursuant to a redemption, the consequences of which are discussed under “Tax Consequences of the Ownership of Series A Preferred Shares – Prior to Conversion—Taxation of Shareholders”), the shareholder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the shareholder’s adjusted tax basis in the shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our shares will be subject to a reduced maximum U.S. federal income tax rate if the shares are held for more than one year, and will be taxed at ordinary income rates if the shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our shares that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

3.8% Medicare Tax on Investment Income. Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our shares.

Taxation of Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our Series A Preferred Shares applicable to non-U.S. holders following the Conversion.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. holder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our shares constitute a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will generally not be subject to U.S. income tax (except distributions that exceed both our earnings and profits and the shareholder’s tax basis in our shares would generally be subject to the rules under “—Dispositions of Series A Preferred Shares”). If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (i) the holder’s proportionate share of our earnings and profits, plus (ii) the shareholder’s basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Holders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to the highest corporate tax rate applied to the amount treated as attributable to our USRPIs. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to USRPI gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the United States. for 183 days or more during the taxable year and certain other requirements are met, in which case the non-U.S. holder will incur a 30% tax on his capital gains. A significant portion of our assets are USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Holders—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of shares that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. holder does not own more than 10% of that class of shares at any time during the year ending on the date on which the capital gain dividend is received. We expect that, following the listing of the Series A Preferred Shares on the New York Stock Exchange (“NYSE”), the Series A Preferred Shares will be “regularly traded” on an established securities exchange.

Dispositions of our Series A Preferred Shares. Unless our Series A Preferred Shares constitute a USRPI, a sale of such shares by a non-U.S. holder generally will not be subject to U.S. taxation. Subject to certain exceptions discussed below, our Series A Preferred Shares will be treated as a USRPI if, at any time during a prescribed testing period, 50% or more of our assets consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is possible that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our Series A Preferred Shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held, directly or indirectly, by non-U.S. holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our shares, as described in Section 897(h)(4)(E) of the Code). We believe that (assuming we are a USRPHC) we are and will remain a domestically controlled qualified investment entity, and that a sale of our Series A Preferred Shares should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Series A Preferred Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of such shares nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our outstanding Series A Preferred Shares any time during a prescribed testing period. We expect that, following the listing of the Series A Preferred Shares on the NYSE, the Series A Preferred Shares will be “regularly traded” on an established securities exchange.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Series A Preferred Shares, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (a) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other Series A Preferred Shares within 30 days after such ex-dividend date.

Special FIRPTA Rules. Certain provisions under FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. holders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our shares.

Estate Tax. If our shares are owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the shares will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning and disposing of our shares.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their UBT. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (ii) our shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of our shares or (b) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning and disposing of our shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our shares.

Foreign Account Tax Compliance Act

Sections 1471 to 1474 of the Code and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of our shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our shares held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in our shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.